                                                                  EXECUTION COPY

                       FIRST AMENDMENT TO CREDIT AGREEMENT

                          Dated as of December 1, 2003

                          with respect to that certain

                                CREDIT AGREEMENT

                           Dated as of March 28, 2002

                                      among

                                 aaiPHARMA INC.
                                   as Borrower

                   CERTAIN OF THE SUBSIDIARIES OF THE BORROWER
                         FROM TIME TO TIME PARTY HERETO
                                  as Guarantors

                                THE OTHER LENDERS
                         FROM TIME TO TIME PARTY HERETO

                                       and

                              BANK OF AMERICA, N.A.
                             as Administrative Agent

               -------------------------------------------------

                         BANC OF AMERICA SECURITIES LLC
                                       and
                          WACHOVIA CAPITAL MARKETS, LLC
                             as Joint Lead Arrangers

                         BANC OF AMERICA SECURITIES LLC,
                          WACHOVIA CAPITAL MARKETS, LLC
                                      and
                            CIBC WORLD MARKETS CORP.
                             as Joint Book Managers

                                    CIBC INC.
                              as Syndication Agent

                       WACHOVIA BANK, NATIONAL ASSOCIATION
                             as Documentation Agent

                                 FIRST AMENDMENT
                                       TO
                                CREDIT AGREEMENT

         THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this "Amendment"), dated as of December 1, 2003, is entered into by and among aaiPHARMA INC., a Delaware corporation (the "Borrower"), the Guarantors signatory hereto, the Lenders signatory hereto and BANK OF AMERICA, N.A., as Administrative Agent for the Lenders (in such capacity, the "Administrative Agent").

                                    RECITALS

         A. The Borrower, the Guarantors, the Lenders and the Administrative Agent are party to that certain Credit Agreement dated as of March 28, 2002 (as previously amended and modified, the "Existing Credit Agreement"). Unless otherwise defined herein or the context otherwise requires, terms used in this Amendment, including its preamble and recitals, have the meanings provided in the Existing Credit Agreement.

         B. The Borrower has requested certain modifications to the Existing Credit Agreement, including the replacement of the remaining Term Loan with a new $160 million term loan.

         C. Such modifications require the consent of the Lenders and of the New Lenders (as defined below).

         D. The Lenders and the New Lenders have consented to the requested modifications on the terms and conditions set forth herein.

                                    AGREEMENT

         NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I.       AMENDMENTS TO CREDIT AGREEMENT

         Subject to the satisfaction of the conditions precedent set forth in
Section 4 in Article III hereof, the Lenders hereby agree that from and after the First Amendment Effective Date (as defined below), (i) the Existing Credit Agreement is amended in its entirety to read in the form of such Credit Agreement attached hereto as Exhibit A to this Amendment (the "Amended Credit Agreement") and (ii) the other schedules and exhibits attached hereto shall be deemed to amend and replace the corresponding schedules and exhibits to the Existing Credit Agreement in their entirety.

II.      NEW LENDERS

         From and after the First Amendment Effective Date, by execution of this Amendment, each Person identified as a "Lender" on the signature pages hereto that is not already a Lender under the Existing Credit Agreement (a "New Lender") hereby acknowledges, agrees and confirms that, by its execution of this Amendment, such Person will be deemed to be a party to the Amended Credit Agreement and a "Lender" for all purposes of the Amended Credit Agreement, and shall have all of the obligations of a Lender thereunder as if it had executed the Amended Credit Agreement. Such Person hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Lenders contained in the Amended Credit Agreement.

III.     MISCELLANEOUS

         1. Representations and Warranties. Each of the Credit Parties represents and warrants to the Lenders and the Administrative Agent as follows:

                  (i) It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

                  (ii) This Amendment has been duly executed and delivered by such Credit Party and constitutes such Credit Party's legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited (x) by general principles of equity and conflicts of laws (whether enforcement is sought by proceedings in equity or at law) or by principles of good faith and fair dealing or (y) by bankruptcy, reorganization, insolvency, moratorium or other laws of general application relating to or affecting the enforcement, of creditors' rights.

                  (iii) No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Credit Party of this Amendment (except for those which have been obtained on or prior to the First Amendment Effective Date and filings and other actions to perfect the Liens created by the Collateral Documents).

                  (iv) The execution and delivery of this Amendment does not diminish or reduce its obligations under the Credit Documents (including, without limitation, in the case of each Guarantor, such Guarantor's guaranty pursuant to Section 4 of the Existing Credit Agreement) in any manner, except as specifically set forth herein and in the Amended Credit Agreement.

                  (v) Such Credit Party has no claims, counterclaims, offsets, or defenses to the Credit Documents and the performance of its obligations thereunder, or if such Credit Party has any such claims, counterclaims, offsets, or defenses to the Credit Documents or any transaction related to the Credit Documents, the same are hereby waived, relinquished and released in consideration of the Lenders' execution and delivery of this Amendment.

                  (vi) The representations and warranties of the Credit Parties set forth in Section 6 of the Existing Credit Agreement, after giving effect to the schedule amendments described in Article I hereof, are true and correct in all material respects as of the date hereof (except those that expressly relate to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date) and all of the provisions of the Credit Documents, except as amended hereby, are in full force and effect.

                  (vii) Subsequent to the execution and delivery of this Amendment and after giving effect hereto, no unwaived event has occurred and is continuing on the date hereof which constitutes a Default or an Event of Default.

         2. Liens. Each Credit Party affirms the liens and security interests created and granted by it in the Credit Documents (including, but not limited to, the Pledge Agreement and the Security Agreement) and agrees that this Amendment shall in no manner adversely affect or impair such liens and security interests.

         3. Effect of Amendment; Consent to Amendment of Other Loan Documents; Waiver of Technical Event of Default. Except as expressly modified and amended in this Amendment, in the amendment to the Security Agreement executed concurrently herewith and in the amendments to certain of the Mortgage Documents executed concurrently herewith, all of the terms, provisions and conditions of the Credit Documents shall remain unchanged and in full force and effect. By their signature hereto, each Lender hereby (a) consents to the amendments to the aforementioned Collateral Documents and authorizes the Administrative Agent to execute each such amendment, (b) consents to and authorizes the Administrative Agent to execute any modifications or addenda to that certain Agreement on the Creation of a Pledge Over Shares dated June 28, 2002 among the Borrower and the Administrative Agent that the Administrative Agent deems necessary in connection with this Amendment to preserve its perfected security interest, for the benefit of the Lenders, in 65% of the Borrower's equity interests in Applied Analytical Industries Deutschland GmbH and (c) waives any Default or Event of Default that may exist pursuant to the Borrower's failure to comply with Sections 4(i) and 5(j) and (k) of the Security Agreement in connection with timely notifying the Administrative Agent of (i) modifications and notices with respect to certain Specified Assigned Agreements and (ii) new trademarks and patents. The Credit Documents and any and all other documents heretofore, now or hereafter executed and delivered pursuant to the terms of the Existing Credit Agreement are hereby amended so that any reference to the Existing Credit Agreement shall mean a reference to the Amended Credit Agreement.

         4. Condition Precedent. This Amendment shall become effective as of the date first above written (the "First Amendment Effective Date") when, and only when, each of the following conditions shall have been satisfied (it being understood that the satisfaction of one or more of the following conditions may occur concurrently with the effectiveness of this Amendment):

                  (a) Execution of Counterparts of Amendment. The Administrative Agent shall have received counterparts of this Amendment, which collectively shall have been duly executed on behalf of the Borrower, each of the Guarantors, the Lenders under the Existing Credit Agreement (determined as of the point in time at which each of the other conditions precedent set forth in this Part III, Section 4 has been satisfied and after giving effect to clause (q) below) and each of the New Lenders.

                  (b) Execution of New Term Loan Notes. Each New Lender requesting a promissory note shall have received a promissory note representing such New Lender's commitment which shall have been duly executed on behalf of the Borrower and dated the First Amendment Effective Date.

                  (c) Corporate Documents. The Administrative Agent shall have received the following:

                           (i) Resolutions. Copies of resolutions of the Board of Directors of each Credit Party approving and adopting this Amendment, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary of such Credit Party to be true and correct and in force and effect as of the First Amendment Effective Date.

                           (ii) Good Standing. Copies of certificates of good standing, existence or its equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state or other jurisdiction of incorporation and each other jurisdiction in which the failure to so qualify and be in good standing could have a Material Adverse Effect.

                           (iii) Incumbency. An incumbency certificate of each Credit Party certified by a secretary or assistant secretary to be true and correct as of the First Amendment Effective Date.

                  (d) Opinion of Counsel. The Administrative Agent shall have received an opinion of Robinson, Bradshaw & Hinson, P.A., acting as counsel to each of the Credit Parties and a legal opinion of in-house counsel for the Credit Parties with respect to various corporate and organizational matters for each Credit Party; each in form and substance satisfactory to the Administrative Agent, together with such opinions of special and local counsel for the Credit Parties as may reasonably be requested by counsel for the Administrative Agent (including, without limitation, satisfactory opinions with respect to the amendments to the Mortgage Instruments).

                  (e) Collateral. The Administrative Agent shall have received (i) duly executed notices of grant of security interest in the form required by the Security Agreement as are necessary, in the Administrative Agent's sole discretion, to perfect the Administrative Agent's security interest in the new Collateral resulting from the Elan Transaction, (ii) fully executed and notarized amendments to each existing Mortgage Instrument, in form and substance acceptable to the Administrative Agent; (iii) an update or endorsement of the

         Mortgage Policies, in form and substance acceptable to the Administrative Agent, with respect to each amendment to an existing Mortgage Instrument and (iv) any other documents, or evidence of the completion of any other actions, reasonably requested by the Administrative Agent with respect to the Collateral.

                  (f) Consents. Receipt by the Administrative Agent of evidence that all governmental, shareholder and material third party consents (including Hart-Scott-Rodino clearance and any necessary clearance from the FDA and/or other applicable regulatory bodies) and approvals necessary in connection with the Elan Transaction (as defined in the Amended Credit Agreement) and expiration of all applicable waiting periods without any action being taken by any authority that could reasonably be expected to restrain, prevent or impose any material adverse conditions on the Elan Transaction or that could reasonably be expected to seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could reasonably be expected to have such effect.

                  (g) Consummation of Elan Transaction. The Elan Transaction shall have been consummated in all material respects in accordance with the terms of the Elan Transaction Documents (as defined in the Amended Credit Agreement) and in material compliance with applicable law and regulatory approvals, all material conditions precedent to the obligations of the buyer under the Elan Transaction Purchase Agreement (as defined in the Existing Credit Agreement as amended hereby) shall have been satisfied or waived with the prior written consent of the Administrative Agent, CIBC Inc., as Syndication Agent, and Wachovia Bank, National Association, as Documentation Agent. Subsequent to October 22, 2003, the Elan Transaction Documents shall not have been altered, amended or otherwise changed or supplemented in any material respect or any material condition therein waived, without the prior written consent of the Administrative Agent. In connection with the closing of the Elan Transaction pursuant to the Elan Transaction Documents, the Manufacturing Agreement with Roxane Laboratories, Inc. that must be assigned to the Borrower as a condition precedent to the Borrower's obligation to consummate the Elan Transaction shall have been amended, on or prior to the date of such assignment, so as to extend the duration of such agreement (on terms substantially similar to those in place prior to such amendment) to at least September 28, 2005.

                  (h) Officer's Certificates. The Administrative Agent shall have received a certificate or certificates executed by an Executive Officer of the Borrower as of the First Amendment Effective Date, in form and substance satisfactory to the Administrative Agent, stating that (i) each Credit Party is in compliance with all existing material financial obligations, (ii) all material governmental, shareholder and third party consents and approvals, if any, with respect to the Credit Documents and the transactions contemplated thereby have been obtained, (iii) no action, suit, investigation or proceeding is pending or threatened in any court or before any arbitrator or governmental instrumentality that purports to affect any Credit Party or any transaction contemplated by the Credit Documents, if such action, suit, investigation or proceeding would reasonably be expected to have a Material Adverse Effect, (iv) the transactions contemplated by the Elan Transaction Purchase Agreement have been consummated in all material respects contemporaneously with funding of the New Term Loan in accordance with the terms thereof and (v) immediately after giving effect to the Elan Transaction, (A) no Default or Event of Default exists and (B) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects (except those that expressly relate to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date).

                  (i) Solvency. The Administrative Agent shall have received a certificate executed by an Executive Officer of the Borrower as of the First Amendment Effective Date, in form and substance satisfactory to the Administrative Agent, regarding the Solvency of each of the Credit Parties on a consolidated basis (after giving effect to the Elan Transaction and the incurrence of Indebtedness related thereto).

                  (j) Fees and Expenses. The payment by the Credit Parties to the Lenders and the Administrative Agent of all fees and expenses relating to the Amendment and the Credit Agreement which are due and payable on the First Amendment Effective Date, including, without limitation, payment by the Borrower (i) to the Administrative Agent, on behalf of each Lender with a Revolving Commitment party to the Existing Credit Agreement who executes this Amendment on or before 10:00 A.M. Eastern Standard Time on November 26, 2003, of an amendment fee equal to 0.25% of the sum of each such Lender's Revolving Commitment prior to giving effect to transactions contemplated hereby, (ii) on the date hereof, of all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation the reasonable fees and expenses of Moore & Van Allen PLLC, special counsel to the Arranger and the Administrative Agent and (iii) of the other respective fees set forth in the respective fee letters executed by and among the Borrower and the agents and arrangers set forth on the cover page to this Amendment.

                  (k) Additional Financial Information. The Administrative Agent shall have received consolidated financial statements of the Borrower and its subsidiaries for the fiscal year ended December 31, 2002 and for the fiscal quarter ended June 30, 2003 and, if available, September 30, 2003 and a pro forma consolidated balance sheet, as of a recent date prior to the First Amendment Effective Date, giving effect to the Elan Transaction and the transactions contemplated hereby and reflecting estimated purchase price accounting adjustments, all in form and substance reasonably satisfactory to the Administrative Agent. Additionally, the Administrative Agent shall have received (i) the audited financial statements relating to the Elan Pain Products in the form required to be disclosed by the Securities and Exchange Commission for the fiscal year ended December 31, 2002 and the six months ended June 30, 2003 and, if available, any subsequent periods and (ii) unaudited financial statements on a monthly basis relating to the Elan Pain Products beginning with July 2003 and ending with the month immediately preceding the First Amendment Effective Date, to the extent available.

                  (l) Litigation, Etc. There shall not exist (a) any order, decree, judgment, ruling or injunction which restrains the consummation of the Elan Transaction in the manner contemplated by the Elan Transaction Documents, or (b) any pending (excluding litigation currently pending and disclosed in filings with the Securities and Exchange Commission prior to the date hereof to the extent described therein so long as there has been no materially adverse development in any such litigation since the date hereof) or threatened action, suit, investigation or proceeding, which would reasonably be expected to materially and adversely affect the Borrower or its subsidiaries, any transaction contemplated hereby or in the Credit Documents or the ability of the Borrower and its subsidiaries or any other Guarantor to perform its obligations under the Credit Documents or the ability of the Lenders to exercise their rights thereunder.

                  (m) No Material Adverse Change. There shall not have occurred a material adverse change since December 31, 2002 in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower or the Elan Pain Products, in the case of the Borrower together with its Subsidiaries taken as a whole, or in the facts and information regarding such entities and assets as represented to date; provided that the entry into the marketplace of a generic equivalent to the Roxicodone Elan Pain Product shall not be deemed such a material adverse change unless the impact of such entry as compared to the impact already accounted for in the Borrower's projections constitutes a material adverse change in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries taken as a whole.

                  (n) Minimum Credit Ratings. The Administrative Agent shall have received, in form and substance reasonably satisfactory to it, evidence that the Borrower's senior secured debt rating for the credit facilities evidenced by the Existing Credit Agreement as amended hereby has been reaffirmed (via a conference call update or meeting) at
         (i) "B2" (with an outlook of "stable") or higher by Moody's and (ii) "B+" (with an outlook of "stable") or higher by S&P.

                  (o) Minimum EBITDA. The Borrower's financial statements for the four fiscal quarters ended as of September 30, 2003 shall evidence a minimum Consolidated EBITDA (as defined in the Amended Credit Agreement), determined on a Pro Forma Basis (as defined in the Amended Credit Agreement) after giving effect to the Elan Transaction, of not less than $115.0 million.

                  (p) Maximum Total Leverage Ratio. As of September 30, 2003, the Borrower shall have a Total Leverage Ratio (as defined in the Amended Credit Agreement), determined on a Pro Forma Basis (as defined in the Amended Credit Agreement) after giving effect to the Elan Transaction, of not greater than 3.25:1.0.

                  (q) Prepayment of Existing Term Loan. The Borrower shall have prepaid (or concurrently with the effectiveness hereof, shall prepay) the remaining principal balance of the Term Loan, together with all accrued interest and any breakage costs, in full.

         5. Construction. This Amendment is a Credit Document executed pursuant to the Existing Credit Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with the terms and provisions of the Existing Credit Agreement as amended hereby.

         6. Counterparts. This Amendment may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

         7. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

         8. Binding Effect. This Amendment, the Existing Credit Agreement as amended hereby and the other Credit Documents embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof. These Credit Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. Except as expressly modified and amended in this Amendment, all the terms, provisions and conditions of the Credit Documents shall remain unchanged and shall continue in full force and effect.

         9. Severability. If any provision of this Amendment is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

                  [Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

BORROWER:                            aaiPHARMA INC.

                                     By: /s/ Philip S. Tabbiner
                                         ------------------------------------
                                     Name: Philip S. Tabbiner
                                     Title: President and Chief Executive
                                            Officer

GUARANTORS:                          APPLIED ANALYTICAL INDUSTRIES
                                         LEARNING CENTER, INC.
                                     AAI TECHNOLOGIES, INC.
                                     AAI DEVELOPMENT SERVICES, INC. (f/k/a
                                         AAI INTERNATIONAL, INC.)
                                     AAI PROPERTIES, INC.
                                     KANSAS CITY ANALYTICAL SERVICES, INC.
                                     AAI DEVELOPMENT SERVICES, INC. (f/k/a
                                         AAI INTERNATIONAL CLINICAL TRIALS,
                                         INC. f/k/a MEDICAL & TECHNICAL RESEARCH
                                         ASSOCIATES, INC.)
                                     AAI JAPAN, INC.
                                     aaiPHARMA LLC (f/k/a NEOSAN
                                     PHARMACEUTICALS, INC.)

                                     By: /s/ William L. Ginna, Jr.
                                         ------------------------------------
                                     Name: William L. Ginna, Jr.
                                     Title: Vice President

ADMINISTRATIVE AGENT:                BANK OF AMERICA, N.A.,
                                     in its capacity as Administrative Agent

                                     By: /s/ Craig Murless
                                         -----------------------------------
                                     Name: Craig Murless
                                     Title: Vice President

LENDERS:                             BANK OF AMERICA, N.A.,
                                     individually in its capacity as a Lender

                                     By: /s/ Craig Murless
                                         ------------------------------------
                                     Name: Craig Murless
                                     Title: Vice President

                                     WACHOVIA BANK,
                                     NATIONAL ASSOCIATION

                                     By: /s/ Chris McCrory
                                         ------------------------------------
                                     Name: Chris McCrory
                                     Title: Associate

                                     CIBC INC.

                                     By: /s/ Terence Moore
                                         ------------------------------------
                                     Name: Terence Moore
                                     Title: Executive Director

                                     GENERAL ELECTRIC CAPITAL CORPORATION

                                     By: /s/ Lindsay Rheama
                                         ---------------------------------
                                     Name: Lindsay Rheama
                                     Title: Duly Authorized Signatory

                                     CAROLINA FIRST BANK

                                     By: /s/ Charles D. Chamberlain
                                         ------------------------------------
                                     Name: Charles D. Chamberlain
                                     Title: Executive Vice President

NEW LENDER:

                                    EXHIBIT A

                                CREDIT AGREEMENT

                     Dated as of March 28, 2002, as amended

                                      among

                                 aaiPHARMA INC.
                                   as Borrower

                   CERTAIN OF THE SUBSIDIARIES OF THE BORROWER
                         FROM TIME TO TIME PARTY HERETO
                                  as Guarantors

                                THE OTHER LENDERS
                         FROM TIME TO TIME PARTY HERETO

                                       and

                              BANK OF AMERICA, N.A.
                             as Administrative Agent

             ------------------------------------------------------

                         BANC OF AMERICA SECURITIES LLC
                   as Sole Lead Arranger and Sole Book Manager

             FIRST UNION SECURITIES, INC. d/b/a WACHOVIA SECURITIES

                                       and

                            CIBC WORLD MARKETS CORP.
                            as Co-Syndication Agents

                                       and
                      GENERAL ELECTRIC CAPITAL CORPORATION
                             as Documentation Agent

                                TABLE OF CONTENTS

SECTION 1  DEFINITIONS...........................................................................................        1
         1.1      Definitions....................................................................................        1
         1.2      Computation of Time Periods....................................................................       35
         1.3      Accounting Terms...............................................................................       35

SECTION 2  CREDIT FACILITIES.....................................................................................       36
         2.1      Revolving Loans................................................................................       36
         2.2      Swing Line Loans Subfacility...................................................................       38
         2.3      New Term Loan..................................................................................       39
         2.4      Letter of Credit Subfacility...................................................................       42
         2.5      Increase in Revolving Commitments..............................................................       48

SECTION 3  OTHER PROVISIONS RELATING TO CREDIT FACILITIES........................................................       49
         3.1      Default Rate...................................................................................       49
         3.2      Extension and Conversion.......................................................................       50
         3.3      Prepayments....................................................................................       50
         3.4      Termination and Reduction of Revolving Committed Amount........................................       54
         3.5      Fees...........................................................................................       55
         3.6      Capital Adequacy...............................................................................       56
         3.7      Limitation on Eurodollar Loans.................................................................       57
         3.8      Illegality.....................................................................................       57
         3.9      Requirements of Law............................................................................       57
         3.10     Treatment of Affected Loans....................................................................       59
         3.11     Taxes..........................................................................................       59
         3.12     Compensation...................................................................................       61
         3.13     Pro Rata Treatment.............................................................................       62
         3.14     Sharing of Payments............................................................................       63
         3.15     Payments, Computations, Etc....................................................................       64
         3.16     Evidence of Debt...............................................................................       66
         3.17     Mandatory Assignment...........................................................................       67

SECTION 4  GUARANTY..............................................................................................       67
         4.1      The Guaranty...................................................................................       67
         4.2      Obligations Unconditional......................................................................       68
         4.3      Reinstatement..................................................................................       69
         4.4      Certain Additional Waivers.....................................................................       69
         4.5      Remedies.......................................................................................       69
         4.6      Rights of Contribution.........................................................................       70
         4.7      Guarantee of Payment; Continuing Guarantee.....................................................       71

SECTION 5  CONDITIONS............................................................................................       71
         5.1      Closing Conditions.............................................................................       71
         5.2      Conditions to all Extensions of Credit.........................................................       77

SECTION 6  REPRESENTATIONS AND WARRANTIES........................................................................       77
         6.1      Financial Condition............................................................................       77
         6.2      No Material Change.............................................................................       79
         6.3      Organization and Good Standing.................................................................       79
         6.4      Power; Authorization; Enforceable Obligations..................................................       79
         6.5      No Conflicts...................................................................................       79
         6.6      No Default.....................................................................................       80
         6.7      Ownership of Properties........................................................................       80
         6.8      Indebtedness...................................................................................       80
         6.9      Litigation.....................................................................................       80
         6.10     Taxes..........................................................................................       81
         6.11     Compliance with Law............................................................................       81
         6.12     ERISA..........................................................................................       81
         6.13     Corporate Structure; Capital Stock, etc........................................................       83
         6.14     Governmental Regulations, Etc..................................................................       83
         6.15     Purpose of Loans and Letters of Credit.........................................................       84
         6.16     Environmental Matters..........................................................................       84
         6.17     Intellectual Property..........................................................................       85
         6.18     Solvency.......................................................................................       85
         6.19     Investments....................................................................................       85
         6.20     Business Locations.............................................................................       86
         6.21     Disclosure.....................................................................................       86
         6.22     No Burdensome Restrictions.....................................................................       86
         6.23     Brokers' Fees..................................................................................       86
         6.24     Labor Matters..................................................................................       86
         6.25     Nature of Business.............................................................................       86
         6.26     Transactions with Affiliates...................................................................       87
         6.27     Tax Shelter Regulations........................................................................       87

SECTION 7  AFFIRMATIVE COVENANTS.................................................................................       88
         7.1      Information Covenants..........................................................................       88
         7.2      Preservation of Existence and Franchises.......................................................       92
         7.3      Books and Records..............................................................................       92
         7.4      Compliance with Law............................................................................       92
         7.5      Payment of Taxes and Other Claims..............................................................       92
         7.6      Insurance......................................................................................       93
         7.7      Maintenance of Property........................................................................       93
         7.8      Use of Proceeds................................................................................       94
         7.9      Audits/Inspections.............................................................................       94
         7.10     Financial Covenants............................................................................       94
         7.11     Additional Guarantors..........................................................................       96
         7.12     Pledged Assets.................................................................................       96
         7.13     Post-Closing Deliveries and Actions............................................................       97
         7.14     Interest Rate Protection.......................................................................       98

SECTION 8  NEGATIVE COVENANTS....................................................................................       99
         8.1      Indebtedness...................................................................................       99
         8.2      Liens..........................................................................................      101
         8.3      Nature of Business.............................................................................      103
         8.4      Consolidation, Merger, Dissolution, etc........................................................      103
         8.5      Asset Dispositions.............................................................................      104
         8.6      Investments....................................................................................      104
         8.7      Restricted Payments............................................................................      108
         8.8      Other Indebtedness.............................................................................      109
         8.9      Transactions with Affiliates...................................................................      109
         8.10     Fiscal Year; Organizational Documents..........................................................      110
         8.11     Limitation on Restricted Actions...............................................................      110
         8.12     Ownership of Subsidiaries......................................................................      110
         8.13     Sale Leasebacks................................................................................      111
         8.14     Capital Expenditures...........................................................................      111
         8.15     No Further Negative Pledges....................................................................      111

SECTION 9  EVENTS OF DEFAULT.....................................................................................      112
         9.1      Events of Default..............................................................................      112
         9.2      Acceleration; Remedies.........................................................................      114

SECTION 10  AGENCY PROVISIONS....................................................................................      115
         10.1     Appointment and Authorization of Administrative Agent..........................................      115
         10.2     Delegation of Duties...........................................................................      116
         10.3     Liability of Administrative Agent..............................................................      116
         10.4     Reliance by Administrative Agent...............................................................      117
         10.5     Notice of Default..............................................................................      117
         10.6     Credit Decision; Disclosure of Information by Administrative Agent.............................      118
         10.7     Indemnification of Administrative Agent........................................................      118
         10.8     Administrative Agent in its Individual Capacity................................................      119
         10.9     Successor Administrative Agent.................................................................      119
         10.10    Administrative Agent May File Proofs of Claim..................................................      120
         10.11    Collateral and Guaranty Matters................................................................      121
         10.12    Other Agents; Lead Managers....................................................................      122

SECTION 11  MISCELLANEOUS........................................................................................      122
         11.1     Notices and Other Communications; Facsimile Copies.............................................      122
         11.2     Right of Set-Off; Adjustments..................................................................      123
         11.3     Successors and Assigns.........................................................................      123
         11.4     No Waiver; Remedies Cumulative.................................................................      127
         11.5     Expenses; Indemnification......................................................................      127
         11.6     Amendments, Waivers and Consents...............................................................      128
         11.7     Counterparts...................................................................................      131
         11.8     Headings.......................................................................................      131
         11.9     Survival.......................................................................................      131
         11.10    Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial.........................      131

         11.11    Severability...................................................................................      132
         11.12    Entirety.......................................................................................      132
         11.13    Binding Effect; Termination....................................................................      133
         11.14    Confidentiality................................................................................      133
         11.15    Source of Funds................................................................................      134
         11.16    Regulation D...................................................................................      135
         11.17    Conflict.......................................................................................      135
         11.18    USA Patriot Act Notice.........................................................................      135

                                    SCHEDULES

Schedule 1.1           Excluded Property
Schedule 2.1(a)        Lenders
Schedule 2.4(a)        Existing Letters of Credit
Schedule 6.3           Organization and Good Standing
Schedule 6.4           Required Consents, Authorizations, Notices and Filings
Schedule 6.7           Ownership of Properties
Schedule 6.9           Litigation
Schedule 6.12          ERISA
Schedule 6.13A         Description of Corporate Capital and Ownership Structure
Schedule 6.13B         Subsidiaries
Schedule 6.16          Environmental Disclosures
Schedule 6.17          Intellectual Property
Schedule 6.20(a)       Real Properties
Schedule 6.20(b)       Tangible Personal Property Locations
Schedule 6.20(c)       Chief Executive Offices/Principal Places of Business
Schedule 6.24          Labor Matters
Schedule 6.26          Affiliate Transactions
Schedule 7.6           Insurance
Schedule 8.1           Indebtedness
Schedule 8.2           Liens
Schedule 8.6           Investments
Schedule 8.7           Restricted Payments
Schedule 8.9           Transactions with Affiliates
Schedule 8.11          Limitation on Restricted Actions
Schedule 8.13          Potential Sale Leasebacks
Schedule 11.1          Certain Addresses for Notices

                                    EXHIBITS

Exhibit 2.1(b)(i)      Form of Notice of Borrowing
Exhibit 2.1(e)         Form of Revolving Note
Exhibit 2.2(b)         Form of Swing Line Loan Request
Exhibit 2.2(e)         Form of Swing Line Note
Exhibit 2.3(f)         Form of New Term Note
Exhibit 3.2            Form of Notice of Extension/Conversion
Exhibit 7.1(c)         Form of Officer's Compliance Certificate
Exhibit 7.11           Form of Joinder Agreement
Exhibit 11.3           Form of Assignment and Assumption Agreement

                                CREDIT AGREEMENT

         THIS CREDIT AGREEMENT, dated as of March 28, 2002 (as amended, modified, restated or supplemented from time to time, the "Credit Agreement"), is by and among aaiPHARMA INC., formerly Applied Analytical Industries, Inc., a Delaware corporation (the "Borrower"), the Guarantors (as defined herein), the Lenders (as defined herein) from time to time party hereto and BANK OF AMERICA, N.A. ("Bank of America"), as Administrative Agent for the Lenders (in such capacity, the "Administrative Agent").

                               W I T N E S S E T H

         WHEREAS, the Borrower and the Guarantors have requested the Lenders to provide senior credit facilities to the Borrower in the aggregate principal amount of up to, initially, $175,000,000 and, as of the First Amendment Effective Date (as defined herein), $245,000,000; and

         WHEREAS, the Lenders have agreed to make the requested senior credit facilities available to the Borrower on the terms and conditions hereinafter set forth.

         NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                    SECTION 1

                                   DEFINITIONS

         1.1      DEFINITIONS.

         As used in this Credit Agreement, the following terms shall have the meanings specified below unless the context otherwise requires:

                  "aaiPharma LLC" means aaiPharma LLC, a Delaware limited liability company, formerly known as NeoSan Pharmaceuticals, Inc., a Delaware corporation, together with any permitted successors and assigns.

                  "Acquisition", by any Person, means the acquisition by such Person of all of the Capital Stock, all or substantially all of the Property or all or substantially all of the intellectual property rights to a pharmaceutical product or product line of another Person, whether or not involving a merger or consolidation with such other Person.

                  "Act" shall have the meaning assigned to such term in Section 11.18.

                  "Adjusted Base Rate" means the Base Rate plus the Applicable Percentage.

                  "Adjusted Eurodollar Rate" means the Eurodollar Rate plus the Applicable Percentage.

                  "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

                  "Affiliate" means, with respect to any Person, any other Person (i) directly or indirectly controlling or controlled by or under direct or indirect common control with such Person or (ii) directly or indirectly owning or holding ten percent (10%) or more of the Voting Stock in such Person. For purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

                  "Agency Services Address" means Bank of America, N.A., 101 N. Tryon Street, NC1-001-15-04, Charlotte, North Carolina 28255, or such other address as may be identified by written notice from the Administrative Agent to the Borrower.

                  "Administrative Agent" shall have the meaning assigned to such term in the heading hereof, together with any permitted successors or assigns.

                  "Agent-Related Persons" means the Administrative Agent (including any successor administrative agent), together with its Affiliates (including, in the case of Bank of America in its capacity as the Agent, Banc of America Securities LLC), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

                  "Applicable Lending Office" means, for each Lender, the office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower by written notice as the office by which its Eurodollar Loans are made and maintained.

                  "Applicable Percentage" means (a) for purposes of calculating the applicable interest rate for any day for Revolving Loans, the applicable rate of the Unused Fee for any day for purposes of Section 3.5(a) or the applicable rate of the Letter of Credit Fee for any day for purposes of Section 3.5(c), the appropriate applicable percentage corresponding to the relevant Total Leverage Ratio set forth below:

                                 FOR REVOLVING LOANS

                                                           FOR
PRICING     TOTAL LEVERAGE    EURODOLLAR    BASE RATE     UNUSED      FOR LETTER OF
 LEVEL           RATIO           LOANS        LOANS        FEE         CREDIT FEES
-----------------------------------------------------------------------------------
  1          Greater than        3.50%        2.50%        0.50%           3.50%
               3.75:1.0

  2          Less than or        3.25%        2.25%        0.50%           3.25%
               equal to
             3.75:1.0, but
             greater than
               3.25:1.0

  3          Less than or        3.00%        2.00%        0.50%           3.00%
               equal to
             3.25:1.0, but
             greater than
               2.75:1.0

  4          Less than or        2.50%        1.50%        0.50%           2.50%
               equal to
             2.75:1.0, but
             greater than
               2.25:1.0

  5          Less than or        2.00%        1.00%        0.50%           2.00%
           equal to 2.25:1.0

         and (b) for purposes of calculating the applicable interest rate for any day for the New Term Loan, the appropriate applicable percentage corresponding to the Debt Rating in effect from time to time as described below:

PRICING
 LEVEL            DEBT RATING               FOR EURODOLLAR LOANS    FOR BASE RATE LOANS
---------------------------------------------------------------------------------------
   I        < or = B from S&P or
            < or = B2 from Moody's                  3.25%                         2.25%

   II       > or = B+ from S&P and
            > or = B1 from Moody's                  3.00%                         2.00%

                  The Applicable Percentages (other than those for the New Term
         Loan) shall be determined and adjusted quarterly on the date (each a "Calculation Date") five Business Days after the date by which the Credit Parties are required to provide the officer's certificate in accordance with the provisions of Section 7.1(c) for the most recently ended fiscal quarter of the Consolidated Parties; provided, however, that (i) the initial Applicable Percentages (other than for the New Term Loan) shall be based on Pricing Level 3 (as shown above) and shall remain at Pricing Level 3 until the Calculation Date for the fiscal quarter of the Consolidated Parties ending on December 31, 2003, on and after which time the Applicable Percentages shall be determined by the Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Consolidated Parties preceding the applicable Calculation Date; and (ii) if the Credit Parties fail to provide the officer's certificate to the Agency Services Address as required by
         Section 7.1(c) for the last day of the most recently ended fiscal quarter of the Consolidated Parties preceding the applicable Calculation Date, the Applicable Percentage from such Calculation Date shall be based on Pricing Level 1 until such time as an appropriate officer's certificate is provided, whereupon the Pricing Level shall be determined by the Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Consolidated Parties preceding such Calculation Date.

                  The Applicable Percentage for the New Term Loan shall be determined and adjusted on the date (each a "New Term Loan Calculation Date") one Business Day after the date on which the Borrower's Debt Rating is upgraded or downgraded in a manner which requires a change in the then applicable Pricing Level set forth above; provided, however, that the initial Applicable Percentage for the New Term Loan shall be based on Pricing Level I until the first New Term Loan Calculation Date to occur subsequent to the Closing Date. Each Applicable Percentage shall be effective from one New Term Loan Calculation Date until the next New Term Loan Calculation Date.

                  "Application Period" means, in respect of any Asset Disposition, the period of 180 days (or such earlier date as provided for reinvestment of the proceeds thereof under the documents evidencing or governing any Subordinated Indebtedness) following the consummation of such Asset Disposition; provided that such 180 day period may be extended for not more than an additional 90 days if (i) the applicable Credit Party is diligently pursuing a specific Eligible Reinvestment in good faith but can not complete such Eligible Reinvestment within the initial 180 day period and (ii) the Borrower is not otherwise in Default.

                  "Approved Fund" means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

                  "Arranger" means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

                  "Asset Disposition" means any disposition (including pursuant to a Sale and Leaseback Transaction) of any or all of the Property (including without limitation the Capital Stock of a Subsidiary) of any Consolidated Party whether by sale, lease, licensing, transfer or otherwise, but other than pursuant to any casualty or condemnation event; provided, however, that an Equity Issuance shall not constitute an Asset Disposition.

                  "Asset Disposition Prepayment Event" means, with respect to any Asset Disposition other than an Excluded Asset Disposition, the failure of the Credit Parties to apply (or cause to be applied) the Net Cash Proceeds of such Asset Disposition to Eligible Reinvestments during the Application Period for such Asset Disposition.

                  "Assignment and Assumption Agreement" means an Assignment and Assumption Agreement substantially in the form of Exhibit 11.3.

                  "Availability" means, as of any date of determination, (i) the Revolving Committed Amount as of such date minus (ii) the aggregate principal amount of outstanding Revolving Loans and Swing Line Loans on such date minus (iii) LOC Obligations outstanding on such date.

                  "Bank of America" means Bank of America, N.A. and its successors.

                  "Bankruptcy Code" means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

                  "Bankruptcy Event" means, with respect to any Person, the occurrence of any of the following: (i) the entry of a decree or order for relief by a court or governmental agency in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or the appointment by a court or governmental agency of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or the ordering of the winding up or liquidation of its affairs by a court or governmental agency; or (ii) the commencement against such Person of an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or of any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed for a period of sixty (60) consecutive days, or the repossession or seizure by a creditor of such Person of a substantial part of its Property; or (iii) such Person shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or the taking possession by a receiver, liquidator, assignee, secured creditor, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or make any general assignment for the benefit of creditors; or (iv) such Person shall be unable to, or shall admit in writing its inability to, pay its debts generally as they become due.

                  "Base Rate" means, for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and
         (b) the Prime Rate in effect on such day.

                  "Base Rate Loan" means any Loan bearing interest at a rate determined by reference to the Base Rate.

                  "Borrower" means the Person identified as such in the heading hereof, together with any permitted successors and assigns.

                  "Brethine Product" means the intangible assets, assumed customer orders and specified inventory of Novartis Pharmaceuticals Corporation and/or its subsidiaries associated with the following terbutaline sulfate products marketed and sold for use in conducting business in the United States and Puerto Rico under the trademark "Brethine(R)", in all dosage strengths: (i) Brethine(R) tablets and
         (ii) Brethine(R) intravenous ampules.

                  "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized or required by law to close, except that, when used in connection with a Eurodollar Loan, such day shall also be a day on which dealings between banks are carried on in Dollar deposits in London, England.

                  "Businesses" means, at any time, a collective reference to the businesses operated by the Consolidated Parties at such time.

                  "Calculation Date" shall have the meaning assigned to such term in the definition of Applicable Percentage.

                  "Capital Lease" means, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

                  "Capital Stock" means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and
         (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (other than cash performance bonuses and similar compensation arrangements not constituting equity).

                  "Cash Equivalents" means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition,
         (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank being an "Approved Bank"), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $500,000,000 and at least 95% of the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d).

                  "Change of Control" means any of the following events: (a) the sale, lease, transfer or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole to any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act), (b) any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act) other than Frederick D. Sancilio or his Related Parties, shall have acquired beneficial ownership, directly or indirectly, of, or shall have acquired by contract or otherwise control over, 35% or more of the outstanding Voting Stock of the Borrower, (c) Continuing Directors shall fail to constitute a majority of the members of the board of directors of the Borrower or (d) the occurrence of a "Change of Control" (or any comparable term) under, and as defined in, the documents evidencing or governing any Subordinated Indebtedness. As used herein, "beneficial ownership" shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act.

                  "Closing Date" means the date hereof.

                  "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

                  "Collateral" means a collective reference to all real and personal Property (other than Excluded Property) with respect to which Liens in favor of the Administrative Agent are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

                  "Collateral Documents" means a collective reference to the Pledge Agreement, the Security Agreement and the Mortgage Instruments.

                  "Commitment" means (i) with respect to each Lender, the Revolving Commitment of such Lender and the New Term Loan Commitment of such Lender, (ii) with respect to the Swing Line Lender, the Swing Line Committed Amount and (iii) with respect to the Issuing Lender, LOC Commitments.

                  "Consolidated Capital Expenditures" means, as of any date for the applicable period ending on such date with respect to the Consolidated Parties on a consolidated basis, all capital expenditures, as determined in accordance with GAAP; provided, however, that Consolidated Capital Expenditures shall not include Eligible Reinvestments made with proceeds of any Involuntary Disposition or Permitted Asset Disposition.

                  "Consolidated Cash Taxes" means, as of any date for the applicable period ending on such date with respect to the Consolidated Parties on a consolidated basis, the aggregate of all taxes, as determined in accordance with GAAP, to the extent the same are paid in cash during such period.

                  "Consolidated EBITDA" means, as of any date, for the applicable period ending on such date with respect to the Consolidated Parties on a consolidated basis, the sum of (a) Consolidated Net Income, plus (b) an amount which, in the determination of Consolidated Net Income, has been deducted for (i) Consolidated Interest Expense,
         (ii) income, value-added, franchise and similar taxes, (iii) depreciation and amortization expense, (iv) any other non-cash expenses or charges (including non-cash amortization or write-offs of financing costs), (v) non-recurring cash charges and costs, not to exceed $1,000,000 in the aggregate for all periods, arising in connection with the Elan Transaction, and (vi) non-recurring cash charges and costs recognized in connection with Permitted Acquisitions and Asset Dispositions permitted under this Credit Agreement, to the extent such charges and costs are approved by the Administrative Agent and, if such charges and costs would exceed $3,000,000 in the aggregate for any period of four fiscal quarters (exclusive of charges and costs added back pursuant to clause (v) above), by the Required Lenders, minus (c) non-cash gains included in Consolidated Net Income minus (d) non-recurring cash gains included in Consolidated Net Income, to the extent such non-recurring cash gains exceed $3,000,000 in the aggregate for any period of four fiscal quarters.

                  "Consolidated Interest Expense" means, as of any date for the applicable period ending on such date with respect to the Consolidated Parties on a consolidated basis, interest expense paid in cash (including the amortization of debt discount and premium, the interest component under Capital Leases and all unused fees and similar ongoing fees), as determined in accordance with GAAP.

                  "Consolidated Net Income" means, as of any date for the applicable period ending on such date with respect to the Consolidated Parties on a consolidated basis, net income (excluding extraordinary items) after interest expense, income, value-added, franchise and similar taxes and depreciation and amortization, all as determined in accordance with GAAP.

                  "Consolidated Parties" means a collective reference to the Borrower and its Subsidiaries, and "Consolidated Party" means any one of them.

                  "Consolidated Scheduled Funded Debt Payments" means, as of any date for the applicable period ending on such date with respect to the Consolidated Parties on a consolidated basis, the sum of all scheduled payments of principal on Funded Indebtedness (including the implied principal component of payments due on Capital Leases and Synthetic Leases, but excluding voluntary prepayments or mandatory prepayments required pursuant to Section 3.3), as determined in accordance with GAAP.

                  "Continue", "Continuation" and "Continued" shall refer to the continuation pursuant to Section 3.2 hereof of a Eurodollar Loan from one Interest Period to the next Interest Period.

                  "Continuing Director" means, as of any date of determination, any member of the board of directors of the Borrower who (x) was a member of the board of directors of the Borrower as of the Closing Date or (y) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.

                  "Contractual Obligation" means, with respect to a Person, any provision of (i) any security issued by such Person, including provisions contained in the articles or certificate of incorporation or bylaws or other organizational or governing documents of such Person, or (ii) any agreement, franchise, license, lease, permit, undertaking, contract, indenture, mortgage, deed of trust or other instrument or understanding to which such Person is a party or by which it or any of its assets or property is bound.

                  "Convert", "Conversion" and "Converted" shall refer to a conversion pursuant to Section 3.2 or Sections 3.7 through 3.12, inclusive, of a Base Rate Loan into a Eurodollar Loan.

                  "Credit Documents" means a collective reference to this Credit Agreement, the Notes, each Joinder Agreement, the Fee Letters and the Collateral Documents (in each case as the same may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time), and "Credit Document" means any one of them.

                  "Credit Facilities" means the credit facilities evidenced by this Credit Agreement.

                  "Credit Parties" means a collective reference to the Borrower and the Guarantors, and "Credit Party" means any one of them.

                  "Credit Party Obligations" means, without duplication, (i) all of the obligations of the Credit Parties to the Lenders (including the Issuing Lender and the Swing Line Lender) and the Administrative Agent, whenever arising, under this Credit Agreement, the Notes, the Collateral Documents or any of the other Credit Documents (including, but not limited to, any interest accruing after the occurrence of a Bankruptcy Event with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code) and (ii) all liabilities and obligations, whenever arising, owing under any Hedging Agreement from any Credit Party to any counterparty that is, at the time of execution of such Hedging Agreement, a Lender or an Affiliate of a Lender.

                  "Darvon Product" means all right, title and interest in the United States and United States territorial rights to the Darvon-N(R), Darvon (R), Darvocet-N(R) branded product lines and certain related assets acquired by aaiPharma LLC from Eli Lilly and Company pursuant to the Darvon Purchase Agreement.

                  "Darvon Purchase Agreement" means that certain Asset Purchase Agreement by and among Eli Lilly and Company and aaiPharma LLC, dated as of February 18, 2002, as amended.

                  "Darvon Transaction" means the Borrower's acquisition of the Darvon Product from Eli Lilly and Company and/or its subsidiaries pursuant to the Darvon Transaction Documents.

                  "Darvon Transaction Documents" shall have the meaning assigned to such term in Section 5.1(j).

                  "Debt Issuance" means the issuance by any Consolidated Party of any Indebtedness of the type referred to in clause (a) or (b) of the definition thereof set forth in this Section 1.1.

                  "Debt Issuance Prepayment Event" means the receipt by any Consolidated Party of proceeds from any Debt Issuance other than an Excluded Debt Issuance.

                  "Debt Rating" means the long-term senior secured debt rating assigned by S&P and Moody's, respectively, to the Credit Facilities.

                  "Default" means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

                  "Defaulting Lender" means, at any time, any Lender that, as determined by the Administrative Agent, (a) has failed to make a Loan or purchase a Participation Interest required pursuant to the term of this Credit Agreement within one Business Day of when due, (b) other than as set forth in (a) above, has failed to pay to the Administrative Agent or any Lender an amount owed by such Lender pursuant to the terms of this Credit Agreement within one Business Day of when due, unless such amount is subject to a good faith dispute or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or with respect to which (or with respect to any of the assets of which) a receiver, trustee or similar official has been appointed.

                  "Dollars" and "$" means dollars in lawful currency of the United States.

                  "Domestic Subsidiary" means any direct or indirect Subsidiary of the Borrower which is incorporated or organized under the laws of any State of the United States or the District of Columbia.

                  "Elan Pain Products" means all right, title and interest in the United States and United States territorial rights to the Roxicodone, Oramorph SR, Roxanol and Duraclon product lines and certain related assets acquired by the Borrower from Elan Pharma International Limited and Elan Pharmaceuticals, Inc. pursuant to the Elan Transaction Purchase Agreement.

                  "Elan Transaction" means the Borrower's acquisition of the Elan Pain Products from Elan Pharma International Limited and Elan Pharmaceuticals, Inc. pursuant to the Elan Transaction Documents.

                  "Elan Transaction Documents" means, collectively, the Elan Transaction Purchase Agreement (including all schedules and exhibits thereto) and the Transaction Documents defined and referred to therein.

                  "Elan Transaction Purchase Agreement" means that certain Asset Purchase Agreement by and among the Borrower, Elan Pharma International Limited and Elan Pharmaceuticals, Inc., dated as of October 22, 2002, as amended.

                  "Eligible Assignee" means (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund and (iv) any other Person (other than a natural Person) approved by the Administrative Agent and, unless a Default or Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed), provided, however, that neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee.

                  "Eligible Reinvestment" means (i) any acquisition (whether or not constituting a capital expenditure, but not constituting an Acquisition) of assets or any business (or any substantial part thereof) used or useful in the same or a similar line of business as the Borrower and its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof) and (ii) any Permitted Acquisition.

                  "Environmental Laws" means any and all lawful and applicable Federal, state, local and foreign statutes, laws (including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Toxic Substances Control Act, the Water Pollution Control Act, the Clean Air Act and the Hazardous Materials Transportation Act), regulations, ordinances, rules, judgments, orders, decrees, permits, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

                  "Equity Issuance" means any issuance by any Consolidated Party to any Person of (a) shares of its Capital Stock, (b) any shares of its Capital Stock pursuant to the exercise of options or warrants, (c) any shares of its Capital Stock pursuant to the conversion of any debt securities to equity or (d) any options or warrants relating to its Capital Stock. The term "Equity Issuance" shall not be deemed to include any Asset Disposition.

                  "Equity Issuance Prepayment Event" means the receipt by any Consolidated Party of proceeds from any Equity Issuance other than an Excluded Equity Issuance.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

                  "ERISA Affiliate" means an entity which is under common control with any Consolidated Party within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes any Consolidated Party and which is treated as a single employer under Sections 414(b) or (c) of the Code.

                  "ERISA Event" means (i) with respect to any Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA); (ii) the withdrawal by any Consolidated Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan; (iii) the distribution of a notice of intent to terminate or the actual termination of a Plan pursuant to Section 4041(a)(2) or 4041A of ERISA; (iv) the institution of proceedings to terminate or the actual termination of a Plan by the PBGC under Section 4042 of ERISA; (v) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (vi) the complete or partial withdrawal of any Consolidated Party or any ERISA Affiliate from a Multiemployer Plan; (vii) the conditions for imposition of a lien under Section 302(f) of ERISA exist with respect to any Plan; or
         (viii) the adoption of an amendment to any Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA.

                  "Eurodollar Loan" means any Loan that bears interest at a rate based upon the Eurodollar Rate.

                  "Eurodollar Rate" means for any Interest Period with respect to any Eurodollar Loan, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing
         (a) the Interbank Offered Rate by (b) 1 minus the Eurodollar Reserve Percentage.

                  "Eurodollar Reserve Percentage" means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

                  "Event of Default" shall have the meaning assigned to such term in Section 9.1.

                  "Excess Cash Flow" means, with respect to any fiscal year period of the Consolidated Parties on a consolidated basis, an amount equal to (a) Consolidated EBITDA minus (b) Consolidated Capital Expenditures that are not financed minus (c) Consolidated Interest Expense minus (d) Consolidated Cash Taxes minus (e) Consolidated Scheduled Funded Debt Payments minus (f) the amount of any voluntary and mandatory prepayments (other than mandatory prepayments required pursuant to Section 3.3(b)(vi)) of the New Term Loan or (to the extent accompanied by a reduction in the Revolving Committed Amount) the Revolving Loans minus (g) the amount of royalties paid during such fiscal year period minus (h) optional and mandatory prepayments permitted to be paid under this Credit Agreement on other Indebtedness permitted to be incurred under this Credit Agreement (to the extent accompanied by a concurrent commitment reduction), minus (i) the aggregate cash portion of the purchase price of any Permitted Acquisition or of any Investment permitted under Section 8.6(n), in each case that is not financed by the applicable Consolidated Party, minus (j) earnout and contingent payments related to Permitted Acquisitions that are paid in cash, minus (k) cash indemnity payments made to the sellers in connection with Permitted Acquisitions, minus
         (l) all non-cash deferred tax credits included in the determination of Consolidated EBITDA, minus (m) all amounts paid in respect of covenants not to compete, consulting agreements and other affiliated contracts in connection with Permitted Acquisitions, minus (n) the amount of all transaction fees and expenses incurred by the Consolidated Parties in connection with a Permitted Acquisition, Asset Disposition or an Investment permitted under Section 8.6, minus (o) the amount of all non-recurring cash charges and costs to the extent added back to Consolidated EBITDA, in each case with respect to clauses (j) -
         (o), to the extent such amounts would otherwise be included as Excess Cash Flow, and plus (p) non-recurring cash gains in excess of $3,000,000.

                  "Excess Proceeds" shall have the meaning assigned to such term in Section 7.6(b).

                  "Excluded Asset Disposition" means, with respect to any Consolidated Party, any Asset Disposition consisting of (i) the sale, lease, license, transfer or other disposition of Property in the ordinary course of such Consolidated Party's business (including without limitation, the sale, lease, license or transfer of intellectual property, know-how, developed pharmaceutical products, drug delivery technologies and pharmaceutical product development, research and testing results in the ordinary course of such Consolidated Party's business; provided, however, that it is expressly understood and agreed that any sale, lease, transfer or other disposition of any of the Brethine Product, the Darvon Product, the MVI/Aquasol Product or the Elan Pain Products, other than in connection with sales of inventory related thereto in the ordinary course of business, shall not constitute an Excluded Asset Disposition), (ii) the sale, lease, license, transfer or other disposition of machinery and equipment no longer used or useful in the conduct of such Consolidated Party's business, (iii) any sale, lease, license, transfer or other disposition of Property by such Consolidated Party to any Credit Party, provided that the Credit Parties shall cause to be executed and delivered such documents, instruments and certificates as the Administrative Agent may request so as to cause the Credit Parties to be in compliance with the terms of Section 7.12 after giving effect to such transaction, (iv) any Involuntary Disposition by such Consolidated Party, (v) any Asset Disposition by such Consolidated Party constituting a Permitted Investment, (vi) if such Consolidated Party is not a Credit Party, any sale, lease, license, transfer or other disposition of Property by such Consolidated Party to any Consolidated Party that is not a Credit Party, (vii) the settlement or write-offs of accounts receivable in the ordinary course of business consistent with past practices, and (viii) the sale, lease, license or other disposition of Property in exchange transactions in which a Consolidated Party receives consideration with a fair market value at least equal (as determined by the Borrower's board of directors unless an appraisal is required pursuant to clause (d) in the proviso below) to the fair market value of the Property sold, leased, licensed or otherwise disposed of, which consideration consists of Property that is used or useful in the same or a similar line of business as the Consolidated Parties were engaged in on the Closing Date (or any reasonable extension thereof); provided that (a) if the disposing Consolidated Party is a Credit Party, a Credit Party shall be the party receiving the Property comprising such consideration, (b) with respect to the consideration received, the Credit Parties shall cause to be executed and delivered such documents, instruments and certificates as the Administrative Agent may request so as to cause the Credit Parties to be in compliance with the terms of Section 7.12 after giving effect to such transaction, (c) if

         Property being disposed of constitutes Collateral, the Property received as consideration shall also become Collateral in accordance with Section 7.12 and (d) if Property being disposed of in any such transaction has a fair market value in excess of $5,000,000, then, prior to the consummation of such transaction, the Borrower shall either (x) deliver to the Administrative Agent an appraisal of the Property to be received as consideration demonstrating that the fair market value of such Property is at least equal to the fair market value of the Property being disposed of, such appraisal to be from an appraiser, and in a form, reasonably acceptable to the Administrative Agent, or (y) have received the prior consent of the Required Lenders.

                  "Excluded Debt Issuance" means any Debt Issuance permitted by
         Section 8.1.

                  "Excluded Equity Issuance" means (i) any Equity Issuance by any Consolidated Party to any Credit Party, (ii) any Equity Issuance by the Borrower to the seller of a business or product line acquired in a Permitted Acquisition, (iii) any Equity Issuance by the Borrower the proceeds of which are used (or are to be used) to finance a Permitted Acquisition, or (iv) any Equity Issuance (or portion thereof) the Net Cash Proceeds of which are used (or are to be used) by any Consolidated Party to (a) make the MVI Payment, (b) repurchase Senior Subordinated Notes pursuant to the equity clawback provisions of Section 3.07(b) of the Senior Subordinated Note Indenture or (c) purchase Senior Subordinated Notes on the open market, provided that (I) such Equity Issuance was consummated within the three-month period immediately prior to the date such Net Cash Proceeds are so applied, (II) the Net Cash Proceeds of such Equity Issuance (or portion thereof) are deposited in a cash collateral account maintained by the Administrative Agent for the benefit of the Lenders pursuant to documentation satisfactory to the Administrative Agent or applied temporarily to reduce the Revolving Loans, (III) the provisions of Section 8.7 have been complied with and (IV) such Net Cash Proceeds are actually applied to the MVI Payment, the repurchase of Senior Subordinated Notes pursuant to the equity clawback provisions of Section 3.07(b) of the Senior Subordinated Note Indenture, or the purchase Senior Subordinated Notes on the open market, as applicable.

                  "Excluded Property" means, with respect to any Consolidated Party, including any Person that becomes a Consolidated Party after the Closing Date as contemplated by Section 7.11, (i) any real or personal Property of such Consolidated Party (whether owned or leased) which is located outside of the United States, (ii) any owned real Property of such Consolidated Party located within the United States which has a net book value of less than $1,000,000, provided that the aggregate net book value of all real Property of all of the Consolidated Parties excluded pursuant to this clause (ii) shall not exceed $3,000,000,
         (iii) the leased real Property described on Schedule 1.1 and any other leased real Property of such Credit Party located within the United States which, at the written request of the Borrower, the Administrative Agent has agreed in writing in its reasonable discretion is not material, (iv) any leased personal Property of such Consolidated Party, (v) any personal Property of such Consolidated Party (including, without limitation, motor vehicles) in respect of which perfection of a Lien is not either (A) governed by the Uniform Commercial Code or (B) effected by appropriate evidence of the Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, (vi) any Property of such Consolidated Party which, subject to the terms of Section 8.11 and
         Section 8.15, is subject to a Lien of the type described in Section 8.2(g) pursuant to documents which prohibit such Consolidated Party from granting any other Liens in such Property and (vii) Intellectual Property in jurisdictions other than the United States of America (which shall be deemed to include, without limitation, the territories and possessions thereof).

                  "Executive Officer" of any Person means any of the chief executive officer, chief operating officer, president, executive vice president, chief financial officer, controller or treasurer of such Person.

                  "Existing Letters of Credit" means the letters of credit outstanding on the Closing Date and identified on Schedule 2.4(a).

                  "Existing Loan Agreement" means that certain Second Amended and Restated Loan Agreement, dated as of August 17, 2001, by and among the Borrower, the Guarantors, Bank of America, as a lender and as administrative agent, Banc of America Mezzanine Capital LLC and First Union National Bank, as amended by that certain First Amendment to Second Amended and Restated Loan Agreement dated as of December 13, 2001, and as further amended by that certain Second Amendment to Second Amended and Restated Loan Agreement dated as of February 25, 2002.

                  "Extension of Credit" means, as to any Lender, the making of a Loan by such Lender (or a participation therein by a Lender) or the issuance of, or participation in, a Letter of Credit by such Lender.

                  "FDA" means the United States Food and Drug Administration, or any successor agency thereof.

                  "FDA Regulation" means any rule, regulation or administrative order promulgated or issued by the FDA.

                  "Federal Funds Rate" means, for any day, the rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

                  "Fee Letters" means (i) that certain letter agreement, dated as of October 20, 2003, among the Arranger, Bank of America and the Borrower, as amended, modified, restated or supplemented from time to time and (ii) that certain letter agreement dated as of October 20, 2003 among the Arranger, Bank of America, Wachovia Capital Markets, LLC, Wachovia Bank, National Association, CIBC World Markets Corp., CIBC Inc. and the Borrower, as amended, modified, restated or supplemented from time to time.

                  "Fees" means all fees payable pursuant to Section 3.5.

                  "First Amendment" means that certain First Amendment to Credit Agreement dated as of December 1, 2003 among the Borrower, the Guarantors, the Lenders party thereto and Bank of America, N.A., as Administrative Agent.

                  "First Amendment Effective Date" means December 1, 2003.

                  "Fixed Charge Coverage Ratio" means, as of the end of any fiscal quarter of the Consolidated Parties for the four fiscal quarter period (except as set forth below) ending on such date with respect to the Consolidated Parties on a consolidated basis, the ratio of (a) the sum of (i) Consolidated EBITDA for such period minus (ii) Consolidated Capital Expenditures for such period minus (iii) Consolidated Cash Taxes for such period to (b) the sum of (i) Consolidated Interest Expense for such period plus (ii) Consolidated Scheduled Funded Debt Payments for such period; provided, however, that (A) as of March 31, 2004, such ratio shall be calculated only for the one fiscal quarter period ending as of such date, (B) as of June 30, 2004, such ratio shall be calculated only for the two fiscal quarter period ending as of such date and (C) as of September 30, 2004, such ratio shall be calculated only for the three fiscal quarter period ending as of such date.

                  "Foreign Subsidiary" means any direct or indirect Subsidiary of the Borrower which is not a Domestic Subsidiary.

                  "Fully Satisfied" means, with respect to the Credit Party Obligations as of any date, that, as of such date, (a) all principal of and interest accrued to such date which constitute Credit Party Obligations shall have been irrevocably paid in full in cash, (b) all fees, expenses and other amounts then due and payable which constitute Credit Party Obligations shall have been irrevocably paid in cash, (c) all outstanding Letters of Credit shall have been (i) terminated, (ii) fully irrevocably cash collateralized or (iii) secured by one or more letters of credit on terms and conditions, and with one or more financial institutions, reasonably satisfactory to the Issuing Lender and (d) the Commitments shall have been expired or terminated in full.

                  "Funded Indebtedness" means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, including, without limitation, all convertible debt securities (to the extent not converted to equity),
         (c) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person due and payable prior to the final Maturity Date (other than (i) accrued expenses (including salaries, accrued vacation and other compensation), trade debt or other accounts payable and other current liabilities (including royalty and licensing fees) incurred in the ordinary course of business and due within six months of the incurrence thereof and (ii) such deferred purchase price obligations owing with respect to the purchase of the MVI/Aquasol Product) which would appear as liabilities on a balance sheet of such Person, (e) the implied principal component of all obligations of such Person under Capital Leases, (f) the maximum amount of all performance and standby letters of credit issued or bankers' acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed); provided, however, there shall be excluded from this amount the reimbursement obligations with respect to undrawn standby letters of credit in an aggregate amount up to (but not exceeding) $1,000,000, (g) all preferred Capital Stock issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration (other than as a result of a Change of Control or an Asset Disposition that does not in fact result in a redemption of such preferred Capital Stock) at any time prior to the final Maturity Date,
         (h) the principal portion of all obligations of such Person under Synthetic Leases, (i) all obligations of such Person to repurchase any securities issued by such Person at any time prior to the final Maturity Date which repurchase obligations are related to the issuance thereof, including, without limitation, obligations commonly known as residual equity appreciation potential shares, (j) the aggregate amount of uncollected accounts receivable of such Person subject at such time to a sale of receivables (or similar transaction) to the extent such transaction is effected with recourse to such Person (whether or not such transaction would be reflected on the balance sheet of such Person in accordance with GAAP), (k) all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (l) all Guaranty Obligations of such Person with respect to Funded Indebtedness of another Person and (m) the Funded Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer to the extent such Indebtedness is recourse to such Person.

                  "GAAP" means generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of
         Section 1.3 (except, in respect of Synthetic Leases, as otherwise treated herein).

                  "Governmental Authority" means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body (including, without limitation, the FDA and the HHS).

                  "Guarantors" means each of the Persons identified as a "Guarantor" on the signature pages hereto and each Person which may hereafter execute a Joinder Agreement pursuant to Section 7.11, together with their successors and permitted assigns, and "Guarantor" means any one of them.

                  "Guaranty Obligations" means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any Property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (iii) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof; provided, however, that with respect to the Borrower and its Subsidiaries, the term Guaranty Obligations shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the amount required to be recorded under Regulation S-X of the Securities Act.

                  "Hedging Agreement" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

                  "HHS" means the United States Department of Health and Human Services, or any successor agency thereof.

                  "HHS Regulation" means any rule, regulation or administrative order promulgated or issued by the HHS.

                  "Indebtedness" means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than accrued expenses (including salaries, accrued vacation and other compensation), trade debt and other accounts payable and other current liabilities (including royalty and licensing fees) incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person in accordance with GAAP, (e) all payment or purchase obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) the implied principal component of all obligations of such Person under Capital Leases that are required to be recorded in accordance with GAAP, (g) net termination obligations of such Person under Hedging Agreements (calculated on any date as if the Hedging Agreement was terminated on such date), (h) the maximum amount of all performance and standby letters of credit issued or bankers' acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (i) all preferred Capital Stock issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration (other than as a result of a Change of Control or an Asset Disposition that does not in fact result in a redemption of such preferred Capital Stock) at any time prior to the final Maturity Date, (j) the principal portion of all obligations of such Person under Synthetic Leases, (k) all obligations of such Person to repurchase any securities issued by such Person at any time prior to the final Maturity Date which repurchase obligations are related to the issuance thereof, including, without limitation, obligations commonly known as residual equity appreciation potential shares, (l) the aggregate amount of uncollected accounts receivable of such Person subject at such time to a sale of receivables (or similar transaction) to the extent such transaction is effected with recourse to such Person (whether or not such transaction would be reflected on the balance sheet of such Person in accordance with GAAP), (m) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (n) all Guaranty Obligations of such Person with respect to Indebtedness of another Person and (o) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer to the extent such Indebtedness is recourse to such Person.

                  "Indemnified Liabilities" shall have the meaning assigned to such term in Section 11.5(b).

                  "Indemnitees" shall have the meaning assigned to such term in
         Section 11.5(b).

                  "Interbank Offered Rate" means for any Interest Period with respect to any Eurodollar Loan: (a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or (b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or (c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America's London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

                  "Interest Coverage Ratio" means, as of the end of any fiscal quarter of the Consolidated Parties for the four fiscal quarter period (except as set forth below) ending on such date with respect to the Consolidated Parties on a consolidated basis, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period; provided, however, that (i) as of March 31, 2004, such ratio shall be calculated only for the one fiscal quarter period ending as of such date, (ii) as of June 30, 2004, such ratio shall be calculated only for the two fiscal quarter period ending as of such date and (iii) as of September 30, 2004, such ratio shall be calculated only for the three fiscal quarter period ending as of such date.

                  "Interest Payment Date" means (a) as to Base Rate Loans and Swing Line Loans, the last Business Day of each March, June, September and December, the date of repayment of principal of such Loan and the Maturity Date and (b) as to Eurodollar Loans, the last day of each applicable Interest Period, the date of repayment of principal of such Loan and the Maturity Date, and in addition where the applicable Interest Period for a Eurodollar Loan is greater than three months, then also the date three months from the beginning of the Interest Period and each three months thereafter.

                  "Interest Period" means, as to Eurodollar Loans, a period of one, two, three or six months' duration, as a Borrower may elect, commencing, in each case, on the date of the borrowing (including continuations and conversions thereof); provided, however, (a) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day),
         (b) no Interest Period shall extend beyond the Maturity Date and (c) where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last Business Day of such calendar month.

                  "Investment" in any Person means (a) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of assets (other than equipment, inventory, supplies or other Property in the ordinary course of business and other than any acquisition of assets constituting a Consolidated Capital Expenditure), Capital Stock, bonds, notes, debentures, partnership, joint ventures or other ownership interests or other securities of such other Person, (b) any deposit with, or advance, loan or other extension of credit to, such Person (other than security deposits under a lease, deposits made in connection with the purchase of equipment inventory and supplies in the ordinary course of business) or (c) any other capital contribution to or investment in such Person, including, without limitation, any Guaranty Obligations (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person and any Asset Disposition to such Person for consideration less than the fair market value of the Property disposed in such transaction, but excluding any Restricted Payment to such Person. Investments which are capital contributions or purchases of Capital Stock which have a right to participate in the profits of the issuer thereof shall be valued at the amount actually contributed or paid to purchase such Capital Stock as of the date of such contribution or payment. Investments which are loans, advances, extensions of credit or Guaranty Obligations shall be valued at the principal amount of such loan, advance or extension of credit outstanding as of the date of determination or, as applicable, the principal amount of the loan or advance outstanding as of the date of determination actually guaranteed by such Guaranty Obligation.

                  "Involuntary Disposition" means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any Property of any Consolidated Party.

                  "Involuntary Disposition Prepayment Event" means, with respect to any Involuntary Disposition, the failure of the Credit Parties to apply (or cause to be applied) an amount equal to the Excess Proceeds of such Involuntary Disposition, if any, to make Eligible Reinvestments (including but not limited to the repair or replacement of the Property affected by such Involuntary Disposition) within the period of 180 days following the date of receipt of such Excess Proceeds, subject to the terms and conditions of Section 7.6(b) and provided that such 180 day period may be extended for not more than an additional 180 days if (1) the applicable Credit Party is diligently pursuing such Eligible

         Reinvestment in good faith, but can not complete such Eligible Reinvestment within the initial 180 days and (2) the Borrower is not otherwise in Default.

                  "Issuing Lender" means Bank of America.

                  "Joinder Agreement" means a Joinder Agreement substantially in the form of Exhibit 7.11 hereto, executed and delivered by a new Guarantor in accordance with the provisions of Section 7.11.

                  "Lender" means any of the Persons identified as a "Lender" on the signature pages hereto or to the First Amendment, and any Person which may become a Lender by way of assignment in accordance with the terms hereof, together with their successors and permitted assigns. Solely for purposes of Sections 3.15(b) and 4.1, the term "Lender" shall include, with respect to any Hedging Agreement entered into by a Credit Party, any counterparty that is, at the time of execution of such Hedging Agreement, a Lender or an Affiliate of a Lender.

                  "Letter of Credit" means any Existing Letter of Credit and any letter of credit issued by the Issuing Lender for the account of the Borrower in accordance with the terms of Section 2.4.

                  "Letter of Credit Fee" shall have the meaning assigned to such term in Section 3.5(b)(i).

                  "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

                  "Loan" or "Loans" means the Revolving Loans, the New Term Loan and/or the Swing Line Loans (or a portion of any Revolving Loan, New Term Loan or Swing Line Loan bearing interest at the Adjusted Base Rate or the Adjusted Eurodollar Rate and referred to as a Base Rate Loan or a Eurodollar Loan), individually or collectively, as appropriate.

                   "LOC Commitment" means the commitment of the Issuing Lender to issue Letters of Credit in an aggregate face amount at any time outstanding (together with the amounts of any unreimbursed drawings thereon) of up to the LOC Committed Amount.

                  "LOC Committed Amount" shall have the meaning assigned to such term in Section 2.4

                  "LOC Documents" means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or at risk or (ii) any collateral security for such obligations.

                  "LOC Obligations" means, at any time, without duplication, the sum of (i) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (ii) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender but not theretofore reimbursed by the Borrower.

                  "Material Adverse Effect" means a material adverse effect on
         (i) the condition (financial or otherwise), operations, business, assets, liabilities or prospects of the Consolidated Parties taken as a whole, (ii) the ability of any Credit Party to perform any material obligation under the Credit Documents to which it is a party or (iii) the material rights and remedies of the Administrative Agent and the Lenders under the Credit Documents.

                  "Materials of Environmental Concern" means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Laws, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

                  "Maturity Date" means (i) as to the Revolving Loans, Letters of Credit (and the related LOC Obligations), March 28, 2007 and (ii) as to the New Term Loan, December 1, 2009.

                  "Moody's" means Moody's Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

                  "Mortgage Instruments" shall have the meaning assigned such term in Section 5.1(e).

                  "Mortgage Policies" shall have the meaning assigned such term in Section 5.1(e).

                  "Mortgaged Properties" shall have the meaning assigned such term in Section 5.1(e).

                  "Multiemployer Plan" means a Plan which is a "multiemployer plan" as defined in Sections 3(37) or 4001(a)(3) of ERISA.

                  "Multiple Employer Plan" means a Plan (other than a Multiemployer Plan) which any Consolidated Party or any ERISA Affiliate and at least one employer other than the Consolidated Parties or any ERISA Affiliate are contributing sponsors.

                  "MVI/Aquasol Product" means the intangible assets, assumed contracts and specified inventory of AstraZeneca AB and/or its subsidiaries associated with the products sold under the registered or unregistered trademarks MVI-12, MVI-Pediatric, Aquasol A, Aquasol E and any "reformulated" MVI-12 for use in conducting business in the United States acquired by aaiPharma LLC pursuant to the MVI/Aquasol Purchase Agreement.

                  "MVI/Aquasol Purchase Agreement" means that certain Asset Purchase Agreement by and between AstraZeneca AB and NeoSan Pharmaceuticals Inc., dated as of July 26, 2001, as amended.

                  "MVI/Aquasol Transaction" means the Borrower's acquisition of the MVI/Aquasol Product from AstraZeneca AB and/or its subsidiaries pursuant to the MVI/Aquasol Purchase Agreement.

                  "MVI Payment" means the payment due in 2004 pursuant to the MVI/Aquasol Purchase Agreement and with respect to the MVI/Aquasol Product not to exceed $33,500,000.

                  "Net Cash Proceeds" means the aggregate cash or Cash Equivalents proceeds received by any Consolidated Party in respect of any Asset Disposition, Equity Issuance, Debt Issuance or Involuntary Disposition, net of (a) direct costs (including, without limitation, legal, accounting and investment banking fees, underwriting discounts and commissions and sales commissions), (b) income or transfer taxes paid or payable as a result thereof, (c) in the case of any Asset Disposition, (i) the amount necessary to retire any Indebtedness secured by a Permitted Lien required to be paid in connection with such Asset Disposition on the related Property and (ii) reasonable reserves for indemnification obligations in an aggregate amount not to exceed $5,000,000 during the term hereof and (d) in the case of any Involuntary Disposition, the amount necessary to retire any Indebtedness secured by a Permitted Lien required to be paid in connection with such Involuntary Disposition; it being understood that "Net Cash Proceeds" shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by any such Consolidated Party in any Asset Disposition, Equity Issuance, Debt Issuance or Involuntary Disposition.

                  "New Term Loan" shall have the meaning assigned to such term in Section 2.3(a).

                  "New Term Loan Calculation Date" shall have the meaning assigned to such term in the definition of Applicable Percentage.

                  "New Term Loan Commitment" means, with respect to each Lender, the commitment of such Lender to make its portion of the New Term Loan in a principal amount equal to such Lender's New Term Loan Percentage (if any) of the New Term Loan Committed Amount.

                  "New Term Loan Committed Amount" shall have the meaning assigned to such term in Section 2.3(a).

                  "New Term Loan Percentage" means, for any Lender, the percentage identified as its New Term Loan Percentage on Schedule 2.1(a), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 11.3.

                  "New Term Note" shall have the meaning assigned to such term in Section 2.3(f).

                  "North Carolina Mortgaged Property" means those certain parcels of real Property owned by the Borrower, located in Wilmington, North Carolina and commonly referred to as 1206 North 23rd Street and 1726 North 23rd Street, Wilmington North Carolina 28405.

                  "Note" or "Notes" means the Revolving Notes, the New Term Notes and/or the Swing Line Note, individually or collectively, as appropriate.

                  "Notice of Borrowing" means a written notice of borrowing in substantially the form of Exhibit 2.1(b)(i), as required by Section 2.1(b)(i) or Section 2.3(b).

                  "Notice of Extension/Conversion" means the written notice of extension or conversion in substantially the form of Exhibit 3.2, as required by Section 3.2.

                  "Operating Lease" means, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any Property (whether real, personal or mixed) which is not a Capital Lease other than any such lease in which that Person is the lessor.

                  "Other Taxes" shall have the meaning assigned to such term in
         Section 3.11(b).

                  "Participant" shall have the meaning assigned to such term in
         Section 11.3(d).

                  "Participation Interest" means a purchase by a Lender of a participation in Letters of Credit or LOC Obligations as provided in
         Section 2.4, Swing Line Loans as provided in Section 2.2 or in any other Loans as provided in Section 3.14.

                  "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereof.

                  "Permitted Acquisition" means the Darvon Transaction, the Elan Transaction and any other Acquisition by the Borrower or any Subsidiary of the Borrower permitted pursuant to the terms of Section 8.6(m)

                  "Permitted Asset Disposition" means (i) any Asset Disposition permitted by Section 8.5 and (ii) any Excluded Asset Disposition.

                  "Permitted Investments" means, at any time, Investments by the Consolidated Parties permitted to exist at such time pursuant to the terms of Section 8.6.

                  "Permitted Liens" means, at any time, Liens in respect of Property of the Consolidated Parties permitted to exist at such time pursuant to the terms of Section 8.2.

                  "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

                  "Plan" means any employee benefit plan (as defined in Section 3(3) of ERISA) which is covered by ERISA and with respect to which any Consolidated Party or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to
         be) an "employer" within the meaning of Section 3(5) of ERISA.

                  "Pledge Agreement" means the pledge agreement dated as of the Closing Date to be executed in favor of the Administrative Agent by each of the Credit Parties, as amended, modified, restated or supplemented from time to time.

                  "Prime Rate" means, for any day, the per annum rate of interest rate in effect for such day as publicly announced from time to time by Bank of America as its "prime rate." Such rate is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

                  "Principal Amortization Payment" means a principal payment on the New Term Loan as set forth in Section 2.3(d).

                  "Principal Amortization Payment Date" means the date a Principal Amortization Payment is due.

                  "Product Acquisition" means an Acquisition by a Consolidated Party of the intellectual property rights to a pharmaceutical product or product line.

                  "Pro Forma Basis" means, for purposes of calculating (utilizing the principles set forth in the second paragraph of Section 1.3) compliance with each of the financial covenants set forth in
         Section 7.10(a)-(e) in respect of a proposed transaction, that such transaction shall be deemed to have occurred as of the first day of the relevant calculation period used in calculating such financial covenants as of the most recently ended fiscal quarter preceding the date of such transaction with respect to which the Administrative Agent has received the Required Financial Information. As used herein, "transaction" shall mean (i) any incurrence or assumption of Indebtedness as referred to in Section 8.1(n), (ii) any Acquisition as referred to in Section 8.6(m), or (iii) the making of (x) the MVI Payment or (y) purchases of Senior Subordinated Notes, in each case pursuant to Section 8.7. In connection with any calculation of the financial covenants set forth in Section 7.10(a)-(e) upon giving effect to a transaction on a Pro Forma Basis:

                  (A) for purposes of any such calculation in respect of any incurrence or assumption of Indebtedness as referred to in Section 8.1(n), any Indebtedness which is retired in connection with such transaction shall be excluded and deemed to have been retired as of the first day of the applicable period;

                   (B) for purposes of any such calculation in respect of any Acquisition as referred to in Section 8.6(m):

                           (a)      in the case of an Acquisition by a
                                    Consolidated Party other than a Product
                                    Acquisition, (1) any Indebtedness incurred by any Consolidated Party in connection with such transaction (x) shall be deemed to have been incurred as of the first day of the applicable period and (y) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination, (2) income statement items (whether positive or negative) attributable to the Person or Property acquired shall be included beginning as of the first day of the applicable period and (3) pro forma adjustments may be included to the extent that such adjustments would be permitted under GAAP and give effect to events that are (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Consolidated Parties and (z) factually supportable; and

                           (b) in the case of a Product Acquisition, (1) any Indebtedness incurred by any Consolidated Party in connection with such transaction (x) shall be deemed to have been incurred as of the first day of the applicable period and (y) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination, (2) income statement items (whether positive or negative) attributable to the Person, Property or product acquired shall be included to the extent of (x) historical revenues, (y) historical SG&A items and (z) contracted manufacturing costs, and (3) such calculation shall include any increased sales and marketing costs that are projected to result from such Product Acquisition (as determined by the Borrower in good faith and based upon assumptions believed to be reasonable); and

                  (C) for purposes of any such calculation in connection with (x) the making of the MVI Payment or (y) purchases of Senior Subordinated Notes, any Indebtedness incurred (or to be incurred) by any Consolidated Party in connection with such payment or repurchases shall be deemed to have been incurred as of the first day of the applicable period.

                  "Pro Forma Compliance Certificate" means a certificate of an Executive Officer of the Borrower delivered to the Administrative Agent in connection with (i) any incurrence or assumption of Indebtedness as referred to in Section 8.1(n), (ii) any Acquisition as referred to in
         Section 8.6(m) or (iii) the making of the MVI Payment, or purchases of Senior Subordinated Notes, as referred to in Section 8.7, as applicable, and containing reasonably detailed calculations, upon giving effect to the applicable transaction on a Pro Forma Basis, of the Total Leverage Ratio, the Senior Leverage Ratio, the Interest Coverage Ratio, the Fixed Charge Coverage Ratio and/or the minimum Consolidated EBITDA, as applicable, as of the most recent fiscal quarter end preceding the date of the applicable transaction with respect to which the Administrative Agent shall have received the Required Financial Information.

                  "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

                  "Real Properties" means, at any time, a collective reference to each of the facilities and real properties owned, leased or operated by the Consolidated Parties at such time.

                  "Register" shall have the meaning assigned to such term in
         Section 11.3(c).

                  "Regulation D, T, U, or X" means Regulation D, T, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

                  "Related Parties" means, with respect to an individual, spouses, lineal ancestors or descendants, natural or adopted, and spouses of lineal ancestors or descendants, or trusts for the sole benefit of any of such Persons.

                  "Reportable Event" means any of the events set forth in
         Section 4043(c) of ERISA, other than those events as to which the notice requirement has been waived by regulation.

                  "Required Financial Information" means, with respect to the applicable date, (i) the financial statements of the Consolidated Parties required to be delivered pursuant to Section 7.1(a) or (b) for the fiscal period or quarter ending as of such date, and (ii) the certificate of an Executive Officer of the Borrower required by Section 7.1(c) to be delivered with the financial statements described in clause (i) above.

                  "Required Lenders" means, at any time, Lenders (other than Defaulting Lenders) holding in the aggregate at least a majority of (i) the unfunded Commitments (and Participation Interests therein) and the outstanding Loans (and Participation Interests therein) or (ii) if all of the Commitments have been terminated, the outstanding Loans and Participation Interests.

                  "Requirement of Law" means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, including without limitation the FDA and the HHS, in each case applicable to or binding upon such Person or to which any of its material property is subject.

                  "Restricted Payment" means (i) any dividend or other payment or distribution, direct or indirect, on account of any shares of any class of Capital Stock of any Consolidated Party, now or hereafter outstanding (including without limitation any payment in connection with any dissolution, merger, consolidation or disposition involving any Consolidated Party), or to the holders, in their capacity as such, of any shares of any class of Capital Stock of any Consolidated Party, now or hereafter outstanding (other than dividends or distributions payable in Capital Stock of the applicable Person and dividends or distributions payable (directly or indirectly through Subsidiaries) to any Credit Party), (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of any Consolidated Party, now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of any Consolidated Party, now or hereafter outstanding,
         (iv) any payment of the deferred purchase price of Property acquired pursuant to the MVI/Aquasol Purchase Agreement, including without limitation the MVI Payment, and (v) any payment or prepayment of principal of, or premium, if any, on (including any redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to) the Senior Subordinated Notes, including without limitation any repurchase of Senior Subordinated Notes pursuant to the equity clawback provisions of Section 3.07(b) of the Senior Subordinated Note Indenture.

                  "Revolving Commitment" means, with respect to each Lender, the commitment of such Lender in an aggregate principal amount at any time outstanding of up to such Lender's Revolving Commitment Percentage (if any) of the Revolving Committed Amount (i) to make Revolving Loans in accordance with the provisions of Section 2.1(a) and (ii) to purchase Participation Interests in Letters of Credit in accordance with the provisions of Section 2.4(c).

                  "Revolving Commitment Percentage" means, for any Lender, the percentage identified as its Revolving Commitment Percentage on
         Schedule 2.1(a), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 11.3.

                  "Revolving Committed Amount" shall have the meaning assigned to such term in Section 2.1(a).

                  "Revolving Loans" shall have the meaning assigned to such term in Section 2.1(a).

                  "Revolving Note" shall have the meaning assigned to such term in Section 2.1(e).

                  "Royalties" means, for any fiscal quarter of the Consolidated Parties, the aggregate royalties and licensing fees, net of associated taxes, received by the Consolidated Parties in connection with contracts related to U.S. Patents for omeprazole and fluoxetine hydrochloride Form A.

                  "S&P" means Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc., or any successor or assignee of the business of such division in the business of rating securities.

                  "Sale and Leaseback Transaction" means any arrangement pursuant to which any Consolidated Party, directly or indirectly, becomes liable as lessee, guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any Property
         (a) which such Consolidated Party has sold or transferred (or is to sell or transfer) to a Person which is not a Consolidated Party or (b) which such Consolidated Party intends to use for substantially the same purpose as any other Property which has been sold or transferred (or is to be sold or transferred) by such Consolidated Party to another Person which is not a Consolidated Party in connection with such lease.

                  "Securities Act" means the Securities Act of 1933, as amended, and all regulations issued pursuant thereto.

                  "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, and all regulations issued pursuant thereto.

                  "Security Agreement" means the security agreement dated as of the Closing Date to be executed in favor of the Administrative Agent by each of the Credit Parties, as amended, modified, restated or supplemented from time to time.

                  "Senior Indebtedness" means all Funded Indebtedness other than Subordinated Indebtedness.

                  "Senior Leverage Ratio" means, as of the end of any fiscal quarter of the Consolidated Parties for the four quarter period (except as set forth below) ending on such date with respect to the Consolidated Parties on a consolidated basis, the ratio of (a) Senior Indebtedness of the Consolidated Parties on a consolidated basis on the last day of such period to (b) Consolidated EBITDA for such period; provided, however, that (i) as of March 31, 2004, Consolidated EBITDA shall be determined based upon the sum of (A) the product of (x) Consolidated EBITDA, less non-recurring cash gains included in the calculation of Consolidated EBITDA, for the one fiscal quarter period ending as of such date, times (y) 4 plus (B) non-recurring cash gains included in the calculation of Consolidated EBITDA for such fiscal period, (ii) as of June 30, 2004, Consolidated EBITDA shall be determined based upon the sum of (A) the product of (x) Consolidated EBITDA, less non-recurring cash gains included in the calculation of Consolidated EBITDA, for the two fiscal quarter period ending as of such date, times (y) 2 plus (B) non-recurring cash gains included in the calculation of Consolidated EBITDA for such fiscal period and (ii) as of September 30, 2004, Consolidated EBITDA shall be determined based upon the sum of (A) the product of (x) Consolidated EBITDA, less non-recurring cash gains included in the calculation of Consolidated EBITDA, for the three fiscal quarter period ending as of such date, times (y) 4/3 plus (B) non-recurring cash gains included in the calculation of Consolidated EBITDA for such fiscal period.

                  "Senior Subordinated Note" means any one of the 11% Senior Subordinated Notes due 2010, issued by the Borrower in favor of the Senior Subordinated Noteholders pursuant to the Senior Subordinated
         Note Indenture, as such Senior Subordinated Notes may be amended, modified, restated or supplemented and in effect from time to time in accordance with the terms hereof.

                  "Senior Subordinated Note Indenture" means the Indenture, dated as of the Closing Date, by and among the Borrower and the Trustee for the Senior Subordinated Noteholders, as the same may be amended, modified, restated or supplemented and in effect from time to time in accordance with the terms hereof.

                  "Senior Subordinated Noteholder" means any one of the holders from time to time of the Senior Subordinated Notes.

                  "Single Employer Plan" means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan or a Multiple Employer Plan.

                  "Solvent" or "Solvency" means, with respect to any Person as of a particular date, that on such date (i) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (ii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature in their ordinary course, (iii) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person's Property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (iv) the fair value of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (v) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

                  "Subordinated Indebtedness" means any Indebtedness of the Borrower evidenced by the Senior Subordinated Notes and the Senior Subordinated Notes Indenture and any other Indebtedness of the Borrower which by its terms is subordinated to the Credit Party Obligations in a manner and to an extent acceptable to the Administrative Agent and the Required Lenders.

                  "Subsidiary" means, as to any Person at any time, (a) any corporation more than 50% of whose Capital Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at such time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at such time owned by such Person directly or indirectly through Subsidiaries, and (b) any partnership, association, joint venture or other entity of which such Person directly or indirectly through Subsidiaries owns at such time more than 50% of the Capital Stock.

                  "Swing Line Committed Amount" means FIVE MILLION DOLLARS ($5,000,000.00).

                  "Swing Line Lender" means Bank of America.

                  "Swing Line Loans" means the loans made by the Swing Line Lender pursuant to Section 2.2.

                  "Swing Line Loan Note" means the promissory note of the Borrower in favor of the Swing Line Lender evidencing the Swing Line Loans provided pursuant to Section 2.2, as such promissory note may be amended, modified, supplemented, extended, renewed or replaced from time to time in and as evidenced by the form of Exhibit 2.2(e).

                  "Swing Line Loan Request" means a request by the Borrower for a Swing Line Loan in substantially the form of Exhibit 2.2(b).

                  "Synthetic Lease" means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease under GAAP.

                  "Taxes" shall have the meaning assigned to such term in
         Section 3.11(a).

                  "Total Leverage Ratio" means, as of the end of any fiscal quarter of the Consolidated Parties for the four fiscal quarter period (except as set forth below) ending on such date with respect to the Consolidated Parties on a consolidated basis, the ratio of (a) Funded Indebtedness of the Consolidated Parties on a consolidated basis on the last day of such period to (b) Consolidated EBITDA for such period; provided, however, that (i) as of March 31, 2004, Consolidated EBITDA shall be determined based upon the sum of (A) the product of (x) Consolidated EBITDA, less non-recurring cash gains included in the calculation of Consolidated EBITDA, for the one fiscal quarter period ending as of such date, times (y) 4 plus (B) non-recurring cash gains included in the calculation of Consolidated EBITDA for such fiscal period, (ii) as of June 30, 2004, Consolidated EBITDA shall be determined based upon the sum of (A) the product of (x) Consolidated EBITDA, less non-recurring cash gains included in the calculation of Consolidated EBITDA, for the two fiscal quarter period ending as of such date, times (y) 2 plus (B) non-recurring cash gains included in the calculation of Consolidated EBITDA for such fiscal period and (iii) as of September 30, 2004, Consolidated EBITDA shall be determined based upon the sum of (A) the product of (x) Consolidated EBITDA, less non-recurring cash gains included in the calculation of Consolidated EBITDA, for the three fiscal quarter period ending as of such date, times (y) 4/3 plus (B) non-recurring cash gains included in the calculation of Consolidated EBITDA for such fiscal period.

                  "TROL" means that certain tax retention operating lease, dated as of October 2, 1998 among the Borrower, First Security Bank, N.A., as Owner Trustee under the AAI Realty Trust 1998-1, the lenders and holders from time to time party thereto, and NationsBank, N.A. (now known as Bank of America, N.A.) as Agent, as amended, modified, restated or supplemented from time to time.

                  "Unused Fee" shall have the meaning assigned to such term in
         Section 3.5(a).

                  "Unused Fee Calculation Period" shall have the meaning assigned to such term in Section 3.5(a).

                  "Unused Revolving Committed Amount" means, for any period, the amount by which (a) the then applicable Revolving Committed Amount exceeds (b) the daily averages sum for such period of (i) the outstanding aggregate principal amount of all Revolving Loans plus (ii) the outstanding aggregate principal amount of all LOC Obligations.

                  "Voting Stock" means, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

                  "Wholly Owned Subsidiary" means any Person 100% of whose Voting Stock is at the time owned by the Borrower directly or indirectly through other Persons 100% of whose Voting Stock is at the time owned, directly or indirectly, by the Borrower.

         1.2      COMPUTATION OF TIME PERIODS.

         For purposes of computation of periods of time hereunder, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding."

         1.3      ACCOUNTING TERMS.

         Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis; provided, however, that calculations of the implied principal component of all obligations under any Synthetic Lease or the implied interest component of any rent paid under any Synthetic Lease shall be made by the Borrower in accordance with accepted financial practice and consistent with the terms of such Synthetic Lease. All calculations made for the purposes of determining compliance with this Credit Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 7.1 (or, in connection with, or prior to, the delivery of the first financial statements pursuant to Section 7.1, consistent with the financial statements as at December 31, 2001); provided, however, if (a) the Credit Parties shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (b) the Administrative Agent or the Required Lenders shall so object in writing within 60 days after delivery of such financial statements, then such calculations shall be made on a basis consistent with the most recent financial statements delivered by the Credit Parties to the Lenders as to which no such objection shall have been made.

         Notwithstanding the above, the parties hereto acknowledge and agree that, for purposes of all calculations made under the financial covenants set forth in Section 7.10 (including without limitation for purposes of the definition of "Pro Forma Basis" set forth in Section 1.1 unless otherwise provided in such definition), (i) after consummation of any Asset Disposition
(A) income statement items (whether positive or negative) and capital expenditures attributable to the Property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (B) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period and (ii) after consummation of any Acquisition (other than the Elan Transaction) (A) historical income statement items (whether positive or negative) and capital expenditures attributable to the Person or Property acquired shall, to the extent not otherwise included in such income statement items for the Consolidated Parties in accordance with GAAP or in accordance with any defined terms set forth in
Section 1.1, be included to the extent relating to any period applicable in such calculations, (B) to the extent not retired in connection with such Acquisition, Indebtedness of the Person or Property acquired shall be deemed to have been incurred as of the first day of the applicable period and (C) pro forma adjustments may be included to the extent that such adjustments would be permitted under GAAP and give effect to items that are (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Consolidated Parties and (z) factually supportable.

                                    SECTION 2

                                CREDIT FACILITIES

         2.1      REVOLVING LOANS.

                  (a) Revolving Commitment. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Lender severally agrees to make available to the Borrower such Lender's Revolving Commitment Percentage of revolving credit loans requested by the Borrower in Dollars ("Revolving Loans") from time to time from the Closing Date until the Maturity Date, or such earlier date as the Revolving Commitments shall have been terminated as provided herein; provided, however, that the sum of the aggregate outstanding principal amount of Revolving Loans plus the aggregate amount of Swing Line Loans outstanding plus the outstanding LOC Obligations shall not exceed EIGHTY-FIVE MILLION DOLLARS ($85,000,000.00) (as such aggregate maximum amount may be reduced from time to time as provided in Section 3.4, the "Revolving Committed Amount"); provided, further, with regard to each Lender individually, such Lender's outstanding Revolving Loans plus its Participation Interests in Letters of Credit or LOC Obligations plus its Participation Interests in Swing Line Loans shall not exceed such Lender's Revolving Commitment Percentage of the Revolving Committed Amount. Revolving Loans may consist of Base Rate Loans or Eurodollar Loans, or a combination thereof, as the Borrower may request; provided, however, that no more than 10 Eurodollar Loans which are Revolving Loans shall be outstanding hereunder at any time (it being understood that, for purposes hereof, Eurodollar Loans with different Interest Periods shall be considered as separate Eurodollar Loans, even if they begin on the same date, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new Eurodollar Loan with a single Interest Period). Revolving Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof.

                  (b)      Revolving Loan Borrowings.

                           (i) Notice of Borrowing. The Borrower shall request a Revolving Loan borrowing by written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent not later than 11:00 A.M. (Charlotte, North Carolina time) on the date of the requested borrowing in the case of Base Rate Loans, and on the third Business Day prior to the date of the requested borrowing in the case of Eurodollar Loans. Each such request for borrowing shall be irrevocable and shall specify (A) that a Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, and (D) whether the borrowing shall be comprised of Base Rate Loans, Eurodollar Loans or a combination thereof, and if Eurodollar Loans are requested, the Interest Period(s) therefor. If the Borrower shall fail to specify in any such Notice of Borrowing (I) an applicable Interest Period in the case of a Eurodollar Loan, then such notice shall be deemed to be a request for an Interest Period of one month, or (II) the type of Revolving Loan requested, then such notice shall be deemed to be a request for a Base Rate Loan hereunder. The Administrative Agent shall give notice to each affected Lender promptly upon receipt of each Notice of Borrowing pursuant to this Section 2.1(b)(i), the contents thereof and each such Lender's share of any borrowing to be made pursuant thereto.

                           (ii) Minimum Amounts. Except for Revolving Loans made for the purpose of reimbursing the Issuing Lender in respect of a drawing under a Letter of Credit pursuant to
                  Section 2.4(e) or Swing Line Loans pursuant to Section 2.2(d), each Eurodollar Loan or Base Rate Loan that is a Revolving Loan shall be in a minimum aggregate principal amount of $1,000,000 and integral multiples of $100,000 in excess thereof (or the remaining amount of the Revolving Committed Amount, if less).

                           (iii) Advances. Except for Revolving Loans made for the purpose of reimbursing the Issuing Lender in respect of a drawing under a Letter of Credit pursuant to Section 2.4(e) or Swing Line Loans pursuant to Section 2.2(d), each Lender will make its Revolving Commitment Percentage of each Revolving Loan borrowing available to the Administrative Agent for the account of the Borrower as specified in Section 3.15(a), or in such other manner as the Administrative Agent may specify in writing, by 1:00 P.M. (Charlotte, North Carolina time) on the date specified in the applicable Notice of Borrowing in Dollars and in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent by crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

                  (c) Repayment. The Borrower hereby promises to pay the principal amount of all outstanding Revolving Loans in full on the Maturity Date, unless accelerated sooner pursuant to Section 9.2.

                  (d)      Interest. Subject to the provisions of Section 3.1,

                           (i) Base Rate Loans. During such periods as Revolving Loans shall be comprised in whole or in part of Base Rate Loans, such Base Rate Loans shall bear interest at a per annum rate equal to the Adjusted Base Rate.

                           (ii) Eurodollar Loans. During such periods as Revolving Loans shall be comprised in whole or in part of Eurodollar Loans, such Eurodollar Loans shall bear interest at a per annum rate equal to the Adjusted Eurodollar Rate.

         The Borrower hereby promises to pay interest on Revolving Loans in arrears on each applicable Interest Payment Date (or at such other times as may be specified herein).

                  (e) Revolving Notes. The Borrower hereby agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note evidencing the Revolving Loans of such Lender, substantially in the form of Exhibit 2.1(e), with appropriate insertions as to date and principal amount (a "Revolving Note").

         2.2      SWING LINE LOANS SUBFACILITY.

                  (a) Swing Line Loans. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, the Swing Line Lender hereby agrees, to make loans (each a "Swing Line Loan" and collectively, the "Swing Line Loans") to the Borrower, in Dollars, at any time and from time to time, during the period from and including the Effective Date to but not including the Maturity Date (or such earlier date if the Commitments have been terminated as provided herein); provided that (i) the aggregate principal amount of the Swing Line Loans outstanding at any one time shall not exceed the Swing Line Committed Amount and (ii) the aggregate amount of outstanding Swing Line Loans plus the aggregate amount of outstanding Revolving Loans plus LOC Obligations shall not exceed the Revolving Committed Amount. Subject to the terms of this Credit Agreement, the Borrower may borrow, repay and reborrow Swing Line Loans.

                  (b) Borrowing Procedures. By no later than 1:00 p.m. on the date of the requested borrowing of Swing Line Loans, the Borrower shall provide telephone notice to the Swing Line Lender, followed promptly by a written Swing Line Loan Request in the form of Exhibit 2.2(b) (which maybe submitted by telecopy) setting forth (i) the amount of the requested Swing Line Loan and (ii) the date of the requested Swing Line Loan and complying in all respects with Section 5.2. The Swing Line Lender shall initiate the transfer of funds representing the Swing Line Loan advance to the Borrower by 3:00 p.m. on the Business Day of the requested borrowing.

                  (c) Minimum Amounts. Each Swing Line Loan shall be in a minimum amount of the lesser of $100,000 (and in integral multiples of $25,000 in excess thereof) or the remaining amount available under the Swing Line Committed Amount.

                  (d) Repayment and Participations of Swing Line Loans. The Swing Line Loans shall bear interest at a rate mutually agreeable to the Swing Line Lender and the Borrower at the time of the borrowing of such Swing Line Loan, but in no event shall such rate exceed the Adjusted Base Rate. The Borrower agrees to repay all Swing Line Loans immediately upon the existence of a Default or Event of Default or otherwise within three Business Days of demand therefor by the Swing Line Lender. If the Borrower does not immediately notify the Swing Line Lender that the Borrower intends to otherwise repay such Swing Line Loan, the Borrower shall be deemed to have requested a Revolving Loan advance comprised solely of Base Rate Loans in the amount of such Swing Line Loans; provided, however, that any such demand shall be deemed to have been given one Business Day prior to the Maturity Date and on the date of the occurrence of any Event of Default described in Section 9.1 and upon acceleration of the indebtedness hereunder and the exercise of remedies in accordance with the provisions of Section 9.2. Each Lender hereby irrevocably agrees to make its pro rata share of each such Revolving Loan in the amount, in the manner and on the date specified in the preceding sentence notwithstanding (i) the amount of such borrowing may not comply with the minimum amount for advances of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 5.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure of any such request or deemed request for a Revolving Loan to be made by the time otherwise required hereunder, (v) whether the date of such borrowing is a date on which Revolving Loans are otherwise permitted to be made hereunder or (vi) any termination of the Commitments relating thereto immediately prior to or contemporaneously with such borrowing. In the event that any Revolving Loan cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower or any other Credit Party), then each Lender hereby agrees that it shall forthwith purchase (as of the date such borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swing Line Lender such Participation Interests in the outstanding Swing Line Loans as shall be necessary to cause each such Lender to share in such Swing Line Loans ratably based upon its Revolving Commitment Percentage of the Revolving Committed Amount (determined before giving effect to any termination of the Commitments pursuant to Section 3.4), provided that
         (A) all interest payable on the Swing Line Loans shall be for the account of the Swing Line Lender until the date as of which the respective Participation Interest is purchased and (B) at the time any purchase of Participation Interests pursuant to this sentence is actually made, the purchasing Lender shall be required to pay to the Swing Line Lender, interest on the principal amount of Participation Interests purchased for each day from the date of demand thereof, at a rate equal to, if paid within two Business Days of such date, the Federal Funds Rate, and thereafter at a rate equal to the Base Rate plus two percent (2%) per annum.

                  (e) Swing Line Loan Note. The Swing Line Loans made by the Swing Line Lender shall be evidenced by a duly executed promissory note of the Borrower to the Swing Line Lender in substantially the form of Exhibit 2.2(e).

         2.3      NEW TERM LOAN.

                  (a) New Term Commitment. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein each Lender severally agrees to make available to the Borrower on the First Amendment Effective Date such Lender's New Term Loan Percentage of a term loan in Dollars (the "New Term Loan"; each component thereof may be referred to herein as a "New Term Loan") in the aggregate principal amount of ONE HUNDRED SIXTY MILLION DOLLARS ($160,000,000.00) (the "New Term Loan Committed Amount"). The New Term Loan may consist of Base Rate Loans or Eurodollar Loans, or a combination thereof, as the Borrower may request; provided, however, that no more than 6 Eurodollar Loans which are Loans under the New Term Loan shall be outstanding hereunder at any time (it being understood that, for purposes hereof, Eurodollar Loans with different Interest Periods shall be considered as separate Eurodollar Loans, even if they begin on the same date, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new Eurodollar Loan with a single Interest Period). Amounts repaid on the New Term Loan may not be reborrowed.

                  (b) Borrowing Procedures. The Borrower shall submit an appropriate Notice of Borrowing to the Administrative Agent not later than 11:00 A.M. (Charlotte, North Carolina time) or such later time as the Administrative Agent and the Borrower shall agree on the First Amendment Effective Date, with respect to the portion of the New Term Loan initially consisting of a Base Rate Loan, or on the third Business Day prior to the First Amendment Effective Date, with respect to the portion of the New Term Loan initially consisting of one or more Eurodollar Loans. Such Notice of Borrowing shall be irrevocable and shall specify (i) that the funding of the New Term Loan is requested and (ii) whether the funding of the New Term Loan shall be comprised of Base Rate Loans, Eurodollar Loans or a combination thereof, and if Eurodollar Loans are requested, the Interest Period(s) therefor. If the Borrower shall fail to deliver such Notice of Borrowing to the Administrative Agent by 11:00 A.M. (Charlotte, North Carolina time) on the third Business Day prior to the First Amendment Effective Date, then the full amount of the New Term Loan shall be disbursed on the First Amendment Effective Date as a Base Rate Loan. Each Lender shall make its New Term Loan Percentage of the New Term Loan available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in Schedule 11.1, or at such other office as the Administrative Agent may designate in writing, by 1:00 P.M. (Charlotte, North Carolina time) on the First Amendment Effective Date in Dollars and in funds immediately available to the Administrative Agent.

                  (c) Minimum Amounts. Each Eurodollar Loan or Base Rate Loan that is part of the New Term Loan shall be in an aggregate principal amount that is not less than $1,000,000 (or the then remaining principal balance of the New Term Loan, if less).

                  (d) Repayment of New Term Loan. The Borrower hereby promises to pay the outstanding principal amount of the New Term Loan in consecutive quarterly installments commencing March 31, 2004 as follows (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 3.3), in each case unless accelerated sooner pursuant to Section 9.2:

                                            NEW TERM LOAN PRINCIPAL
PRINCIPAL AMORTIZATION PAYMENT DATES          AMORTIZATION PAYMENT
-------------------------------------------------------------------
           March 31, 2004                         $ 2,000,000
           June 30, 2004                          $ 2,000,000
         September 30, 2004                       $ 2,000,000
         December 31, 2004                        $ 2,000,000
           March 31, 2005                         $ 4,000,000
           June 30, 2005                          $ 4,000,000
         September 30, 2005                       $ 4,000,000
         December 31, 2005                        $ 4,000,000
           March 31, 2006                         $ 6,000,000
           June 30, 2006                          $ 6,000,000
         September 30, 2006                       $ 6,000,000
         December 31, 2006                        $ 6,000,000
           March 31, 2007                         $ 8,000,000
           June 30, 2007                          $ 8,000,000
         September 30, 2007                       $ 8,000,000
         December 31, 2007                        $ 8,000,000
           March 31, 2008                         $10,000,000
           June 30, 2008                          $10,000,000
         September 30, 2008                       $10,000,000
         December 31, 2008                        $10,000,000
           March 31, 2009                         $10,000,000
           June 30, 2009                          $10,000,000
         September 30, 2009                       $10,000,000
           Maturity Date               $10,000,000 or, if different, the
                                       remaining principal amount of the
                                                 New Term Loan

                  (e) Interest. Subject to the provisions of Section 3.1, the New Term Loan shall bear interest at a per annum rate equal to:

                           (i) Base Rate Loans. During such periods as the New Term Loan shall be comprised in whole or in part of Base Rate Loans, such Base Rate Loans shall bear interest at a per annum rate equal to the Adjusted Base Rate.

                           (ii) Eurodollar Loans. During such periods as the New Term Loan shall be comprised in whole or in part of Eurodollar Loans, such Eurodollar Loans shall bear interest at a per annum rate equal to the Adjusted Eurodollar Rate.

         The Borrower hereby promises to pay interest on the New Term Loan in arrears on each applicable Interest Payment Date (or at such other times as may be specified herein).

                  (f) New Term Notes. The Borrower hereby agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note evidencing the New Term Loans of such Lender, substantially in the form of Exhibit 2.3(f), with appropriate insertions as to date and principal amount (a "New Term Note").

         2.4      LETTER OF CREDIT SUBFACILITY.

                  (a) Issuance. The Existing Letters of Credit have previously been issued by the Issuing Lender and, subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein and the agreements of the other Lenders set forth in this Section 2.4, the Issuing Lender agrees to issue, and each Lender severally agrees to participate in the issuance by the Issuing Lender of, standby and trade Letters of Credit in Dollars from time to time from the Closing Date until the date thirty (30) days prior to the Maturity Date as the Borrower may request, in a form acceptable to the Issuing Lender; provided, however, that (i) the LOC Obligations outstanding shall not at any time exceed TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000) (the "LOC Committed Amount") and (ii) the sum of the aggregate outstanding principal amount of Revolving Loans plus LOC Obligations plus Swing Line Loans outstanding shall not at any time exceed the Revolving Committed Amount. No Letter of Credit shall
         (x) have an original expiry date more than one year from the date of issuance (provided that any such Letter of Credit may contain customary "evergreen" provisions pursuant to which the expiry date is automatically extended by a specific time period unless the Issuing Lender gives notice to the beneficiary of such Letter of Credit at least a specified time period prior to the expiry date then in effect) or (y) as originally issued or as extended, have an expiry date extending beyond the date thirty (30) days prior to the Maturity Date. Each Letter of Credit shall comply with the related LOC Documents. The issuance date of each Letter of Credit shall be a Business Day. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof. The Issuing Lender shall be under no obligation to issue any Letter of Credit if (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it or (B) the issuance of such Letter of Credit would violate one or more policies of the Issuing Lender applicable to all applicants for letters of credit of the Issuing Lender generally.

                  (b) Notice and Reports. The request for the issuance of a Letter of Credit shall be submitted by the Borrower to the Issuing Lender, with a copy to the Administrative Agent, at least three (3) Business Days prior to the requested date of issuance. The Administrative Agent will, at least quarterly and more frequently upon request, disseminate to each of the Lenders a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of the prior report, and including therein, among other things, the beneficiary, the face amount and the expiry date, as well as any payment or expirations which may have occurred.

                  (c) Participation. Each Lender, upon issuance of a Letter of Credit, shall be deemed to have purchased without recourse a Participation Interest from the Issuing Lender in such Letter of Credit (including each Existing Letter of Credit) and the obligations arising thereunder and any collateral relating thereto, in each case in an amount equal to its pro rata share of the obligations under such Letter of Credit (based on the respective Revolving Commitment Percentages of the Lenders) and shall absolutely, unconditionally and irrevocably assume and be obligated to pay to the Issuing Lender through the Administrative Agent and discharge when due, its pro rata share of the obligations arising under such Letter of Credit (including each Existing Letter of Credit). Without limiting the scope and nature of each Lender's Participation Interest in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed as required hereunder or under any such Letter of Credit, each such Lender shall pay to the Issuing Lender its pro rata share of such unreimbursed drawing in same day funds on the day of notification by the Issuing Lender of an unreimbursed drawing pursuant to the provisions of subsection (d) below. The obligation of each Lender to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Lender under any Letter of Credit, together with interest as hereinafter provided. Until each Lender funds its Revolving Loan advance pursuant to this Section 2.4(c) to reimburse the Issuing Lender for any amount drawn under any Letter of Credit, interest in respect of such Lender's pro rata share of such amount shall be solely for the account of the Issuing Lender. If any Lender fails to make available to the Administrative Agent for the account of the Issuing Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.4(c), the Issuing Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Issuing Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the Issuing Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (c) shall be conclusive absent manifest error.

                  (d) Reimbursement. In the event of any drawing under any Letter of Credit, the Issuing Lender will promptly notify the Borrower and the Administrative Agent. Unless the Borrower shall immediately notify the Issuing Lender that the Borrower intends to otherwise reimburse the Issuing Lender for such drawing, the Borrower shall be deemed to have requested that the Lenders make a Revolving Loan in the amount of the drawing as provided in subsection (e) below on the related Letter of Credit, the proceeds of which will be used to satisfy the related reimbursement obligations. The Borrower promises to reimburse the Issuing Lender on the day of drawing under any Letter of Credit (either with the proceeds of a Revolving Loan obtained hereunder or otherwise) in same day funds. If the Borrower shall fail to reimburse the Issuing Lender as provided hereinabove, the Borrower promises to pay the Issuing Lender interest on the unreimbursed amount of such drawing on demand at a per annum rate equal to the Adjusted Base Rate plus 2%. The Borrower's reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of setoff, counterclaim or defense to payment the Borrower may claim or have against the Issuing Lender, the Administrative Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of the Borrower or any other Credit Party to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit. The Administrative Agent will promptly notify the other Lenders of the amount of any unreimbursed drawing and each Lender shall promptly pay to the Administrative Agent for the account of the Issuing Lender in Dollars and in immediately available funds, the amount of such Lender's pro rata share of such unreimbursed drawing. Such payment shall be made on the day such notice is received by such Lender from the Issuing Lender if such notice is received at or before 2:00 P.M. (Charlotte, North Carolina time), and otherwise such payment shall be made at or before 12:00 Noon (Charlotte, North Carolina time) on the Business Day next succeeding the day such notice is received. If such Lender does not pay such amount to the Issuing Lender in full upon such request, such Lender shall, on demand, pay to the Administrative Agent for the account of the Issuing Lender interest on the unpaid amount during the period from the date of such drawing until such Lender pays such amount to the Issuing Lender in full at a rate per annum equal to, if paid within two
         (2) Business Days of the date that such Lender is required to make payments of such amount pursuant to the preceding sentence, the Federal Funds Rate and thereafter at a rate equal to the Base Rate. Each Lender's obligation to make such payment to the Issuing Lender, and the right of the Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Credit Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the obligations of the Borrower hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever. Simultaneously with the making of each such payment by a Lender to the Issuing Lender, such Lender shall, automatically and without any further action on the part of the Issuing Lender or such Lender, acquire a Participation Interest in an amount equal to such payment (excluding the portion of such payment constituting interest owing to the Issuing Lender) in the related unreimbursed drawing portion of the LOC Obligation and in the interest thereon and in the related LOC Documents, and shall have a claim against the Borrower with respect thereto.

                  (e) Repayment with Revolving Loans. On any day on which the Borrower shall have requested, or been deemed to have requested, a Revolving Loan advance to reimburse a drawing under a Letter of Credit, the Administrative Agent shall give notice to the Lenders that a Revolving Loan has been requested or deemed requested by the Borrower to be made in connection with a drawing under a Letter of Credit, in which case a Revolving Loan advance comprised of Base Rate Loans (or Eurodollar Loans to the extent the Borrower has complied with the procedures of Section 2.1(b)(i) with respect thereto) shall be immediately made to the Borrower by all Lenders (notwithstanding any termination of the Commitments pursuant to Section 9.2) pro rata based on the respective Revolving Commitment Percentages of the Lenders (determined before giving effect to any termination of the Commitments pursuant to Section 9.2) and the proceeds thereof shall be paid directly to the Issuing Lender through the Administrative Agent for application to the respective LOC Obligations. Each such Lender hereby irrevocably agrees to make its pro rata share of each such Revolving Loan immediately upon any such request or deemed request in the amount, in the manner and on the date specified in the preceding sentence notwithstanding (i) the amount of such borrowing may not comply with the minimum amount for advances of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 5.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure for any such request or deemed request for Revolving Loan to be made by the time otherwise required hereunder, (v) whether the date of such borrowing is a date on which Revolving Loans are otherwise permitted to be made hereunder or (vi) any termination of the Commitments relating thereto immediately prior to or contemporaneously with such borrowing. In the event that any Revolving Loan cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower or any other Credit Party), then each such Lender hereby agrees that it shall forthwith purchase (as of the date such borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Issuing Lender such Participation Interests in the outstanding LOC Obligations as shall be necessary to cause each such Lender to share in such LOC Obligations ratably (based upon the respective Revolving Commitment Percentages of the Lenders (determined before giving effect to any termination of the Commitments pursuant to
         Section 9.2)), provided that at the time any purchase of Participation Interests pursuant to this sentence is actually made, the purchasing Lender shall be required to pay to the Issuing Lender, to the extent not paid to the Issuing Lender by the Borrower in accordance with the terms of subsection (d) above, interest on the principal amount of Participation Interests purchased for each day from and including the day upon which such borrowing would otherwise have occurred to but excluding the date of payment for such Participation Interests, at the rate equal to, if paid within two (2) Business Days of the date of the Revolving Loan advance, the Federal Funds Rate, and thereafter at a rate equal to the Base Rate.

                  (f) Designation of Consolidated Parties as Account Parties. Notwithstanding anything to the contrary set forth in this Credit Agreement, including without limitation Section 2.4(a), a Letter of Credit issued hereunder may be issued for the account of any Subsidiary of the Borrower, provided that the Borrower shall be the actual account party for all purposes of this Credit Agreement for such Letter of Credit the Borrower's reimbursement obligations hereunder with respect to such Letter of Credit shall not be affected.

                  (g) Renewal, Extension. The renewal or extension of any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

                  (h) Uniform Customs and Practices. The Issuing Lender may have the Letters of Credit be subject to The Uniform Customs and Practice for Documentary Credits (the "UCP") or the International Standby Practices 1998 (the "ISP98"), in either case as published as of the date of issue by the International Chamber of Commerce, in which case the UCP or the ISP98, as applicable, may be incorporated therein and deemed in all respects to be a part thereof.

                  (i)      Indemnification; Nature of Issuing Lender's Duties.

                           (i) In addition to its other obligations under this Section 2.4, the Borrower hereby agrees to pay, and protect, indemnify and save each Lender harmless from and against, any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) that such Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or (B) the failure of such Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions, herein called "Government Acts").

                           (ii) As between the Borrower and the Lenders (including the Issuing Lender), the Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. No Lender (including the Issuing Lender) shall be responsible: (A) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (D) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (E) for any consequences arising from causes beyond the control of such Lender, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of the Issuing Lender's rights or powers hereunder.

                           (iii) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by any Lender (including the Issuing Lender), under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put such Lender under any resulting liability to the Borrower or any other Credit Party. It is the intention of the parties that this Credit Agreement shall be construed and applied to protect and indemnify each Lender (including the Issuing Lender) against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrower (on behalf of itself and each of the other Credit Parties), including, without limitation, any and all Government Acts. No Lender (including the Issuing Lender) shall, in any way, be liable for any failure by such Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of such Lender.

                           (iv) Nothing in this subsection (i) is intended to limit the reimbursement obligations of the Borrower contained in subsection (d) above. The obligations of the Borrower under this subsection (i) shall survive the termination of this Credit Agreement. No act or omission of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Lenders (including the Issuing Lender) to enforce any right, power or benefit under this Credit Agreement.

                           (v) Notwithstanding anything to the contrary contained in this subsection (i), the Borrower shall have no obligation to indemnify any Lender (including the Issuing Lender) in respect of any liability incurred by such Lender
                  (A) arising solely out of the gross negligence or willful misconduct of the Issuing Lender, as determined by a court of competent jurisdiction, or (B) caused by the Issuing Lender's failure to pay under any Letter of Credit after presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit, as determined by a court of competent jurisdiction, unless such payment is prohibited by any law, regulation, court order or decree.

                  (j) Responsibility of Issuing Lender. It is expressly understood and agreed that the obligations of the Issuing Lender hereunder to the Lenders are only those expressly set forth in this Credit Agreement and that the Issuing Lender shall be entitled to assume that the conditions precedent set forth in Section 5.2 have been satisfied unless it shall have acquired actual knowledge that any such condition precedent has not been satisfied; provided, however, that nothing set forth in this Section 2.4 shall be deemed to prejudice the right of any Lender to recover from the Issuing Lender any amounts made available by such Lender to the Issuing Lender pursuant to this Section
         2.4 in the event that it is determined by a court of competent jurisdiction that the payment with respect to a Letter of Credit constituted gross negligence or willful misconduct on the part of the Issuing Lender.

                  (k) Conflict with LOC Documents. In the event of any conflict between this Credit Agreement and any letter of credit application, this Credit Agreement shall control.

                  (l) Cash Collateral. Upon the request of the Administrative Agent, if, as of the Maturity Date for Letters of Credit, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the then outstanding LOC Obligations (in an amount equal to such outstanding amount determined as of the date of such borrowing or the expiry date, as the case may be). For purposes hereof, "Cash Collateralize" means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Lender and the other Lenders, as collateral for the LOC Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Lender (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Lender and the other Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

         2.5      INCREASE IN REVOLVING COMMITMENTS.

         (a) Provided there exists no Default or Event of Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request an increase in the Revolving Committed Amount; provided, however, that the maximum amount of the Revolving Committed Amount after giving effect to any such increase shall not exceed $100,000,000. The aggregate amount of any individual increase hereunder shall be in a minimum amount of $5,000,000, or such lesser amount as may be necessary to increase the Revolving Committed Amount to the maximum $100,000,000, and in integral multiples of $1,000,000 in excess thereof. To achieve the full amount of a requested increase, the Borrower may solicit increased Revolving Commitments from existing Lenders and also invite additional Eligible Assignees to become Lenders; provided, however, that no existing Lender shall be obligated to accept an increase in its Revolving Commitment pursuant to this Section 2.5 unless it specifically consents to such increase in writing. Any Lender or Eligible Assignee agreeing to increase its existing Revolving Commitment or provide a new Revolving Commitment pursuant to this Section 2.5 shall, in connection therewith, deliver to the Administrative Agent a new commitment agreement in form and substance satisfactory to the Administrative Agent and its counsel.

         (b) If the Revolving Committed Amount is increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the "Increase Effective Date") and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date and Schedule 2.1(a) hereto shall be deemed amended to reflect such increase and final allocation. As a condition precedent to such increase, in addition to any deliveries pursuant to subsection (a) above, the Borrower shall deliver to the Administrative Agent each of the following in form and substance satisfactory to the Administrative Agent: (1) a certificate of each Credit Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by an Executive Officer of such Credit Party (i) certifying and attaching the resolutions adopted by such Credit Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Section 6 and the other Credit Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.5, the representations and warranties contained in Section 6.1 shall be deemed to refer to the most recent statements furnished pursuant to Section 7.1, and (B) no Default or Event of Default exists; (2) a statement of reaffirmation from each Credit Party pursuant to which each such Credit Party ratifies this Agreement and the other Credit Documents and acknowledges and reaffirms that, after giving effect to such increase, it is bound by all terms of this Agreement and the other Credit Documents (including, but not limited to, the granting of Liens under the Collateral Documents); (3) if the increase is being provided by an existing Lender, and such Lender is then in possession of a Revolving Note, a revised Revolving Note in favor of such Lender reflecting such Lender's Revolving Commitment after giving effect to such increase; and (4) if the increase is being provided by a new Lender, a Revolving
Note in favor of such Lender if so requested by such Lender. The Borrower shall prepay any Revolving Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.12), by requesting a new Loan or otherwise, to the extent necessary to keep the outstanding Revolving Loans ratable with respect to any revised Revolving Commitments arising from any nonratable increase in the Revolving Commitments under this Section.

         (c) This Section shall supersede any provisions in Sections 3.14 or 11.6 to the contrary.

                                    SECTION 3

                 OTHER PROVISIONS RELATING TO CREDIT FACILITIES

         3.1      DEFAULT RATE.

         Upon the occurrence, and during the continuance, of an Event of Default, (i) the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall at the discretion of the Required Lenders (or automatically if the Event of Default is pursuant to Section 9.1(f)) bear interest, payable on demand, at a per annum rate 2% greater than the rate which would otherwise be applicable (or if no rate is applicable, whether in respect of interest, fees or other amounts, then the Adjusted Base Rate plus 2%) and (ii) the Letter of Credit Fee shall accrue at a per annum rate 2% greater than the rate which would otherwise be applicable.

         3.2      EXTENSION AND CONVERSION.

         The Borrower shall have the option, on any Business Day, to extend existing Loans into a subsequent permissible Interest Period or to convert Loans into Loans of another interest rate type; provided, however, that (i) except as provided in Section 3.8, Eurodollar Loans may be converted into Base Rate Loans or extended as Eurodollar Loans for new Interest Periods only on the last day of the Interest Period applicable thereto, (ii) Loans extended as, or converted into, Eurodollar Loans shall be subject to the terms of the definition of "Interest Period" set forth in Section 1.1 and shall be in such minimum amounts as provided in, with respect to Revolving Loans, Section 2.1(b)(ii) with respect to Swing Line Loans, Section 2.2(c) or with respect to the New Term Loan,
Section 2.3(c) (iii) no more than 10 Eurodollar Loans which are Revolving Loans and 6 Eurodollar Loans which are Loans under the New Term Loan shall be outstanding hereunder at any time (it being understood that, for purposes hereof, Eurodollar Loans with different Interest Periods shall be considered as separate Eurodollar Loans, even if they begin on the same date, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new Eurodollar Loan with a single Interest Period) and (iv) any request for extension or conversion of a Eurodollar Loan which shall fail to specify an Interest Period shall be deemed to be a request for an Interest Period of one month. Each such extension or conversion shall be effected by the Borrower by giving a Notice of Extension/Conversion (or telephonic notice promptly confirmed in writing) to the office of the Administrative Agent specified in Schedule 11.1, or at such other office as the Administrative Agent may designate in writing, prior to 11:00 A.M. (Charlotte, North Carolina time) on the Business Day of, in the case of the conversion of a Eurodollar Loan into a Base Rate Loan, and on the third Business Day prior to, in the case of the extension of a Eurodollar Loan as, or conversion of a Base Rate Loan into, a Eurodollar Loan, the date of the proposed extension or conversion, specifying the date of the proposed extension or conversion, the Loans to be so extended or converted, the types of Loans into which such Loans are to be converted and, if appropriate, the applicable Interest Periods with respect thereto. In the event the Borrower fails to request extension or conversion of any Eurodollar Loan in accordance with this Section 3.2, or any such conversion or extension is not permitted or required by this Section 3.2, then such Eurodollar Loan shall be automatically converted into a Base Rate Loan at the end of the Interest Period applicable thereto. The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed extension or conversion affecting any Loan.

         3.3      PREPAYMENTS.

                  (a) Voluntary Prepayments. The Borrower shall have the right to prepay Loans in whole or in part from time to time; provided, however, that each partial prepayment of Loans shall be in a minimum principal amount of $1,000,000 and integral multiples of $100,000 in excess thereof and subject to the foregoing terms, amounts prepaid under this Section 3.3(a) shall be applied as the Borrower may elect; provided that if the Borrower shall fail to specify with respect to any voluntary prepayment, such voluntary prepayment shall be applied first pro rata to the remaining principal installments of the New Term Loan then to the Revolving Loans (without any corresponding reduction in the Revolving Committed Amount unless so requested by the Borrower), in each case first to Base Rate

         Loans and then to Eurodollar Loans in direct order of Interest Period maturities. All prepayments under this Section 3.3(a) shall be subject to Section 3.12, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

                  (b)      Mandatory Prepayments.

                           (i)      (A)      Revolving Committed Amount. If at
                                    any time, the sum of the aggregate
                                    outstanding principal amount of Revolving
                                    Loans plus the aggregate outstanding
                                    principal amount of Swing Line Loans plus
                                    LOC Obligations shall exceed the Revolving
                                    Committed Amount, the Borrower, within two
                                    (2) Business Days, shall prepay the Loans and/or cash collateralize the LOC Obligations in an amount sufficient to eliminate such excess (such prepayment to be applied as set forth in clause (vii) below).

                                    (B)      LOC Committed Amount. If at any
                                    time, the sum of the aggregate principal amount of LOC Obligations shall exceed the LOC Committed Amount, the Borrower immediately shall cash collateralize the LOC Obligations in an amount sufficient to eliminate such excess (such prepayment to be applied as set forth in clause (vii) below).

                           (ii)     (A)      Asset Dispositions. Immediately
                                    upon the occurrence of any Asset Disposition
                                    Prepayment Event, the Borrower shall prepay the Loans and/or cash collateralize the LOC Obligations in an aggregate amount equal to 100% of the Net Cash Proceeds of the related Asset Disposition not applied (or caused to be applied) by the Credit Parties during the related Application Period to make Eligible Reinvestments as contemplated by the terms of Section 8.5(f) (such prepayment to be applied as set forth in clause (vii) below); provided, however, that no prepayment shall be required under this clause (ii)(A) to the extent the Net Cash Proceeds of the related Asset Disposition not applied (or caused to be applied) by the Credit Parties during the related Application Period to make Eligible Reinvestments as contemplated by the terms of Section 8.5(f) do not exceed (a) with respect to any individual Asset Disposition, $500,000 and (b) with respect to all Asset Dispositions consummated in a given fiscal year, $2,000,000.

                                    (B)      Involuntary Dispositions.
                                    Immediately upon the occurrence of an
                                    Involuntary Disposition Prepayment Event, the Borrower shall prepay the Loans and/or cash collateralize the LOC Obligations in an aggregate amount equal to 100% of the Excess Proceeds (such prepayment to be applied as set forth in clause (vii) below).

                           (iii) Debt Issuances. Promptly, but in any event within five (5) Business Days, upon the occurrence of a Debt Issuance Prepayment Event, the Borrower shall prepay the Loans and/or cash collateralize the LOC Obligations in an aggregate amount equal to 100% of the Net Cash Proceeds of the related Debt Issuance (such prepayment to be applied as set forth in clause
                           (vii) below).

                           (iv) Equity Issuances. Promptly, but in any event within five (5) Business Days, upon the occurrence of an Equity Issuance Prepayment Event, the Borrower shall prepay the Loans and/or cash collateralize the LOC Obligations in an aggregate amount equal to (A) 100% of the Net Cash Proceeds of the related Equity Issuance if the Total Leverage Ratio as of the end of the most recently ended fiscal quarter for which the Required Financial Information has been delivered is equal to or greater than 3.50:1.0, (B) 75% of the Net Cash Proceeds of the related Equity Issuance if the Total Leverage Ratio as of the end of such preceding fiscal quarter is less than 3.50:1.0 but equal to or greater than 2.50:1.0, and (C) 50% of the Net Cash Proceeds of the related Equity Issuance if the Total Leverage Ratio as of the end of the most recently ended fiscal quarter for which the Required Financial Information has been delivered is less than 2.50:1.0 (such prepayment to be applied as set forth in clause
                           (vii) below).

                           (v) Royalties. Within forty-five (45) days after the end of each fiscal quarter, the Borrower shall prepay the Loans and/or cash collateralize the LOC Obligations in an aggregate amount equal to (A) if the Total Leverage Ratio as of the end of such preceding fiscal quarter is equal to or greater than 3.25:1.0, 75% of the Royalties for such fiscal quarter most recently ended, (B) if the Total Leverage Ratio as of the end of such preceding fiscal quarter is less than 3.25:1.0 but equal to or greater than 2.50:1.0, 25% of the Royalties for such fiscal quarter most recently ended and (C) if the Total Leverage Ratio as of the end of such preceding fiscal quarter is less than 2.50:1.0, 0% of the Royalties for such fiscal quarter most recently ended (such prepayment to be applied as set forth in clause (vii) below).

                           (vi) Excess Cash Flow. Within ninety (90) days after the end of each fiscal year, the Borrower shall prepay the Loans and/or cash collateralize the LOC Obligations in an amount equal to (A) if the Total Leverage Ratio as of the end of such preceding fiscal year is equal to or greater than 3.25:1.0, 75% of Excess Cash Flow for such prior fiscal year, (B) if the Total Leverage Ratio as of the end of such preceding fiscal year is less than 3.25:1.0 but equal to or greater than 2.50:1.0, 25% of Excess Cash Flow for such prior fiscal year and (C) if the Total Leverage Ratio as of the end of such preceding fiscal year is less than 2.50:1.0, 0% of Excess Cash Flow for such prior fiscal year (such prepayment to be applied as set forth in clause (vii) below).

                           (vii) Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 3.3(b) shall be applied as follows:

                                    (A)      with respect to all amounts prepaid
                                    pursuant to Section 3.3(b)(i)(A), first to Swing Line Loans and then to Revolving Loans and (after all Revolving Loans and Swing Line Loans have been repaid) to a cash collateral account in respect of LOC Obligations;

                                    (B)      with respect to all amounts prepaid
                                    pursuant to Section 3.3(b)(i)(B), to a cash collateral account in respect of LOC Obligations;

                                    (C)      with respect to all amounts prepaid
                                    pursuant to Section 3.3(b)(iii), (iv) or
                                    (vi), first to the New Term Loan (credited first, with respect to prepayments pursuant to clause (vi) above only, to installments due in the next succeeding six months (to the extent requested by the Borrower) and then, with respect to all other amounts, pro rata with respect to each remaining installment of principal), then, after the New Term Loan is paid in full, to the Swing Line Loans, then, after the Swing Line Loans are paid in full, to the Revolving Loans and, finally (after all Revolving Loans and Swing Line Loans have been repaid), to a cash collateral account in respect of LOC Obligations; and

                                    (D)      with respect to all amounts prepaid
                                    pursuant to Section 3.3(b)(ii) or (v), pro rata to (x) the New Term Loan (credited first, with respect to prepayments pursuant to clause (v) above only, to installments due in the next succeeding six months (to the extent requested by the Borrower) and then, with respect to all other amounts, pro rata with respect to each remaining installment of principal) and (y) the Revolving Loans and Swing Line Loans, with outstanding Swing Line Loans prepaid first and then Revolving Credit Loans prepaid second, and (after all Revolving Loans and Swing Line Loans have been repaid) to a cash collateral account in respect of LOC Obligations (with, in the case of prepayments applied to the Revolving Loans pursuant to clause (ii) above, and only if an Event of Default has occurred, a corresponding permanent reduction in the Revolving Committed Amount; provided, however, that, on the 360th day following the receipt by a Consolidated Party of the Net Cash Proceeds that gave rise to such prepayment, there shall be a permanent reduction in the Revolving Committed Amount that corresponds to a prepayment applied pursuant to Section 3.3(b)(ii) and clause (y) above (to the extent that no prior permanent reduction of the Revolving Committed Amount has occurred) if, on such 360th day, such Net Cash Proceeds have not been applied toward Eligible Reinvestments).

                           Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurodollar Loans in direct order of Interest Period maturities. All prepayments under this Section 3.3(b) shall be subject to Section 3.12, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

                           (viii) Prepayment Account. If the Borrower is required to make a mandatory prepayment of Eurodollar Loans under this Section 3.3(b), the Borrower shall have the right, in lieu of making such prepayment in full, to deposit an amount equal to such mandatory prepayment with the Administrative Agent in a cash collateral account maintained (pursuant to documentation reasonably satisfactory to the Administrative Agent) by and in the sole dominion and control of the Administrative Agent. Any amounts so deposited shall be held by the Administrative Agent as collateral for the prepayment of such Eurodollar Loans and shall be applied to the prepayment of the applicable Eurodollar Loans at the end of the current Interest Periods applicable thereto. At the request of the Borrower, amounts so deposited shall be invested by the Administrative Agent in Cash Equivalents maturing prior to the date or dates on which it is anticipated that such amounts will be applied to prepay such Eurodollar Loans; any interest earned on such Cash Equivalents will be for the account of the Borrower and the Borrower will deposit with the Administrative Agent the amount of any loss on any such Cash Equivalents to the extent necessary in order that the amount of the prepayment to be made with the deposited amounts shall not be reduced.

                  (c) Hedging Agreements. No repayment or prepayment pursuant to this Section 3.3 shall affect the obligations of any Credit Party under any Hedging Agreement.

         3.4      TERMINATION AND REDUCTION OF REVOLVING COMMITTED AMOUNT.

                  (a) Voluntary Reductions. The Borrower may from time to time permanently reduce or terminate the Revolving Committed Amount in whole or in part (in minimum aggregate amounts of $1,000,000 or in integral multiples of $100,000 in excess thereof (or, if less, the full remaining amount of the then applicable Revolving Committed Amount)) upon five Business Days' prior written notice to the Administrative Agent; provided, however, no such termination or reduction shall be made which would cause the sum of the aggregate outstanding principal amount of Revolving Loans plus the aggregate amount of outstanding Swing Line Loans plus LOC Obligations to exceed the Revolving Committed

         Amount, unless, concurrently with such termination or reduction, the Revolving Loans are repaid to the extent necessary to eliminate such excess. The Administrative Agent shall promptly notify each affected Lender of receipt by the Administrative Agent of any notice from the Borrower pursuant to this Section 3.4(a).

                  (b) New Term Loan Commitments. The New Term Loan Commitment of each Lender, if any, shall automatically terminate at such time as such Lender shall have made available to the Borrower such Lender's share of the New Term Loan.

                  (c) Mandatory Reductions. The Revolving Committed Amount automatically shall be permanently reduced from time to time in accordance with the terms of Section 3.3(b)(vii).

                  (d)      Maturity Date. Unless terminated sooner pursuant to
         Section 3.4(a) or Section 9.2, the Revolving Commitments of the Lenders and the LOC Commitment of the Issuing Lender shall automatically terminate on the Maturity Date.

                  (e) General. The Borrower shall pay to the Administrative Agent for the account of the Lenders in accordance with the terms of
         Section 3.5(a), on the date of each termination or reduction of the Revolving Committed Amount, the Unused Fee accrued through the date of such termination or reduction on the amount of the Revolving Committed Amount so terminated or reduced.

         3.5      FEES.

                  (a) Unused Fee. In consideration of the Revolving Commitments of the Lenders hereunder, the Borrower promises to pay to the Administrative Agent for the account of each Lender a fee (the "Unused Fee") on the Unused Revolving Committed Amount computed at a per annum rate for each day during the applicable Unused Fee Calculation Period (hereinafter defined) at a rate equal to the Applicable Percentage in effect from time to time. The Unused Fee shall commence to accrue on the Closing Date and shall be due and payable in arrears thereafter on the last Business Day of each March, June, September and December (and on any date that the Revolving Committed Amount is reduced and on the Maturity Date) for the immediately preceding quarter (or portion thereof) (each such quarter or portion thereof for which the Unused Fee is payable hereunder being herein referred to as an "Unused Fee Calculation Period"), beginning with the first of such dates to occur after the Closing Date.

                  (b) Administrative Agent's Fees. The Borrower promises to pay to the Administrative Agent, for its own account, an annual administrative fee as agreed to between the Borrower and the Administrative Agent in that certain fee letter referenced in clause
         (i) of the definition of the term "Fee Letters."

                  (c)      Letter of Credit Fees.

                           (i)      Letter of Credit Issuance Fee. In
                  consideration of the issuance of Letters of Credit hereunder, the Borrower promises to pay to the Administrative Agent for the account of each Lender a fee (the "Letter of Credit Fee") on such Lender's Revolving Commitment Percentage of the average daily maximum amount available to be drawn under each such Letter of Credit computed at a per annum rate for each day from the date of issuance to the date of expiration equal to the Applicable Percentage for Letter of Credit Fees. The Letter of Credit Fee will be payable quarterly in arrears on the last Business Day of each March, June, September and December for the immediately preceding quarter (or a portion thereof).

                           (ii) Issuing Lender Fees. In addition to the Letter of Credit Fee payable pursuant to clause (i) above, the Borrower promises to pay to the Administrative Agent for the account of the Issuing Lender without sharing by the other Lenders (i) a letter of credit fronting fee of 0.125% on the average daily maximum amount available to be drawn under each Letter of Credit (other than the Existing Letters of Credit except in connection with renewals, modifications or extensions of the Existing Letters of Credit) computed at a per annum rate for each day from the date of issuance to the date of expiration (which fronting fee shall be payable quarterly in arrears on the first Business Day following the last Business Day of each March, June, September and December for the immediately preceding quarter (or a portion thereof)) and (ii) the customary charges from time to time of the Issuing Lender with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit.

         3.6      CAPITAL ADEQUACY.

         If any Lender has reasonably determined, after the date hereof, that the adoption or the becoming effective of, or any change in, or any change by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof in the interpretation or administration of, any applicable law, rule or regulation regarding capital adequacy, or compliance by such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Lender could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender's policies with respect to capital adequacy), then, within thirty (30) days of notice from such Lender to the Borrower (such notice to include reasonable detail as to such change), the Borrower shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction; provided that the Borrower shall not be obligated to reimburse any Lender for such increase or reduction for any period ninety (90) days prior to such Lender providing notice if such Lender was aware of the circumstances that existed which would cause such increase or reduction during such ninety (90) day prior-period. Each determination by any such Lender of amounts owing under this Section shall if made in good faith, absent manifest error, be conclusive and binding on the parties hereto.

         3.7      LIMITATION ON EURODOLLAR LOANS.

         If on or prior to the first day of any Interest Period for any Eurodollar Loan:

                  (a) the Administrative Agent determines (which determination if made in good faith shall be conclusive absent manifest error) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

                  (b) the Required Lenders determine (which determination if made in good faith shall be conclusive absent manifest error) and notify the Administrative Agent that the Eurodollar Rate will not adequately and fairly reflect the cost to the Lenders of funding Eurodollar Loans for such Interest Period;

then the Administrative Agent shall give the Borrower prompt notice thereof, and so long as such condition remains in effect, the Lenders shall be under no obligation to make additional Eurodollar Loans, Continue Eurodollar Loans, or to Convert Base Rate Loans into Eurodollar Loans and the Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding Eurodollar Loans, either prepay such Eurodollar Loans or Convert such Eurodollar Loans into Base Rate Loans in accordance with the terms of this Credit Agreement.

         3.8      ILLEGALITY.

         Notwithstanding any other provision of this Credit Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to make, maintain, or fund Eurodollar Loans hereunder, then such Lender shall promptly notify the Borrower thereof and such Lender's obligation to make or Continue Eurodollar Loans and to Convert Base Rate Loans into Eurodollar Loans shall be suspended until such time as such Lender may again make, maintain, and fund Eurodollar Loans (in which case the provisions of Section 3.10 shall be applicable).

         3.9      REQUIREMENTS OF LAW.

                  (a) If, after the date hereof, the adoption of any applicable law, rule, or regulation, or any change in any applicable law, rule, or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank, or comparable agency:

                           (i) shall subject such Lender (or its Applicable Lending Office) to any tax, duty, or other charge with respect to any Eurodollar Loans, its Notes, or its obligation to make Eurodollar Loans, or change the basis of taxation of any amounts payable to such Lender (or its Applicable Lending Office) under this Credit Agreement or its Notes in respect of any Eurodollar Loans (other than taxes imposed on the overall net income of such Lender by the jurisdiction in which such Lender has its principal office or such Applicable Lending Office);

                           (ii) shall impose, modify, or deem applicable any reserve, special deposit, assessment, or similar requirement (other than the Eurodollar Reserve Percentage utilized in the determination of the Adjusted Eurodollar Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Lender (or its Applicable Lending Office), including the Commitment of such Lender hereunder; or

                           (iii)    shall impose on such Lender (or its
                  Applicable Lending Office) or the London interbank market any other condition affecting this Credit Agreement or its Notes or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making, Converting into, Continuing, or maintaining any Eurodollar Loans or to reduce any sum received or receivable by such Lender (or its Applicable Lending Office) under this Credit Agreement or its Notes with respect to any Eurodollar Loans, then the Borrower shall pay to such Lender within thirty (30) days of notice from such Lender to the Borrower (such notice to include reasonable detail as to such change) such amount or amounts as will compensate such Lender for such increased cost or reduction. If any Lender requests compensation by the Borrower under this Section 3.9, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or Continue Eurodollar Loans, or to Convert Base Rate Loans into Eurodollar Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.10 shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested. Each Lender shall promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 3.9 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to it. Any Lender claiming compensation under this Section 3.9 shall furnish to the Borrower and the Administrative Agent a statement setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive, if made in good faith, in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

         (b) The Borrower shall not be required to compensate a Lender pursuant to this Section 3.9 for any increased costs or reductions incurred more than 90 days prior to the date that such Lender notifies the Borrower of the change of law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor; provided that, if the change of law giving rise to such increased costs or reductions is retroactive, then such 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

         3.10     TREATMENT OF AFFECTED LOANS.

         If the obligation of any Lender to make any Eurodollar Loan or to Continue, or to Convert Base Rate Loans into, Eurodollar Loans shall be suspended pursuant to Section 3.7, 3.8 or 3.9 hereof, such Lender's Eurodollar Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurodollar Loans (or, in the case of a Conversion, on such earlier date as such Lender may specify to the Borrower with a copy to the Administrative Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in
Section 3.7, 3.8 or 3.9 hereof that gave rise to such Conversion no longer exist:

                  (a) to the extent that such Lender's Eurodollar Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender's Eurodollar Loans shall be applied instead to its Base Rate Loans; and

                  (b) all Loans that would otherwise be made or Continued by such Lender as Eurodollar Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into Eurodollar Loans shall remain as Base Rate Loans.

If such Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.7, 3.8 or 3.9 hereof that gave rise to the Conversion of such Lender's Eurodollar Loans pursuant to this
Section 3.10 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Loans made by other Lenders are outstanding, such Lender's Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurodollar Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

         3.11     TAXES.

                  (a) Any and all payments by any Credit Party to or for the account of any Lender or the Administrative Agent hereunder or under any other Credit Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, taxes imposed on its income, and franchise taxes imposed on it, (i) by the jurisdiction under the laws of which such Lender (or its Applicable Lending Office) or the Administrative Agent (as the case may be) is organized or any political subdivision thereof or (ii) by reason of any present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision thereof, other than such a connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced this Credit Agreement or the Notes (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as "Taxes"). If any Credit Party shall be required by law to deduct any Taxes from or in respect of any sum payable under this Credit Agreement or any other Credit Document to any Lender or the Administrative Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.11) such Lender or the Administrative Agent receives an amount equal to the sum it would have received had no such deductions been made,
         (ii) such Credit Party shall make such deductions, (iii) such Credit Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and
         (iv) such Credit Party shall furnish to the Administrative Agent, at its address referred to in Section 11.1, the original or a certified copy of a receipt evidencing payment thereof.

                  (b) In addition, the Borrower agrees to pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under this Credit Agreement or any other Credit Document or from the execution or delivery of, or otherwise with respect to, this Credit Agreement or any other Credit Document (hereinafter referred to as "Other Taxes").

                  (c) The Borrower agrees to indemnify each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.11) paid by such Lender or the Administrative Agent (as the case may
         be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto. This indemnification shall be made within thirty (30) days from the date the Administrative Agent or such Lender, or the case may be, makes written demand therefor.

                  (d)      Each Lender that is not a United States person under
         Section 7701(a)(30) of the Code, on or prior to the date of its execution and delivery of this Credit Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower or the Administrative Agent (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower and the Administrative Agent with (i) Internal Revenue Service Form W-8 BEN or W-8 ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces to zero the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Credit Agreement is effectively connected with the conduct of a trade or business in the United States, (ii) Internal Revenue Service Form W-8 or W-9, as appropriate, or any successor form prescribed by the Internal Revenue Service, and/or (iii) any other form or certificate required by any taxing authority (including any certificate required by Sections 871(h) and 881(c) of the Internal Revenue Code), certifying that such Lender is entitled to an exemption from tax on payments pursuant to this Credit Agreement or any of the other Credit Documents.

                  (e) For any period with respect to which a Lender has failed to provide the Borrower and the Administrative Agent with the appropriate form pursuant to Section 3.11(d) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 3.11(a) or 3.11(b) with respect to Taxes imposed by the United States; provided, however, that should a Lender, which is otherwise exempt from withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

                  (f) If any Credit Party is required to pay additional amounts to or for the account of any Lender pursuant to this Section 3.11, then such Lender will agree to use reasonable efforts to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Lender, is not otherwise disadvantageous to such Lender.

                  (g) Without prejudice to the survival of any other agreement of the Credit Parties hereunder, the agreements and obligations of the Credit Parties contained in this Section 3.11 shall survive the repayment of the Loans, the LOC Obligations and other obligations under the Credit Documents and the termination of the Commitments hereunder.

         3.12     COMPENSATION.

         Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

                  (i) any Continuation, Conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

                  (ii) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, Continue or Convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

                  (iii) any assignment of a Eurodollar Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 3.17;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.12, each Lender shall be deemed to have funded each Eurodollar Loan made by it at the Interbank Offered Rate for such Loan by a matching deposit or other borrowing in the applicable offshore Dollar interbank market for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded. The covenants of the Borrower set forth in this Section 3.12 shall survive the repayment of the Loans, the LOC Obligations and other obligations under the Credit Documents and the termination of the Commitments hereunder.

         3.13     PRO RATA TREATMENT.

         Except to the extent otherwise provided herein:

                  (a) Loans. Each Loan (other than Swing Line Loans), each payment or (subject to the terms of Section 3.3) prepayment of principal of any Loan (other than Swing Line Loans) or reimbursement obligations arising from drawings under Letters of Credit, each payment of interest on the Loans (other than Swing Line Loans) or reimbursement obligations arising from drawings under Letters of Credit, each payment of Unused Fees, each payment of the Letter of Credit Fee, each reduction of the Revolving Committed Amount and each conversion or extension of any Loan (other than Swing Line Loans), shall be allocated pro rata among the Lenders in accordance with the respective principal amounts of their outstanding Loans of the applicable type and Participation Interests in Loans of the applicable type and Letters of Credit.

                  (b) Swing Line Loans. The Swing Line Lender shall receive, for its own account, all payments or prepayments of principal and interest with respect to the Swing Line Loans; provided, however, upon the funding of the Participants' participation interests with respect to a Swing Line Loan pursuant to Section 2.2(d), such Participants shall be entitled to receive their pro rata share of any payment or prepayment of principal and interest with respect to such Swing Line Loan.

                  (c)      Advances.

                           (i) No Lender shall be responsible for the failure or delay by any other Lender in its obligation to make its ratable share of a borrowing hereunder; provided, however, that the failure of any Lender to fulfill its obligations hereunder shall not relieve any other Lender of its obligations hereunder.

                           (ii) Unless the Borrower or any Lender has notified the Administrative Agent prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

                                    (A)      if the Borrower failed to make such
                                    payment, each Lender shall forthwith on
                                    demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds, at the Federal Funds Rate from time to time in effect; and

                                    (B)      if any Lender failed to make such
                                    payment, such Lender shall forthwith on
                                    demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the "Compensation Period") at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender does not pay such amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing.

                  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights that the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder. A notice of the Administrative Agent to any Lender with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

                  The obligations of the Lenders hereunder to make Revolving Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Revolving Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Loan or purchase its participation.

         3.14     SHARING OF PAYMENTS.

         The Lenders agree among themselves that, in the event that any Lender shall obtain payment in respect of any Loan, LOC Obligations or any other obligation owing to such Lender under this Credit Agreement through the exercise of a right of setoff, banker's lien or counterclaim, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, in excess of its pro rata share of such payment as provided for in this Credit Agreement, such Lender shall promptly purchase from the other Lenders a Participation Interest in such Loans, LOC Obligations and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Credit Agreement. The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of setoff, banker's lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by repurchase of a Participation Interest theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise restored. The Borrower agrees that any Lender so purchasing such a Participation Interest may, to the fullest extent permitted by law, exercise all rights of payment, including setoff, banker's lien or counterclaim, with respect to such Participation Interest as fully as if such Lender were a holder of such Loan, LOC Obligations or other obligation in the amount of such Participation Interest. Except as otherwise expressly provided in this Credit Agreement, if any Lender shall fail to remit to the Administrative Agent or any other Lender an amount payable by such Lender to the Administrative Agent or such other Lender pursuant to this Credit Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Administrative Agent or such other Lender at a rate per annum equal to the Federal Funds Rate. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.14 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 3.14 to share in the benefits of any recovery on such secured claim.

         3.15     PAYMENTS, COMPUTATIONS, ETC.

                  (a) Generally. Except as otherwise specifically provided herein, all payments hereunder shall be made to the Administrative Agent in Dollars in immediately available funds, without condition or deduction for any counterclaim, defense, recoupment or setoff of any kind, at the Administrative Agent's office specified in Schedule 11.1 not later than 2:00 P.M. (Charlotte, North Carolina time) on the date when due. Payments received after such time shall be deemed to have been received on the next succeeding Business Day. The Administrative Agent may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the Borrower or any other Credit Party maintained with the Administrative Agent (with notice to the Borrower or such other Credit Party). The Borrower shall, at the time it makes any payment under this Credit Agreement, specify to the Administrative Agent the Loans, LOC Obligations, Fees, interest or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that it fails so to specify, or if such application would be inconsistent with the terms hereof, the Administrative Agent shall distribute such payment to the Lenders in such manner as the Administrative Agent may determine to be appropriate in respect of obligations owing by the Borrower hereunder, subject to the terms of Section 3.13(a)). The Administrative Agent will distribute such payments to such Lenders, if any such payment is received prior to 2:00 P.M. (Charlotte, North Carolina time) on a Business Day in like funds as received prior to the end of such Business Day and otherwise the Administrative Agent will distribute such payment to such Lenders on the next succeeding Business Day. Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and Fees for the period of such extension), except that in the case of Eurodollar Loans, if the extension would cause the payment to be made in the next following calendar month, then such payment shall instead be made on the next preceding Business Day. Except as expressly provided otherwise herein, all computations of interest and fees shall be made on the basis of actual number of days elapsed over a year of 360 days, except with respect to computation of interest on Base Rate Loans and Swing Line Loans which shall be calculated based on a year of 365 or 366 days, as appropriate. Interest shall accrue from and include the date of borrowing, but exclude the date of payment.

                  (b) Allocation of Payments After Acceleration. Notwithstanding any other provisions of this Credit Agreement to the contrary, after acceleration of the Credit Party Obligations pursuant to Section 9.2, all amounts collected or received by the Administrative Agent or any Lender on account of the Credit Party Obligations or any other amounts outstanding under any of the Credit Documents or in respect of the Collateral shall be paid over or delivered as follows:

                           FIRST, to the payment of all reasonable out-of-pocket
                  costs and expenses (including without limitation reasonable attorneys' fees) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents and any protective advances made by the Administrative Agent with respect to the Collateral under or pursuant to the terms of the Collateral Documents;

                           SECOND, to payment of any fees owed to the
                  Administrative Agent or the Swing Line Lender;

                           THIRD, to the payment of all reasonable out-of-pocket
                  costs and expenses (including without limitation, reasonable attorneys' fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Credit Party Obligations owing to such Lender;

                           FOURTH, to the payment of all of the Credit Party
                  Obligations consisting of accrued fees and interest (including Credit Party Obligations consisting of scheduled or periodic payments with respect to Hedging Agreements);

                           FIFTH, to the payment of the outstanding principal
                  amount of the Credit Party Obligations (including the cash collateralization of the outstanding LOC Obligations) and any Credit Party Obligations consisting of termination or other payments with respect to Hedging Agreements;

                           SIXTH, to all other Credit Party Obligations and
                  other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses "FIRST" through "FIFTH" above; and

                           SEVENTH, to the payment of the surplus, if any, to
                  whomever may be lawfully entitled to receive such surplus.

         In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category, (ii) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Credit Party Obligations held by such Lender bears to the aggregate then outstanding Credit Party Obligations) of amounts available to be applied pursuant to clauses "THIRD", "FOURTH", "FIFTH" and "SIXTH" above and (iii) to the extent that any amounts available for distribution pursuant to clause "FIFTH" above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent in a cash collateral account and applied (A) first, to reimburse the Issuing Lender from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses "FIFTH" and "SIXTH" above in the manner provided in this Section 3.15(b).

         3.16     EVIDENCE OF DEBT.

                  (a) Each Lender shall maintain an account or accounts evidencing each Loan made by such Lender to the Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Credit Agreement. Each Lender will make reasonable efforts to maintain the accuracy of its account or accounts and to promptly update its account or accounts from time to time, as necessary.

                  (b) The Administrative Agent shall maintain the Register pursuant to Section 11.3(c), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount, type and Interest Period of each such Loan hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from or for the account of any Credit Party and each Lender's share thereof. The Administrative Agent will make reasonable efforts to maintain the accuracy of the subaccounts referred to in the preceding sentence and to promptly update such subaccounts from time to time, as necessary.

                  (c) The entries made in the accounts, Register and subaccounts maintained pursuant to clause (b) of this Section 3.16 (and, if consistent with the entries of the Administrative Agent, clause (a)) shall be prima facie evidence of the existence and amounts of the obligations of the Credit Parties therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain any such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Credit Parties to repay the Credit Party Obligations owing to such Lender.

         3.17     MANDATORY ASSIGNMENT.

         In the event (a) any Lender delivers to the Borrower any notice in accordance with Section 3.6, 3.8, 3.9, or 3.11, (b) any Lender defaults in its obligations to fund a Revolving Loan pursuant to this Credit Agreement, or (c) any Lender (a "Non-Consenting Lender") refuses to consent to an amendment, modification or waiver of this Credit Agreement that, pursuant to Section 11.6, requires 100% of the Lenders or 100% of the Lenders with Credit Party Obligations directly affected, then, provided that no Default or Event of Default has occurred and is continuing at such time, the Borrower may, at its own expense (such expense to include any transfer fee payable to the Administrative Agent under Section 11.3(b)), and in its sole discretion require such Lender to transfer and assign in whole or in part, without recourse (in accordance with and subject to the terms and conditions of Section 11.3(b)), all or part of its interests, rights and obligations under this Credit Agreement to any assignee which shall assume such assigned obligations, provided that (i) such assignee shall be an Eligible Assignee, (ii) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority, (iii) the Borrower or such assignee shall have paid to the assigning Lender in immediately available funds the principal of and interest accrued to the date of such payment on the Loans made by it hereunder and all other amounts owed to it hereunder (including, without limitation, any amounts owing pursuant to Section 3.6, 3.8, 3.9, or 3.11) and (iv) in the event such Lender is a Non-Consenting Lender, each assignee shall consent, at the time of such assignment, to each matter in respect of which such Lender was a Non-Consenting Lender and the Borrower also requires each other Lender that is a Non-Consenting Lender to assign its interests, rights and obligations under this Credit Agreement.

                                    SECTION 4

                                    GUARANTY

         4.1      THE GUARANTY.

         Each of the Guarantors hereby jointly and severally guarantees to each Lender, each Affiliate of a Lender that enters into a Hedging Agreement, and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Credit Party Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Credit Party Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Credit Party Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

         Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents or Hedging Agreements, the obligations of each Guarantor under this Credit Agreement and the other Credit Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any applicable state law.

         4.2      OBLIGATIONS UNCONDITIONAL.

         The obligations of the Guarantors under Section 4.1 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents or Hedging Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Credit Party Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Section 4 until such time as the Credit Party Obligations have been Fully Satisfied. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder which shall remain absolute and unconditional as described above:

                  (a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Credit Party Obligations shall be extended, or such performance or compliance shall be waived;

                  (b) any of the acts mentioned in any of the provisions of any of the Credit Documents, any Hedging Agreement between any Credit Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Credit Documents or such Hedging Agreements shall be done or omitted;

                  (c) the maturity of any of the Credit Party Obligations shall be accelerated, or any of the Credit Party Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents, any Hedging Agreement between any Credit Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Credit Documents or such Hedging Agreements shall be waived or any other guarantee of any of the Credit Party Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

                  (d) any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Credit Party Obligations shall fail to attach or be perfected; or

                  (e) any of the Credit Party Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents, any Hedging Agreement between any Consolidated Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Credit Documents or such Hedging Agreements, or against any other Person under any other guarantee of, or security for, any of the Credit Party Obligations.

         4.3      REINSTATEMENT.

         The obligations of the Guarantors under this Section 4 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Credit Party Obligations is rescinded or must be otherwise restored by any holder of any of the Credit Party Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

         4.4      CERTAIN ADDITIONAL WAIVERS.

         Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Credit Party Obligations, except through the exercise of rights of subrogation pursuant to Section 4.2 and through the exercise of rights of contribution pursuant to Section 4.6.

         4.5      REMEDIES.

         The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Credit Party Obligations may be declared to be forthwith due and payable as provided in Section 9.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in said

Section 9.2) for purposes of Section 4.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Credit Party Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Credit Party Obligations being deemed to have become automatically due and payable), the Credit Party Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section
4.1. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

         4.6      RIGHTS OF CONTRIBUTION.

         The Guarantors hereby agree as among themselves that, if any Guarantor shall make an Excess Payment (as defined below), such Guarantor shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor's Contribution Share (as defined below) of such Excess Payment. The payment obligations of any Guarantor under this Section 4.6 shall be subordinate and subject in right of payment to the Credit Party Obligations until such time as the Credit Party Obligations have been Fully Satisfied, and none of the Guarantors shall exercise any right or remedy under this Section 4.6 against any other Guarantor until such Credit Party Obligations have been Fully Satisfied. For purposes of this Section 4.6, (a) "Excess Payment" shall mean the amount paid by any Guarantor in excess of its Pro Rata Share of any Credit Party Obligations; (b) "Pro Rata Share" shall mean, for any Guarantor in respect of any payment of Credit Party Obligations, the ratio (expressed as a percentage) as of the date of such payment of Credit Party Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Credit Parties exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Credit Parties hereunder) of the Credit Parties; provided, however, that, for purposes of calculating the Pro Rata Shares of the Guarantors in respect of any payment of Credit Party Obligations, any Guarantor that became a Guarantor subsequent to the date of any such payment shall be deemed to have been a Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such payment; and (c) "Contribution Share" shall mean, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Credit Parties other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Credit Parties) of the Credit Parties other than the maker of such Excess Payment; provided, however, that, for purposes of calculating the Contribution Shares of the

Guarantors in respect of any Excess Payment, any Guarantor that became a Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Guarantor on the date of such Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such Excess Payment. This Section 4.6 shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any Guarantor may have under applicable law against the Borrower in respect of any payment of Credit Party Obligations. Notwithstanding the foregoing, all rights of contribution against any Guarantor shall terminate from and after such time, if ever, that such Guarantor shall be relieved of its obligations pursuant to Section 8.5.

         4.7      GUARANTEE OF PAYMENT; CONTINUING GUARANTEE.

         The guarantee in this Section 4 is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Credit Party Obligations whenever arising.

                                    SECTION 5

                                   CONDITIONS

         5.1      CLOSING CONDITIONS.

         The obligation of the Lenders to enter into this Credit Agreement on the Closing Date and to make the initial Loans or the Issuing Lender to issue the initial Letters of Credit, whichever shall occur first, shall be subject to satisfaction of the following conditions:

                  (a) Executed Credit Documents. Receipt by the Administrative Agent of duly executed copies of: (i) this Credit Agreement, (ii) the Notes, (iii) the Collateral Documents, (iv) the Fee Letters and (v) all other Credit Documents.

                  (b) Corporate Documents. Receipt by the Administrative Agent of the following:

                           (i) Charter Documents. Copies of the articles or certificates of incorporation or other charter documents of each Credit Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation and certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Closing Date.

                           (ii) Bylaws. A copy of the bylaws of each Credit Party certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Closing Date.

                           (iii) Resolutions. Copies of resolutions of the Board of Directors of each Credit Party approving and adopting the Credit Documents to which it is a party, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary of such Credit Party to be true and correct and in force and effect as of the Closing Date.

                           (iv) Good Standing. Copies of certificates of good standing, existence or its equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state or other jurisdiction of incorporation and each other jurisdiction in which the failure to so qualify and be in good standing could have a Material Adverse Effect.

                           (v) Incumbency. An incumbency certificate of each Credit Party certified by a secretary or assistant secretary to be true and correct as of the Closing Date.

                  (c) Opinions of Counsel. The Administrative Agent shall have received, in each case dated as of the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent:

                           (i) a legal opinion of Robinson Bradshaw & Hinson, outside counsel for the Credit Parties;

                           (ii) a legal opinion of in-house counsel for the Credit Parties with respect to various corporate and organizational matters for each Credit Party; and

                           (iii) a legal opinion of special local North Carolina counsel for the Credit Parties for the North Carolina Mortgaged Property.

                  (d) Personal Property Collateral. The Administrative Agent shall have received:

                           (i) updated searches of Uniform Commercial Code filings in the jurisdiction of the chief executive office of each Credit Party, the jurisdiction of organization or incorporation of each Credit Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Administrative Agent's security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

                           (ii) duly executed UCC financing statements (or amendments, if appropriate) for each appropriate jurisdiction as is necessary, in the Administrative Agent's sole discretion, to perfect the Administrative Agent's security interest in the Collateral;

                           (iii) searches of ownership of, and Liens on, intellectual property of each Credit Party in the appropriate governmental offices;

                           (iv) all certificates evidencing any certificated Capital Stock pledged to the Administrative Agent pursuant to the Pledge Agreement, together with duly executed in blank, undated stock powers attached thereto (unless, with respect to the pledged Capital Stock of any Foreign Subsidiary, such stock powers are deemed unnecessary by the Administrative Agent in its reasonable discretion under the law of the jurisdiction of incorporation of such Person);

                           (v) duly executed notices of grant of security interest in the form required by the Security Agreement as are necessary, in the Administrative Agent's sole discretion, to perfect the Administrative Agent's security interest in the Collateral;

                           (vi) all instruments and chattel paper in the possession of any of the Credit Parties, together with allonges or assignments as may be necessary or appropriate to perfect the Administrative Agent's security interest in the Collateral; and

                           (vii) duly executed consents as are necessary, in the Administrative Agent's reasonable discretion, to perfect the Administrative Agent's security interest in the Collateral.

                  (e) Real Property Collateral. The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent:

                           (i) fully executed and notarized mortgages, deeds of trust or deeds to secure debt or amendments to such existing documents, as the Administrative Agent may deem appropriate (each, as the same may be amended, modified, restated or supplemented from time to time, a "Mortgage Instrument" and collectively the "Mortgage Instruments") encumbering the fee interest and/or leasehold interest of any Credit Party in each of the Real Properties (other than Excluded Properties) designated in Schedule 6.20(a) (each a "Mortgaged Property" and collectively the "Mortgaged Properties");

                           (ii) an update of the ALTA mortgagee title insurance policies issued by Commonwealth Land Title Company of North Carolina (the "Mortgage Policies"), in amounts not less than the respective amounts designated in Schedule 6.20(a) with respect to the North Carolina Mortgaged Property (other than leasehold sites), assuring the Administrative Agent that each of the Mortgage Instruments creates a valid and enforceable first priority mortgage lien on the applicable Mortgaged Property, free and clear of all defects and encumbrances except Permitted Liens, which Mortgage Policies shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent and shall include such endorsements as are reasonably requested by the Administrative Agent;

                           (iii) for all real properties other than leasehold properties, evidence as to (A) whether any Mortgaged Property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a "Flood Hazard Property") and (B) if any Mortgaged Property is a Flood Hazard Property, (1) whether the community in which such Mortgaged Property is located is participating in the National Flood Insurance Program, (2) the applicable Credit Party's written acknowledgment of receipt of written notification from the Administrative Agent (a) as to the fact that such Mortgaged Property is a Flood Hazard Property and (b) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (3) copies of insurance policies or certificates of insurance of the Consolidated Parties evidencing flood insurance satisfactory to the Administrative Agent and naming the Administrative Agent as sole loss payee on behalf of the Lenders;

                  (f) Senior Subordinated Notes. The gross proceeds beneficially received by the Borrower (excluding any original issue discount and before taking into account any underwriters' discount) from the issuance by the Borrower of the Senior Subordinated Notes on terms satisfactory to the Administrative Agent and the Lenders shall be at least $175,000,000. The Administrative Agent shall have received a copy certified by an Executive Officer of the Borrower as true and complete of the Senior Subordinated Note Indenture, as originally executed and delivered, together with all exhibits and schedules thereto.

                  (g) Availability. After giving effect to the Darvon Transaction, including the initial Loans made hereunder on the Closing Date, Availability shall be no less than $20,000,000.

                  (h) Evidence of Insurance. Receipt by the Administrative Agent of copies of insurance policies or certificates of insurance of the Consolidated Parties evidencing liability and casualty insurance meeting the requirements set forth in the Credit Documents, including, but not limited to, naming the Administrative Agent as additional insured (in the case of liability insurance) or loss payee (in the case of hazard insurance) on behalf of the Lenders.

                  (i) Consents. Receipt by the Administrative Agent of evidence that all governmental, shareholder and material third party consents (including Hart-Scott-Rodino clearance) and approvals necessary or desirable in connection with the Darvon Transaction and expiration of all applicable waiting periods without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on the Darvon Transaction or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the judgment of the Administrative Agent could have such effect.

                  (j) Consummation of Darvon Transaction. The Administrative Agent's satisfactory review of the Darvon Purchase Agreement (including all schedules and exhibits thereto and, if applicable, any contemplated seller financing and/or third-party service or supply agreement) (collectively, the "Darvon Transaction Documents") regarding the acquisition of the Darvon Product which shall provide for an aggregate purchase price not in excess of $211.4 million. The Darvon Transaction shall have been consummated in accordance with the terms of the Darvon Transaction Documents and in material compliance with applicable law and regulatory approvals, all material conditions precedent to the obligations of the buyer under the Darvon Purchase Agreement shall have been satisfied and the Administrative Agent shall be satisfied that after giving effect to the Darvon Transaction, including the application on the Closing Date of the proceeds of the related financings and equity contributions, the Consolidated Parties shall have no Indebtedness except for Indebtedness permitted under Section 8.1. Subsequent to February 18, 2002, the Darvon Transaction Documents shall not have been altered, amended or otherwise changed or supplemented in any material respect or any material condition therein waived, without the prior written consent of the Administrative Agent.

                  (k) Officer's Certificates. The Administrative Agent shall have received a certificate or certificates executed by an Executive Officer of the Borrower as of the Closing Date, in form and substance satisfactory to the Administrative Agent, stating that (A) each Credit Party is in compliance with all existing material financial obligations, (B) all material governmental, shareholder and third party consents and approvals, if any, with respect to the Credit Documents and the transactions contemplated thereby have been obtained, (C) no action, suit, investigation or proceeding is pending or threatened in any court or before any arbitrator or governmental instrumentality that purports to affect any Credit Party or any transaction contemplated by the Credit Documents, if such action, suit, investigation or proceeding would reasonably be expected to have a Material Adverse Effect, (D) the transactions contemplated by the Darvon Purchase Agreement have been consummated contemporaneously with funding of the Facilities hereunder in accordance with the terms thereof and (E) immediately after giving effect to the Darvon Transaction, (1) no Default or Event of Default exists and (2) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects.

                  (l) Solvency. The Administrative Agent shall have received a certificate executed by an Executive Officer of the Borrower as of the Closing Date, in form and substance satisfactory to the Administrative Agent, regarding the Solvency of each of the Credit Parties on a consolidated basis.

                  (m) Fees and Expenses. Payment by the Credit Parties to the Lenders and the Administrative Agent of all fees and expenses relating to the Credit Facilities which are due and payable on the Closing Date, including, without limitation, payment of the respective fees set forth in the Fee Letters.

                  (n) Additional Financial Information. The Administrative Agent shall have received and, in each case been satisfied with, (i) a closing balance sheet as of a recent date giving effect to the Darvon Transaction and the transactions contemplated hereby and reflecting estimated purchase price accounting adjustments, all in form and substance satisfactory to the Administrative Agent, (ii) all financial information reasonably requested by the Administrative Agent with respect to the Darvon Product for the month ending February 28, 2002, and (iii) all financial statements and audits referred to in Section 6.1(a).

                  (o) Litigation, Etc. There shall not exist (a) any order, decree, judgment, ruling or injunction which restrains the consummation of the Darvon Transaction in the manner contemplated by the Darvon Transaction Documents, and (b) any pending or threatened action, suit, investigation or proceeding, which, if adversely determined, could materially and adversely affect the Borrower or its subsidiaries, any transaction contemplated hereby or the ability of the Borrower and its subsidiaries or any other Guarantor to perform its obligations under the documentation for the Credit Facilities or the ability of the Lenders to exercise their rights thereunder.

                  (p) No Material Adverse Change. There shall not have occurred a material adverse change since December 31, 2001 in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower or the Darvon Product, in the case of the Borrower together with its Subsidiaries taken as a whole, or in the facts and information regarding such entities and assets as represented to date.

                  (q) Termination of Prior Financings. The obligations of the Lenders (as defined in the Existing Loan Agreement) under the Existing Loan Agreement shall have been (or will be upon the initial borrowing hereunder and the application of the proceeds thereof) terminated and the obligations of the Borrower (as defined in the Existing Loan Agreement) thereunder shall have been (or will be upon such borrowing and application of proceeds) paid in full and fully satisfied, except for those obligations that by their terms survive termination of the Existing Loan Agreement. The obligations of the lenders and the holders (and any other parties from time to time party to the TROL) under the TROL have been (or will be upon the initial borrowing hereunder and the application of the proceeds thereof) terminated and the obligations of the Borrower (as defined in the TROL) thereunder shall have been (or will be upon such borrowing and application of proceeds) paid in full and fully satisfied, except for those obligations that by their terms survive termination of the TROL.

                  (r) Other. Receipt by the Lenders of such other documents, instruments, agreements or information as reasonably requested by any Lender, including, but not limited to, information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership and contingent liabilities of the Consolidated Parties.

         5.2      CONDITIONS TO ALL EXTENSIONS OF CREDIT.

         The obligations of each Lender to make, convert or extend any Loan and of the Issuing Lender to issue or extent any Letter of Credit (including the initial Loans and the initial Letter of Credit) are subject to satisfaction of the following conditions in addition to satisfaction on the Closing Date of the conditions set forth in Section 5.1:

                  (a) The Borrower shall have delivered (i) in the case of any Revolving Loan, or any portion of the New Term Loan, an appropriate Notice of Borrowing or Notice of Extension/Conversion, (ii) in the case of any Swing Line Loan, an appropriate Swing Line Loan Request and
         (iii) in the case of any Letter of Credit, the Issuing Lender shall have received an appropriate request for issuance in accordance with the provisions of Section 2.4(b).

                  (b)      The representations and warranties set forth in
         Section 6 shall, subject to the limitations set forth therein, be true and correct in all material respects as of such date (except for those which expressly relate to an earlier date);

                  (c) No Default or Event of Default shall exist and be continuing either immediately prior to or immediately after giving effect thereto; and

                  (d) Immediately after giving effect to the making of such Loan, in the case of a request for a Revolving Loan, (and the application of the proceeds thereof) or to the issuance of such Letter of Credit, as the case may be, (i) the sum of the aggregate outstanding principal amount of Revolving Loans plus the aggregate outstanding principal amount of Swing Line Loans plus the LOC Obligations shall not exceed the Revolving Committed Amount and (ii) the LOC Obligations shall not exceed the LOC Committed Amount.

The delivery of each Notice of Borrowing and each request for a Letter of Credit pursuant to Section 2.4(b) shall constitute a representation and warranty by the Credit Parties of the correctness of the matters specified in subsections (b),
(c) and (d) above.

                                    SECTION 6

                         REPRESENTATIONS AND WARRANTIES

         The Credit Parties hereby represent to the Administrative Agent and each Lender that:

         6.1      FINANCIAL CONDITION.

                  (a) The audited consolidated and unaudited consolidating balance sheets and income statements of the Consolidated Parties for the fiscal years ended December 31, 2000 and December 31, 2001 (including the notes thereto) (i) have been audited (with respect to such consolidated statements) by Ernst & Young LLP, (ii) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and (iii) present fairly in all material respects (on the basis disclosed in the footnotes to such financial statements) the consolidated and consolidating financial condition, results of operations and cash flows (consolidated only) of the Consolidated Parties as of such date and for such periods. The unaudited interim balance sheets of the Consolidated Parties as at the end of, and the related unaudited interim statements of earnings and of cash flows for each fiscal month ended after December 31, 2001 and prior to the Closing Date (i) have been prepared in accordance with GAAP (except for the omission of footnotes and subject to year end audit adjustment) consistently applied throughout the periods covered thereby and (ii) present fairly the consolidated and consolidating financial condition, results of operations and cash flows (consolidated only) of the Consolidated Parties as of such date and for such periods. During the period from December 31, 2001 to and including the Closing Date, there has been no sale, transfer or other disposition by any Consolidated Party of any material part of the business or property of the Consolidated Parties, taken as a whole, and no purchase or other acquisition (other than (x) the Darvon Transaction and (y) the acquisition from Aesgen, Inc. of the generic injectable vitamin D nutritional product the Borrower intends to market under the brand name Aquasol D, in each of cases (x) and (y) as described in the Offering Memorandum relating to the Senior Subordinated Notes) by any of them of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of the Consolidated Parties, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date. As of the Closing Date, the Borrower and its Subsidiaries have no material liabilities (contingent or otherwise) that are not reflected in the foregoing financial statements or in the notes thereto, other than the Indebtedness evidenced by the Senior Subordinated Notes and this Credit Agreement.

                  (b) The pro forma consolidated balance sheet of the Consolidated Parties as of a recent date preceding the First Amendment Effective Date giving effect to the Elan Transaction in accordance with the terms of the Elan Transaction Purchase Agreement and reflecting estimated purchase accounting adjustments was, as of the date of such balance sheet, based upon reasonable assumptions made known to the Lenders and upon information not known to be incorrect or misleading in any material respect.

                  (c)      The financial statements delivered pursuant to
         Section 7.1(a) and (b) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 7.1(a) and (b)) and present fairly in all material respects (in the case of such statements delivered pursuant to Section 7.1(a), on the basis disclosed in the footnotes to such financial statements) the consolidated and consolidating financial condition, results of operations and cash flows of the Consolidated Parties as of such date and for such periods.

         6.2      NO MATERIAL CHANGE.

         Since December 31, 2002, there has been no development or event relating to or affecting a Consolidated Party which has had or would reasonably be expected to have a Material Adverse Effect.

         6.3      ORGANIZATION AND GOOD STANDING.

         Each of the Consolidated Parties (a) is duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has the corporate or other necessary power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not have or would not reasonably be expected to have a Material Adverse Effect.

         6.4      POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS.

         Each of the Credit Parties has the corporate or other necessary power and authority, and the legal right, to make, deliver and perform the Credit Documents to which it is a party, and in the case of the Borrower, to obtain extensions of credit hereunder, and has taken all necessary corporate or other necessary action to authorize the borrowings and other extensions of credit on the terms and conditions of this Credit Agreement and to authorize the execution, delivery and performance of the Credit Documents to which it is a party. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Credit Party in connection with the borrowings or other extensions of credit hereunder, with the execution, delivery, performance, validity or enforceability of the Credit Documents to which such Credit Party is a party or with the consummation of the Elan Transaction, except for (i) consents, authorizations, notices and filings described in Schedule 6.4, all of which have been obtained or made or have the status described in such Schedule 6.4 and (ii) filings and other actions to perfect the Liens created by the Collateral Documents. This Credit Agreement has been, and each other Credit Document to which any Credit Party is a party will be, duly executed and delivered on behalf of the Credit Parties. This Credit Agreement constitutes, and each other Credit Document to which any Credit Party is a party when executed and delivered will constitute, a legal, valid and binding obligation of such Credit Party enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) or by principles of good faith and fair dealing.

         6.5      NO CONFLICTS.

         Neither the execution and delivery of the Credit Documents, nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof by such Credit Party will (a) violate or conflict with any provision of its articles or certificate of incorporation or bylaws or other organizational or governing documents of such Person, (b) violate, contravene or materially conflict with any Requirement of Law or any other law, regulation (including, without limitation, Regulation U, Regulation X, the FDA Regulations or the HHS Regulations), order, writ, judgment, injunction, decree or permit applicable to it, (c) violate, contravene or conflict with contractual provisions of, or cause an event of default under, any material indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound, except in the case of clauses
(b) and (c) where such violations or conflicts would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect, or (d) result in or require the creation of any Lien (other than those contemplated in or created in connection with the Credit Documents) upon or with respect to its properties.

         6.6      NO DEFAULT.

         No Consolidated Party is in default in any respect under any contract, lease, loan agreement, indenture, mortgage, security agreement or other agreement or obligation to which it is a party or by which any of its properties is bound which default could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default exists except as previously disclosed in writing to the Lenders.

         6.7      OWNERSHIP OF PROPERTIES.

         Except as set forth in Schedule 6.7, each Consolidated Party (i) holds interests as lessee under valid leases in full force and effect with respect to all material leased real and personal property used in connection with its business, (ii) possesses or has rights to use licenses, patents, copyrights, trademarks, service marks, trade names and other assets sufficient to enable it to continue to conduct its business substantially as heretofore conducted and without any material conflict with the rights of others, and (iii) has good title to all of its other properties and assets reflected in the most recent financial statements referred to in Section 6.1(c) (except as sold or otherwise disposed of since the date thereof in the ordinary course of business and except those properties which would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect), in each case under (i), (ii) and
(iii) above free and clear of all Liens other than Permitted Liens.

         6.8      INDEBTEDNESS.

         Except as otherwise permitted under Section 8.1, the Consolidated Parties have no material Indebtedness.

         6.9      LITIGATION.

         Except as disclosed in Schedule 6.9, there does not exist (i) any order, decree, judgment, ruling or injunction which restrains the consummation of the acquisition of the Elan Pain Products in the manner contemplated by the Elan Transaction Purchase Agreement or (ii) any pending or threatened action, suit or legal, equitable, arbitration or administrative proceeding against any Consolidated Party which would be reasonably expected to have a Material Adverse Effect.

         6.10     TAXES.

         Each Consolidated Party has filed, or caused to be filed, all tax returns (Federal, state, local and foreign) required to be filed and paid (a) all amounts of taxes shown thereon to be due (including interest and penalties) and (b) all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (i) which are not yet delinquent or
(ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP. No Credit Party is aware as of the Closing Date of any proposed tax assessments against it or any other Consolidated Party.

         6.11     COMPLIANCE WITH LAW.

         Each Consolidated Party is in compliance with all Requirements of Law and all other laws, rules, regulations, orders and decrees (including without limitation Environmental Laws) applicable to it, or to its properties, unless such failure to comply would not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the immediately preceding sentence, each Consolidated Party (i) is in compliance with all terms and provisions of FDA Regulations and the HHS Regulations and (ii) has not received any notice or other correspondence from the FDA with respect to such Consolidated Party's failure to comply with current good manufacturing practices as determined by the FDA or any other potential or actual noncompliance of such Consolidated Party with FDA rules and regulations in each case in clauses (i) and (ii) above, unless such non-compliance would not reasonably be expected to have a Material Adverse Effect.

         6.12     ERISA.

         Except as disclosed and described in Schedule 6.12 attached hereto and except as would not reasonably be expected to have a Material Adverse Effect:

                  (a) During the five-year period prior to the date on which this representation is made or deemed made: (i) no ERISA Event has occurred, and, to the knowledge of the Executive Officers of the Credit Parties, no event or condition has occurred or exists as a result of which any ERISA Event could reasonably be expected to occur, with respect to any Plan; (ii) no "accumulated funding deficiency," as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, has occurred with respect to any applicable Plan; (iii) each Plan has been maintained, operated, and funded in compliance with its own terms and in compliance with the provisions of ERISA, the Code, and any other applicable Federal or state laws; and (iv) no Lien in favor of the PBGC or a Plan has arisen, and, to the knowledge of the Executive Officers of the Credit Parties, no event or condition has occurred or exists as a result of which, such a Lien is reasonably likely to arise on account of any Plan.

                  (b) The actuarial present value of all "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA), whether or not vested, under each Single Employer Plan, as of the last annual valuation date prior to the date on which this representation is made or deemed made (determined, in each case, in accordance with Financial Accounting Standards Board Statement 87, utilizing the actuarial assumptions used in such Plan's most recent actuarial valuation report), did not exceed as of such valuation date the fair market value of the assets of such Plan.

                  (c) Neither any Consolidated Party nor any ERISA Affiliate has incurred, or, to the knowledge of the Executive Officers of the Credit Parties, could be reasonably expected to incur, any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither any Consolidated Party nor any ERISA Affiliate would become subject to any withdrawal liability under ERISA if any Consolidated Party or any ERISA Affiliate were to withdraw completely from all Multiemployer Plans and Multiple Employer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. Neither any Consolidated Party nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA), and no Multiemployer Plan is, to the knowledge of the Executive Officers of the Credit Parties, reasonably expected to be in reorganization, insolvent, or terminated.

                  (d) To the knowledge of the Executive Officers of the Credit Parties, no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or may subject any Consolidated Party or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or
         Section 4975 of the Code, or under any agreement or other instrument pursuant to which any Consolidated Party or any ERISA Affiliate has agreed or is required to indemnify any Person against any such liability.

                  (e) Neither any Consolidated Party nor any ERISA Affiliates has any liability with respect to "expected post-retirement benefit obligations" within the meaning of the Financial Accounting Standards Board Statement 106. Each Plan which is a welfare plan (as defined in Section 3(1) of ERISA) to which Sections 601-609 of ERISA and Section 4980B of the Code apply has been administered in compliance with such sections.

                  (f) Neither the execution and delivery of this Credit Agreement nor the consummation of the financing transactions contemplated thereunder will involve any transaction which is subject to the prohibitions of Sections 404, 406 or 407 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975 of the Code. The representation by the Credit Parties in the preceding sentence is made in reliance upon and subject to the accuracy of the Lenders' representation in Section 11.15 with respect to their source of funds and is subject, in the event that the source of the funds used by the Lenders in connection with this transaction is an insurance company's general asset account, to the application of Prohibited Transaction Class Exemption 95-60, 60 Fed. Reg. 35,925 (1995), compliance with the regulations issued under Section 401(c)(1)(A) of ERISA, or the issuance of any other prohibited transaction exemption or similar relief, to the effect that assets in an insurance company's general asset account do not constitute assets of an "employee benefit plan" within the meaning of Section 3(3) of ERISA or a "plan" within the meaning of Section 4975(e)(1) of the Code.

         6.13     CORPORATE STRUCTURE; CAPITAL STOCK, ETC.

         The corporate ownership structure of the Consolidated Parties as of the First Amendment Effective Date after giving effect to the Elan Transaction is as described in Schedule 6.13A. Set forth on Schedule 6.13B is a complete and accurate list as of the First Amendment Effective Date with respect to the Borrower and each of its direct and indirect Subsidiaries of (i) jurisdiction of incorporation, (ii) number of shares of each class of Capital Stock outstanding,
(iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by the Consolidated Parties and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto as of the Closing Date. The outstanding Capital Stock of all such Persons is validly issued, fully paid and non-assessable and is owned by the Consolidated Parties, directly or indirectly, in the manner set forth on Schedule 6.13B on the First Amendment Effective Date, free and clear of all Liens (other than those arising under or contemplated in connection with the Credit Documents). Other than as set forth in Schedule 6.13B on the First Amendment Effective Date, neither the Borrower nor any of its Subsidiaries has outstanding any securities convertible into or exchangeable for its Capital Stock nor does any such Person have outstanding any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to its Capital Stock.

         6.14     GOVERNMENTAL REGULATIONS, ETC.

                  (a) None of the transactions contemplated by this Credit Agreement (including, without limitation, the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of the Securities Act, the Securities Exchange Act or any of Regulations U and
         X. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement, in conformity with the requirements of FR Form U-1 referred to in Regulation U, that no part of the Letters of Credit or proceeds of the Loans will be used, directly or indirectly, for the purpose of "buying" or "carrying" any "margin stock" within the meaning of Regulations U and X, or for the purpose of purchasing or carrying or trading in any securities.

                  (b) None of the Consolidated Parties is (i) an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended, (ii) a "holding company" as defined in, or otherwise subject to regulation under, the Public Utility Holding Company Act of 1935, as amended or (iii) subject to regulation under any other Federal or state statute or regulation which limits its ability to incur Indebtedness.

         6.15     PURPOSE OF LOANS AND LETTERS OF CREDIT.

         The proceeds of the Loans hereunder shall be used solely by the Borrower (a) to effect the Darvon Transaction and the Elan Transaction, (b) to pay fees and expenses related to the Darvon Transaction, the Elan Transaction and transactions contemplated to occur on or prior to the Closing Date by the Credit Documents, (c) to refinance the outstanding principal amount of existing Indebtedness of the Borrower (including the Existing Loan Agreement, the TROL and the term loan advanced on the Closing Date hereunder, which has been replaced by the New Term Loan), (d) for Permitted Acquisitions, (e) so long as the conditions in Section 8.7 have each been satisfied, to fund all or a portion of the MVI Payment and/or to make repurchases of Senior Subordinated Notes as permitted hereunder and (f) to provide for working capital and general corporate purposes of the Borrower and its Subsidiaries. The Letters of Credit shall be used only for or in connection with appeal bonds, reimbursement obligations arising in connection with surety and reclamation bonds, reinsurance, domestic or international trade transactions and obligations not otherwise aforementioned relating to transactions entered into by the applicable account party in the ordinary course of business.

         6.16     ENVIRONMENTAL MATTERS.

         Except as could not reasonably be expected to have a Material Adverse Effect or as disclosed and described in Schedule 6.16 attached hereto:

                  (a) Each of the Real Properties and all operations at the Real Properties are in compliance with all applicable Environmental Laws, there is no violation of any Environmental Law with respect to the Real Properties or the Businesses, and there are no conditions relating to the Real Properties or the Businesses that could give rise to liability under any applicable Environmental Laws.

                  (b) None of the Real Properties contains, or to the Credit Parties' knowledge has previously contained, any Materials of Environmental Concern at, on or under the Real Properties in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

                  (c) No Consolidated Party has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Real Properties or the Businesses, nor does any Executive Officer of any Credit Party have knowledge or reason to believe that any such notice will be received or is being threatened.

                  (d) To the knowledge of the Credit Parties, Materials of Environmental Concern have not been transported or disposed of from the Real Properties, or generated, treated, stored or disposed of at, on or under any of the Real Properties or any other location, in each case by or on behalf of any Consolidated Party in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law.

                  (e) No judicial proceeding or governmental or administrative action is pending or, to the best knowledge of the Executive Officers of the Credit Parties, threatened, under any Environmental Law to which any Consolidated Party is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Consolidated Parties, the Real Properties or the Businesses.

                  (f) To the knowledge of the Credit Parties, there has been no release, or threat of release, of Materials of Environmental Concern at or from the Real Properties, or arising from or related to the operations (including, without limitation, disposal) of any Consolidated Party in connection with the Real Properties or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

         6.17     INTELLECTUAL PROPERTY.

         Each Consolidated Party owns, or has the legal right to use, all trademarks, service marks, trade names, trade dress, patents, copyrights, technology, know-how and processes (the "Intellectual Property") necessary for each of them to conduct its business as currently conducted except for those the failure to own or have such legal right to use could not have a Material Adverse Effect. Set forth on Schedule 6.17 is a list, as of the First Amendment Effective Date, of all Intellectual Property registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by each Consolidated Party or that any Consolidated Party has the right to use. Except as provided on Schedule 6.17, as of the First Amendment Effective Date, no claim has been asserted and is pending by any Person challenging or questioning the use of the Intellectual Property or the validity or effectiveness of the Intellectual Property, nor does any Credit Party know of any such claim, and, to the knowledge of the Executive Officers of the Credit Parties, the use of the Intellectual Property by any Consolidated Party or the granting of a right or a license in respect of the Intellectual Property from any Consolidated Party does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, none of the Intellectual Property (other than Intellectual Property in jurisdictions other than the United States) of the Consolidated Parties is subject to any licensing agreement or similar arrangement except as set forth on
Schedule 6.17.

         6.18     SOLVENCY.

         The Credit Parties are Solvent on a consolidated basis.

         6.19     INVESTMENTS.

         All Investments of each Consolidated Party are Permitted Investments.

         6.20     BUSINESS LOCATIONS.

         Set forth on Schedule 6.20(a) is a list of all Real Properties located in the United States as of the Closing Date. Set forth on Schedule 6.20(b) is a list of all locations where any tangible personal property of a Consolidated Party is located as of the Closing Date. Set forth on Schedule 6.20(c) is the chief executive office, jurisdiction of incorporation or formation and principal place of business of each Consolidated Party as of the Closing Date.

         6.21     DISCLOSURE.

         Neither this Credit Agreement, nor any other Credit Document, nor any Darvon Transaction Document, nor any Elan Transaction Document, nor any financial statements delivered to the Lenders, nor any other document, certificate or statement furnished to the Lenders by or on behalf of any Consolidated Party in connection with the transactions contemplated hereby, in each case when furnished, taken as a whole contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not materially misleading.

         6.22     NO BURDENSOME RESTRICTIONS.

         No Consolidated Party is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

         6.23     BROKERS' FEES.

         No Consolidated Party has any obligation to any Person in respect of any finder's, broker's, investment banking or other similar fee in connection with any of the transactions contemplated under the Credit Documents other than to the Administrative Agent, Lenders and their Affiliates in connection therewith.

         6.24     LABOR MATTERS.

         Except as set forth on Schedule 6.24, there are no collective bargaining agreements or Multiemployer Plans covering the employees of a Consolidated Party as of the Closing Date and none of the Consolidated Parties has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the five years preceding the Closing Date or, to the extent occurring after the Closing Date, that could reasonably be expected to have a Material Adverse Effect.

         6.25     NATURE OF BUSINESS.

         As of the Closing Date, the Consolidated Parties are engaged in the business of specialty pharmaceutical services with comprehensive drug development capabilities with focus in fee-for-service pharmaceutical services, drug product sales, pharmaceutical product development, pharmaceutical product manufacturing and product life cycle management and ancillary businesses.

         6.26     TRANSACTIONS WITH AFFILIATES.

         Except as set forth on Schedule 6.26 or disclosed in filings with the Securities and Exchange Commission, there are no material Contractual Obligations of the Borrower or any of its Subsidiaries to any of the officers, directors, managers, shareholders, members, employees, Affiliates or their respective Affiliates, of the Borrower or any of its Subsidiaries other than (i) for payment of salary for services rendered, (ii) for reimbursement for reasonable expenses incurred on behalf of the Borrower or its Subsidiaries,
(iii) for standard employee benefits made generally available to all employees of the Borrower (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Borrower, (iv) pursuant to any of the Credit Documents and (v) between or among Consolidated Parties. Except as set forth on Schedule 6.26 or disclosed in filings with the Securities and Exchange Commission, none of the officers, directors, managers, shareholders, members, employees, Affiliates, or their respective Affiliates, of the Borrower or any of its Subsidiaries has incurred Indebtedness to the Borrower (other than intercompany Indebtedness permitted under Section 8.1) or has any direct or indirect ownership interest in any Person with which the Borrower is affiliated or, to the Borrower's best knowledge, with which the Borrower or any of its Subsidiaries has a business relationship except that such Person may own stock in publicly traded companies. Other than as set forth on
Schedule 6.26 or disclosed in filings with the Securities and Exchange Commission, no officer, director, manager, shareholder, member, employee, Affiliate (other than Consolidated Parties), or any of their respective Affiliates of the Borrower or any of its Subsidiaries, is, directly or indirectly, interested in any material Contractual Obligation with the Borrower. Except as may be expressly disclosed in notes to the financial statements delivered pursuant to Section 7.1 hereof or otherwise permitted under Section 8.1, the Borrower is not a guarantor or indemnitor of any Indebtedness of any other Person.

         6.27     TAX SHELTER REGULATIONS.

         The Borrower does not intend to treat the Loans and/or Letters of Credit and related transactions as being a "reportable transaction" (within the meaning of Treasury Regulation section 1.6011-4). If the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof. The Borrower acknowledges that the Administrative Agent and/or one or more of the Lenders may treat the Loans and/or Letters of Credit as part of a transaction that is subject to Treasury Regulation section 1.6011-4 or section 301.6112-1, and the Administrative Agent and such Lender or Lenders, as applicable, may file such IRS forms or maintain such lists and other records as they may determine is required by such Treasury Regulations.

                                    SECTION 7

                              AFFIRMATIVE COVENANTS

         Each Credit Party hereby covenants and agrees that until such time as this Credit Agreement has been terminated in accordance with the terms of
Section 11.13:

         7.1      INFORMATION COVENANTS.

         The Credit Parties will furnish, or cause to be furnished, to the Administrative Agent and each of the Lenders:

                  (a) Annual Financial Statements. As soon as available, and in any event within 90 days after the close of each fiscal year of the Consolidated Parties, either (i) a copy of a report on Form 10-K, or any successor form, and any amendments thereto, filed by the Borrower with the Securities and Exchange Commission with respect to the immediately preceding fiscal year or (ii) a consolidated and consolidating balance sheet and income statement of the Consolidated Parties as of the end of such fiscal year, together with related consolidated statements of stockholders' equity and cash flows for such fiscal year, in each case setting forth in comparative form consolidated figures for the preceding fiscal year, all such financial information described above to be in reasonable form and detail and audited (except as to consolidating statements) by independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent and whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified as to the status of the Consolidated Parties as a going concern or any other material qualifications or exceptions.

                  (b) Quarterly Financial Statements. As soon as available, and in any event within 45 days after the close of each of the first three fiscal quarters of each fiscal year of the Consolidated Parties (and, in addition, within 45 days after the close of the fiscal quarter ending December 31, 2001), either (i) a copy of a report on Form 10-Q, or any successor form, and any amendments thereto, filed by the Borrower with the Securities and Exchange Commission with respect to the immediately preceding fiscal quarter or (ii) an unaudited consolidated and consolidating balance sheet and income statement of the Consolidated Parties as of the end of such fiscal quarter, together with related consolidated statements of stockholders' equity and cash flows for such fiscal quarter, in each case setting forth in comparative form consolidated and consolidating figures for the corresponding period of the preceding fiscal year, all such financial information described above to be in reasonable form and detail (and to include, in the case of the consolidated statements of stockholders' equity and cash flows, revenue and volume data for any products acquired and/or marketed by a Consolidated Party, but only if such product accounts for 7% or more of net revenues of the Borrower and its Subsidiaries on a consolidated basis) by product line (to the extent available and in any event including profit and loss information by product line to the gross margin level) and reasonably acceptable to the Administrative Agent, and accompanied by a certificate of an Executive Officer of the Borrower to the effect that such quarterly financial statements fairly present in all material respects the financial condition of the Consolidated Parties and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and to the absence of footnotes required by GAAP.

                  (c) Officer's Certificate. At the time of delivery of the financial statements provided for in Sections 7.1(a) and 7.1(b) above (other than the financial statements referenced in the first parenthetical to Section 7.1(b)), a certificate of an Executive Officer of the Borrower substantially in the form of Exhibit 7.1(c), stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Credit Parties propose to take with respect thereto, and demonstrating compliance with (i) certain of the mandatory prepayment requirements contained in Section 3.3(b), (ii) the applicable reporting requirements contained in Section 7.1(l) and (m),
         (iii) the financial covenants contained in Section 7.10 and (iv) certain of the negative covenant provisions contained in Sections 8.6(m) and 8.7, in each case as of the end of the fiscal period referred to above; provided that any such certificate that is delivered at the time of delivery of the financial statements provided in Section 7.1(a) above shall also demonstrate compliance with certain of the negative covenant provisions contained in Sections 8.1, 8.2, 8.5, 8.6, 8.7, 8.13 and 8.14, in each case as of the end of the fiscal period referred to above.

                  (d) Annual Business Plan and Budgets. As soon as available and in any event prior to the end of the first month of each fiscal year of the Borrower, beginning with the fiscal year ending December 31, 2002, an annual business plan and budget of the Consolidated Parties containing, among other things, pro forma financial statements for such fiscal year (including a breakdown by fiscal quarter).

                  (e) Accountant's Certificate. Within the period for delivery of the annual financial statements provided in Section 7.1(a), a certificate of the accountants conducting the annual audit stating that they have reviewed this Credit Agreement as it relates to accounting and other financial matters and stating further whether, in the course of their audit, they have become aware of any Default or Event of Default and, if any such Default or Event of Default exists, specifying the nature and extent thereof, provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Default or Event of Default that would not be disclosed in the course of their audit examination.

                  (f) Auditor's Reports. Promptly upon receipt thereof, a copy of any other report or "management letter" submitted by independent accountants to any Consolidated Party in connection with any annual, interim or special audit of the books of such Person.

                  (g) Reports. Promptly upon transmission or receipt thereof, (i) copies of any filings and registrations with, and reports to or from, the Securities and Exchange Commission, or any successor agency, and copies of all financial statements, proxy statements, notices and reports as any Consolidated Party shall send to its shareholders or to a holder of any Indebtedness owed by any Consolidated Party in its capacity as such a holder and (ii) upon the request of the Administrative Agent, all material reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters.

                  (h) Notices. Upon any Executive Officer of a Credit Party obtaining knowledge thereof, the Credit Parties will give written notice to the Administrative Agent immediately of (i) the occurrence of an event or condition consisting of a Default or Event of Default, specifying the nature and existence thereof and what action the Credit Parties propose to take with respect thereto, (ii) the occurrence of any of the following with respect to any Consolidated Party (A) the pendency or commencement of any litigation, arbitral or governmental proceeding against such Person which if adversely determined would be reasonably likely to have a Material Adverse Effect or (B) the institution of any proceedings against such Person with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation, or alleged violation of any Federal, state or local law, rule or regulation, including but not limited to, Environmental Laws, the violation of which would be reasonably likely to have a Material Adverse Effect and (iii) any notices or other correspondence delivered to a Consolidated Party by the FDA, with respect to such Consolidated Party's failure to comply with current good manufacturing practices as determined by the FDA or any other potential or actual noncompliance of a Consolidated Party with FDA rules and regulations, in each case where such failure or noncompliance would be reasonably likely to have a Material Adverse Effect.

                  (i) ERISA. Upon any Executive Officer of a Credit Party obtaining knowledge thereof, the Credit Parties will give written notice to the Administrative Agent promptly (and in any event within five Business Days) of: (i) any event or condition, including, but not limited to, any Reportable Event, that constitutes, or would be reasonably likely to lead to, an ERISA Event; (ii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against the Credit Parties or any ERISA Affiliates, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA); (iii) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which any Consolidated Party or any ERISA Affiliate is required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto; or (iv) any change in the funding status of any Plan that could have a Material Adverse Effect, together with a description of any such event or condition or a copy of any such notice and a statement by an Executive Officer of the Borrower briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken by the Credit Parties with respect thereto. Promptly upon request, the Credit Parties shall furnish the Administrative Agent and the Lenders with such additional information concerning any Plan as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each "plan year" (within the meaning of Section 3(39) of ERISA).

                  (j) Environmental. Upon the reasonable written request of the Administrative Agent, the Credit Parties will furnish or cause to be furnished to the Administrative Agent, at the Credit Parties' expense, a report of an environmental assessment of reasonable scope, form and depth, (including, where appropriate, invasive soil or groundwater sampling) by a consultant reasonably acceptable to the Administrative Agent as to the nature and extent of the presence of any Materials of Environmental Concern on any Real Properties (as defined in Section 6.16) and as to the compliance by any Consolidated Party with Environmental Laws at such Real Properties. If the Credit Parties fail to deliver such an environmental report within seventy-five (75) days after receipt of such written request then the Administrative Agent may arrange for same, and the Consolidated Parties hereby grant to the Administrative Agent and their representatives access to the Real Properties (to the extent such Consolidated Party has rights thereto) pursuant to a reasonable access agreement, to reasonably undertake such an assessment (including, where appropriate, invasive soil or groundwater sampling; provided that, so long as no Default or Event of Default exists, the Borrower's consent shall be required prior to any invasive testing, such consent not to be unreasonably withheld). The reasonable cost of any assessment arranged for by the Administrative Agent pursuant to this provision will be payable by the Credit Parties on demand and added to the obligations secured by the Collateral Documents.

                  (k) Additional Patents and Trademarks. At the time of delivery of the financial statements and reports provided for in
         Section 7.1(a) and in addition to the reporting required in Section 5(j) and (k) of the Security Agreement, a report signed by an Executive Officer of the Borrower setting forth (i) a list of registration numbers for all patents, trademarks, service marks, trade names and copyrights awarded to any Credit Party since the last day of the immediately preceding fiscal year and (ii) a list of all patent applications, trademark applications, service mark applications, trade name applications and copyright applications submitted by any Credit Party since the last day of the immediately preceding fiscal year and the status of each such application, all in such form as shall be reasonably satisfactory to the Administrative Agent.

                  (l) Excess Cash Flow, Etc. Within 90 days after the end of each fiscal year of the Borrower, a certificate containing information regarding (i) the calculation of Excess Cash Flow for such prior fiscal year and (ii) the amount of all Asset Dispositions (other than any Excluded Asset Disposition), Equity Issuances and Acquisitions that occurred during such prior fiscal year.

                  (m) Royalties. Within 45 days after the end of each fiscal quarter of the Borrower, a certificate containing information regarding the amount of all Royalties received during such prior fiscal quarter.

                  (n) IRS Form 8886. After the Borrower has notified the Administrative Agent of any intention by the Borrower to treat the Loans and/or Letters of Credit and related transactions as being a "reportable transaction" (within the meaning of Treasury Regulation
         Section 1.6011-4) and upon filing with the Internal Revenue Service, a duly completed copy of IRS Form 8886 or any successor form.

                  (o) Other Information. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of any Consolidated Party as the Administrative Agent or the Required Lenders may reasonably request.

         7.2      PRESERVATION OF EXISTENCE AND FRANCHISES.

         Except as a result of or in connection with a dissolution, merger or disposition of a Subsidiary not prohibited by Section 8.4 or Section 8.5, each Credit Party will, and will cause each of its Subsidiaries to, do all things necessary to preserve and keep in full force and effect its existence, rights, franchises and authority except to the extent the failure to do so would not be reasonably likely to have a Material Adverse Effect.

         7.3      BOOKS AND RECORDS.

         Each Credit Party will, and will cause each of its Subsidiaries to, keep complete and accurate books and records of its transactions in all material respects in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).

         7.4      COMPLIANCE WITH LAW.

         Each Credit Party will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its Property (including, without limitation, the FDA Regulations and the HHS Regulations) if noncompliance with any such law, rule, regulation, order or restriction would reasonably be expected to have a Material Adverse Effect.

         7.5      PAYMENT OF TAXES AND OTHER CLAIMS.

         Each Credit Party will, and will cause each of its Subsidiaries to, pay and discharge (a) all taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent and (b) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its properties; provided, however, that no Consolidated Party shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP, unless the failure to make any such payment (i) could give rise to an immediate right to foreclose on a Lien securing such amounts or (ii) would reasonably be expected to have a Material Adverse Effect.

         7.6      INSURANCE.

                  (a) Each Credit Party will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect insurance (including worker's compensation insurance, liability insurance, casualty insurance and business interruption insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice. The Administrative Agent shall be named as loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or canceled. The present insurance coverage of the Consolidated Parties as of the First Amendment Effective Date is outlined as to carrier, policy number, expiration date, type and amount on Schedule 7.6.

                  (b) In the event that the Consolidated Parties receive Net Cash Proceeds in excess of (x) with respect to any single occurrence, $500,000 and (y) with respect to all such occurrences in any fiscal year, $2,000,000 in the aggregate ("Excess Proceeds") on account of Involuntary Dispositions, the Credit Parties shall, within the period of 180 days following the date of receipt of such Excess Proceeds, apply (or cause to be applied) an amount equal to such Excess Proceeds to (i) make Eligible Reinvestments (including but not limited to the repair or replacement of the related Property) or (ii) prepay the Loans (and cash collateralize LOC Obligations) in accordance with the terms of Section 3.3(b)(ii)(B); provided, however, that such 180 day period may be extended for not more than an additional 180 days if
         (i) the applicable Credit Party is diligently pursuing such Eligible Reinvestment in good faith, but can not complete such Eligible Reinvestment within the initial 180 days and (ii) the Borrower is not otherwise in Default. All insurance proceeds shall be subject to the security interest of the Administrative Agent (for the ratable benefit of the Lenders) under the Collateral Documents. Pending final application of any Excess Proceeds, the Credit Parties may apply such Excess Proceeds to temporarily reduce the Revolving Loans or to make Permitted Investments.

         7.7      MAINTENANCE OF PROPERTY.

         Each Credit Party will, and will cause each of its Subsidiaries to, to the extent consistent with ordinary prudent business practices, maintain and preserve its properties and equipment material to the conduct of its business in good repair, working order and condition, normal wear and tear and Involuntary Dispositions excepted, and will make, or cause to be made, in such properties and equipment from time to time all repairs, renewals, replacements, extensions, additions, betterments and improvements thereto as may be needed or proper, to the extent and in the manner customary for companies in similar businesses; provided, however, a Credit Party may discontinue the operation or maintenance of a property or piece of equipment if the discontinuance (i) is desirable to the conduct of such Credit Party's business and (ii) does not materially adversely affect the business of the Credit Parties on a consolidated basis.

         7.8      USE OF PROCEEDS.

         The Borrower will use the proceeds of the Loans and will use the Letters of Credit solely for the purposes set forth in Section 6.15.

         7.9      AUDITS/INSPECTIONS.

         Upon reasonable notice and during normal business hours, each Credit Party will, and will cause each of its Subsidiaries to, permit representatives appointed by the Administrative Agent or any Lender (at such Lender's own cost), including, without limitation, independent accountants, agents, attorneys, and appraisers to visit and inspect its property, including its books and records, its accounts receivable and inventory, its facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Administrative Agent or its representatives to investigate and verify the accuracy of information provided to the Lenders and to discuss all such matters with the officers, employees and representatives of such Person. The Credit Parties agree that the Administrative Agent, and its representatives, may, after the occurrence and during the continuation of an Event of Default, conduct an audit of the Collateral, at the expense of the Credit Parties.

         7.10     FINANCIAL COVENANTS.

                  (a) Senior Leverage Ratio. The Senior Leverage Ratio, as of the last day of each fiscal quarter of the Consolidated Parties set forth below, commencing with the fiscal quarter ending on March 31, 2004, shall be less than or equal to:

      Fiscal Quarters Ending                                         Ratio
      ----------------------                                         -----
March 31, 2004 through September 30, 2004                         2.00 to 1.0

December 31, 2004 through September 30, 2005                      1.75 to 1.0

December 31, 2005 through September 30, 2006                      1.25 to 1.0

December 31, 2006 and thereafter                                  1.00 to 1.0

                  (b) Total Leverage Ratio. The Total Leverage Ratio, as of the last day of each fiscal quarter of the Consolidated Parties set forth below, commencing with the fiscal quarter ending on March 31, 2004, shall be less than or equal to equal to:

      Fiscal Quarters Ending                                         Ratio
      ----------------------                                         -----
March 31, 2004 through September 30, 2004                         4.00 to 1.0

December 31, 2004 through September 30, 2005                      3.75 to 1.0

December 31, 2005 through September 30, 2006                      3.00 to 1.0

December 31, 2006 and thereafter                                  2.00 to 1.0

                  (c) Interest Coverage Ratio. The Interest Coverage Ratio, as of the last day of each fiscal quarter of the Consolidated Parties set forth below, commencing with the fiscal quarter ending on March 31, 2004, shall be greater than or equal to:

      Fiscal Quarters Ending                                         Ratio
      ----------------------                                         -----
March 31, 2004 through September 30, 2004                         3.25 to 1.0

December 31, 2004 through September 30, 2005                      3.50 to 1.0

December 31, 2005 and thereafter                                  4.00 to 1.0

                  (d) Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio, as of the last day of each fiscal quarter of the Consolidated Parties set forth below, commencing with the fiscal quarter ending on March 31, 2004, shall be greater than or equal to:

      Fiscal Quarters Ending                                         Ratio
      ----------------------                                         -----
March 31, 2004 through September 30, 2007                         1.50 to 1.0

December 31, 2007 through September 30, 2008                      2.00 to 1.0

December 31, 2008 and thereafter                                  2.50 to 1.0

                  (e) Minimum Consolidated EBITDA. Consolidated EBITDA, as of the last day of each fiscal quarter of the Consolidated Parties set forth below and in each case measured for the four quarter period (except as set forth below) ending on such date, commencing with the fiscal quarter ending on December 31, 2003, shall not be less than:

                                                                    Minimum
Fiscal Quarters Ending                                        Consolidated EBITDA
----------------------                                        -------------------
December 31, 2003 through March 31, 2004                          $80,000,000

June 30, 2004 through September 30, 2004                          $85,000,000

December 31, 2004 through September 30, 2005                      $90,000,000

December 31, 2005 through September 30, 2006                      $100,000,000

December 31, 2006 through September 30, 2007                      $115,000,000

December 31, 2007 through September 30, 2008                      $130,000,000

December 31, 2008 and thereafter                                  $150,000,000

         ; provided, however, that (i) as of March 31, 2004, Consolidated EBITDA shall be determined based upon the sum of (A) the product of (x) Consolidated EBITDA, less non-recurring cash gains included in the calculation of Consolidated EBITDA, for the one fiscal quarter period ending as of such date, times (y) 4 plus (B) non-recurring cash gains included in the calculation of Consolidated EBITDA for such fiscal period, (ii) as of June 30, 2004, Consolidated EBITDA shall be determined based upon the sum of (A) the product of (x) Consolidated EBITDA, less non-recurring cash gains included in the calculation of Consolidated EBITDA, for the two fiscal quarter period ending as of such date, times (y) 2 plus (B) non-recurring cash gains included in the calculation of Consolidated EBITDA for such fiscal period and (ii) as of September 30, 2004, Consolidated EBITDA shall be determined based upon the sum of (A) the product of (x) Consolidated EBITDA, less non-recurring cash gains included in the calculation of Consolidated EBITDA, for the three fiscal quarter period ending as of such date, times (y) 4/3 plus (B) non-recurring cash gains included in the calculation of Consolidated EBITDA for such fiscal period.

         7.11     ADDITIONAL GUARANTORS.

         As soon as practicable and in any event within 30 days after any Person becomes a direct or indirect domestic Subsidiary of any Credit Party, the Credit Parties shall (i) provide the Administrative Agent with written notice thereof and shall cause such Person to execute a Joinder Agreement in substantially the same form as Exhibit 7.11, (ii) deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the Joinder Agreement) and other items of the types required to be delivered pursuant to Section 5.1(b), all in form, content and scope reasonably satisfactory to the Administrative Agent and (iii) otherwise comply with Section 7.12 in respect of such Person. Notwithstanding the foregoing, the parties hereto agree the Credit Parties shall not be required to comply with the terms of this Section 7.11 with respect to any (a) Subsidiary with assets of less than $100,000 until the time such Subsidiary acquires assets worth $100,000 or more and (b) to the extent the Borrower is in compliance with
Section 7.13, Scarlet Holding Corporation.

         7.12     PLEDGED ASSETS.

         Subject to the provisions of Section 7.13 , each Credit Party will (i) cause all of its owned and leased real and personal Property other than Excluded Property to be subject at all times to first priority, perfected and, in the case of owned real Property, title insured Liens in favor of the

Administrative Agent to secure the Credit Party Obligations pursuant to the terms and conditions of the Collateral Documents or, with respect to any such Property acquired subsequent to the Closing Date, such other additional security documents as the Administrative Agent shall reasonably request, subject in any case to Permitted Liens and (ii) deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, real estate title insurance policies, surveys, environmental reports, landlord's waivers, certified resolutions and other organizational and authorizing documents of such Person, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Administrative Agent's liens thereunder) and other items of the types required to be delivered pursuant to Section 5.1(d) and (e), all in form, content and scope reasonably satisfactory to the Administrative Agent. Without limiting the generality of the above, the Credit Parties will cause (A) 100% of the issued and outstanding Capital Stock of each Domestic Subsidiary and (B) 65% (or such greater percentage that, due to a change in an applicable Requirement of Law after the date hereof, (1) would not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary's United States parent and (2) would not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg.
Section 1.956-2(c)(2)) and 100% of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary owned directly by the Borrower or a Domestic Subsidiary to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Collateral Documents or such other security documents as the Administrative Agent shall reasonably request; provided, however, this requirement shall not apply to any Foreign Subsidiary if such Foreign Subsidiary (i) is currently being liquidated, and such liquidation is completed on or prior to December 31, 2002 or (ii) has assets less than $250,000.

         7.13     POST-CLOSING DELIVERIES AND ACTIONS.

         (a) On or before January 31, 2004 (or such later date as the Administrative Agent may reasonably agree to if the Credit Parties are diligently pursuing such items in good faith), the Credit Parties agree to provide the Administrative Agent with (i) an amendment to the existing pledge agreement (pursuant to an appropriate pledge agreement(s) satisfactory in form and substance to the Administrative Agent) of 65% (or such greater percentage that, due to a change in an applicable Requirement of Law after the date hereof,
(A) could not reasonably be expected to cause the undistributed earnings of Applied Analytical Industries Deutschland GmbH (the "German Subsidiary") as determined for United Stated federal income tax purposes to be treated as a deemed dividend of the German Subsidiary's United States parent or (B) could not reasonably be expected to cause any material adverse tax consequences) of the Capital Stock of the German Subsidiary, (ii) a legal opinion of foreign counsel of the German Subsidiary in a form satisfactory to the Administrative Agent, which shall cover the enforceability and perfection of the Administrative Agent's security interest in each such pledged shares of the German Subsidiary and (iii) certificates evidencing any such certificated Capital Stock, together with duly executed in blank, undated stock powers attached thereto (unless, such stock powers are deemed unnecessary by the Administrative Agent in its reasonable discretion under the law of the jurisdiction of such German Subsidiary).

         (b) On or before January 31, 2004 (or such later date as the Administrative Agent may reasonably agree to if the Credit Parties are diligently pursuing such items in good faith), the Credit Parties agree to provide the Administrative Agent with evidence reasonably satisfactory to the Administrative Agent of the assignment, registration of assignment and registration of name change with the United States Patent and Trademark Office of certain patents and trademarks that constitute Collateral as the Administrative Agent may require.

         (c) On or before January 31, 2004 (or such later date as the Administrative Agent may reasonably agree to if the Credit Parties are diligently pursuing such items in good faith), the Credit Parties agree to merge Scarlet Holding Corporation into the Borrower or another Credit Party (with the Borrower or such Credit Party as the surviving Person).

         7.14     INTEREST RATE PROTECTION.

                                    THE CREDIT PARTIES SHALL MAINTAIN, AT ALL
                                    TIMES COMMENCING 90 DAYS AFTER THE FIRST
                                    AMENDMENT EFFECTIVE DATE, PROTECTION AGAINST
                                    FLUCTUATIONS IN FLOATING INTEREST RATES (a)
                                    PURSUANT TO ONE OR MORE HEDGING AGREEMENTS
                                    REASONABLY SATISFACTORY TO THE
                                    ADMINISTRATIVE AGENT AND (b) PROVIDING
                                    COVERAGE IN A NOTIONAL AMOUNT SUCH THAT
                                    APPROXIMATELY 50% OR MORE OF THE AGGREGATE
                                    OUTSTANDING PRINCIPAL AMOUNT (WITHOUT
                                    DUPLICATION) OF THE INDEBTEDNESS OF THE
                                    CONSOLIDATED PARTIES THAT QUALIFIES AS
                                    FUNDED INDEBTEDNESS UNDER CLAUSES (a), (b),
                                    (e), (f), (h) OR (m) OF THE DEFINITION OF
                                    SUCH TERM), TO THE EXTENT, IN THE CASE OF
                                    CLAUSE (m), SUCH FUNDED INDEBTEDNESS IS OF
                                    THE TYPE REFERRED TO IN ONE OR MORE OF THE
                                    OTHER CLAUSES OF THE DEFINITION OF FUNDED
                                    INDEBTEDNESS REFERENCED HEREIN, IS SUBJECT,
                                    PURSUANT TO ONE OR MORE APPLICABLE HEDGING
                                    AGREEMENTS OR OTHERWISE, TO A FIXED INTEREST
                                    RATE.

                                    SECTION 8

                               NEGATIVE COVENANTS

         Each Credit Party hereby covenants and agrees that until such time as this Credit Agreement has been terminated in accordance with the terms of
Section 11.13:

         8.1      INDEBTEDNESS.

         The Credit Parties will not permit any Consolidated Party to contract, create, incur, assume or permit to exist any Indebtedness, except:

                  (a) Indebtedness arising under this Credit Agreement and the other Credit Documents;

                  (b) Indebtedness of the Borrower and its Subsidiaries set forth in Schedule 8.1 (and renewals, refinancings and extensions thereof on terms and conditions not materially less favorable to such Person than such existing Indebtedness and in a principal amount not in excess of the amount shown on such schedule);

                  (c) purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Leases) hereafter incurred by the Borrower or any of its Subsidiaries to finance the purchase of fixed assets provided that (i) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of $10,000,000 at any one time outstanding; (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed; and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

                  (d) obligations of the Borrower in respect of Hedging Agreements entered into in order to manage existing or anticipated interest rate or exchange rate risks and not for speculative purposes;

                  (e) intercompany Indebtedness and Guarantees permitted under Section 8.6; provided that, with respect to an intercompany Indebtedness in excess of $1,000,000 owed to a Credit Party, the Credit Parties will use commercially reasonable efforts to cause such Indebtedness to be promptly evidenced by a promissory note that has been pledged and delivered to the Administrative Agent pursuant to the Security Agreement, unless and to the extent the Borrower has determined in good faith that compliance with this proviso would subject the Borrower or any Consolidated Party to a material adverse tax consequence or would violate an applicable Requirement of Law.

                  (f) Indebtedness evidenced by the Senior Subordinated Notes in an aggregate principal amount not to exceed $175,000,000 at any one time outstanding;

                  (g) Guaranty Obligations of Indebtedness and Operating Leases permitted hereunder;

                  (h) unsecured Indebtedness in the form of seller notes, seller earn-outs or similar deferred or contingent purchase price payments to the extent such Indebtedness is (i) owed in connection with the MVI/Aquasol Transaction (including the MVI Payment), (ii) owed in connection with the acquisition of substantially all of the assets of the Pharmaceutical Education and Development Foundation of the Medical University of South Carolina, (iii) owed in connection with the acquisition of the generic injectable vitamin D nutritional product acquired from Aesgen, Inc., or (iv) issued, incurred or assumed after the Closing Date by a Consolidated Party to sellers in connection with Permitted Acquisitions in an aggregate principal amount for this clause
         (iv) together with Indebtedness permitted pursuant to Section 8.1(i) below, not exceeding $15,000,000 in the aggregate principal amount outstanding at any time;

                  (i) Indebtedness incurred or assumed by a Consolidated Party as a result of Permitted Acquisitions (A) that is either (x) unsecured or (y) secured only by collateral consisting of intellectual property or property, plant and equipment of the acquired business or entity that was provided by such business or entity prior to the consummation of any such Permitted Acquisition, and (B) that was not incurred in anticipation of any such Permitted Acquisition, not exceeding, together with Indebtedness permitted under Section 8.1(h)(iv) above, $15,000,000 in the aggregate principal amount outstanding at any time; provided that any such Indebtedness, to the extent secured, shall be permitted under this clause (i) only for a period of 60 days following the closing of the relevant Permitted Acquisition (i.e., such Indebtedness must be repaid or refinanced with other Indebtedness permitted under this Credit Agreement) unless the Administrative Agent shall have agreed in writing (1) to an extension of such initial 60-day period and such extension period has not yet expired or (2) that such Indebtedness is on more favorable terms to the Consolidated Parties than any available refinancing and that the continued existence of such Indebtedness, and the Liens serving as security therefor, are not materially adverse to the Lenders;

                  (j) Indebtedness in respect of performance bonds and surety or appeal bonds entered into by a Consolidated Party in the ordinary course of business;

                  (k) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is satisfied within three (3) Business Days of incurrence;

                  (l) Indebtedness represented by letters of credit in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance programs or similar requirements, entered into by a Consolidated Party in the ordinary course of business; provided that the aggregate amount of all such Indebtedness permitted under this clause (l) plus all LOC Obligations outstanding under this Credit Agreement does not exceed $2,500,000 at any one time;

                  (m) endorsements in the ordinary course of business of negotiable instruments for deposit or collection; and

                  (n) other Indebtedness hereafter incurred by the Borrower or any of its Subsidiaries not to exceed an aggregate principal amount of $5,000,000 at any one time outstanding; provided that any Indebtedness incurred in excess of $1,000,000 pursuant to this subclause (n) shall be permitted only if (A) the loan documentation with respect to such Indebtedness shall not contain covenants or default provisions relating to any Consolidated Party that are more restrictive than the covenants and default provisions contained in the Credit Documents, (B) the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect on a Pro Forma Basis to the incurrence of such Indebtedness and to the concurrent retirement of any other Indebtedness of any Consolidated Party, the Credit Parties would be in compliance with the financial covenants set forth in Section 7.10(a)-(e) and (C) such Indebtedness is permitted under the Senior Subordinated Note Indenture.

         8.2      LIENS.

         The Credit Parties will not permit any Consolidated Party to contract, create, incur, assume or permit to exist any Lien with respect to any of its Property, whether now owned or hereafter acquired, except for:

                  (a) Liens in favor of the Administrative Agent to secure the Credit Party Obligations;

                  (b) Liens (other than Liens created or imposed under ERISA) for taxes, assessments or governmental charges or levies not more than 30 days past due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

                  (c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not more than 30 days past due and are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

                  (d) Liens (other than Liens created or imposed under ERISA the creation or incurrence of which would result in an Event of Default under Section 9.1(i)) incurred or deposits made by any Consolidated Party in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

                  (e) Liens in connection with attachments or judgments (including judgment or appeal bonds) provided that the judgments secured shall, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall have been discharged within 60 days after the expiration of any such stay; provided further, that if such judgments or attachments do not constitute an Event of Default under Section 9.1(h), such Liens shall be permitted so long as they are being contested in good faith by appropriate proceedings;

                  (f) easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered Property for its intended purposes;

                  (g) Liens on Property of any Person securing purchase money Indebtedness (including Capital Leases and Synthetic Leases) of such Person permitted under Section 8.1(c), provided that any such Lien attaches to such Property concurrently with or within 90 days after the acquisition thereof;

                  (h) leases or subleases granted to others not interfering in any material respect with the business of any Consolidated Party;

                  (i) any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Credit Agreement;

                  (j) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 8.6;

                  (k) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

                  (l) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

                  (m) Liens of sellers of goods to the Borrower and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

                  (n) Liens existing as of the Closing Date and set forth on Schedule 8.2; provided that (i) no such Lien shall at any time be extended to or cover any Property other than the Property subject thereto on the Closing Date and (ii) the principal amount of the

         Indebtedness secured by such Liens shall not be extended, renewed, refunded or refinanced other than in accordance with Section 8.1(b);

                  (o) Liens in favor of customs and revenue authorities arising as a matter of law to secure non-delinquent customs duties in connection with the importation of goods;

                  (p) Liens on intellectual property or property plant and equipment of an acquired business, product or entity for Indebtedness permitted under Section 8.1(i), but only to the extent, and for so long as, such Indebtedness is permitted to be secured under the terms of
         Section 8.1(i); and

                  (q) other Liens securing obligations of the Consolidated Parties that do not exceed $1,000,000 in aggregate principal amount at any one time outstanding, provided the book value of the Property subject to such Liens does not exceed $1,000,000 in the aggregate amount outstanding at any time.

         8.3      NATURE OF BUSINESS.

         The Credit Parties will not permit any Consolidated Party to materially alter the character or conduct of the business conducted by such Person as of the Closing Date.

         8.4      CONSOLIDATION, MERGER, DISSOLUTION, ETC.

         Except in connection with a Permitted Asset Disposition, the Credit Parties will not permit any Consolidated Party to enter into any transaction of merger or consolidation or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided that, notwithstanding the foregoing provisions of this Section 8.4 but subject to the terms of Sections 7.11 and 7.12, (a) the Borrower may merge or consolidate with any of its Subsidiaries, provided that (i) the Borrower shall be the continuing or surviving corporation and (ii) the Administrative Agent has agreed (pursuant to a writing dated as of a recent date prior to such transaction) that such Subsidiary is not a material Subsidiary, (b) any Credit Party other than the Borrower may merge or consolidate with any other Credit Party other than the Borrower, (c) any Consolidated Party which is not a Credit Party may be merged or consolidated with or into any Credit Party (other than the Borrower), provided that such Credit Party shall be the continuing or surviving corporation, (d) any Consolidated Party which is not a Credit Party may be merged or consolidated with or into any other Consolidated Party which is not a Credit Party, (e) any Subsidiary of the Borrower may merge with any Person that is not a Credit Party in connection with an Asset Disposition permitted under Section 8.5, (f) the Borrower or any Subsidiary of the Borrower may merge with any Person other than a Consolidated Party in connection with a Permitted Acquisition, provided that, if such transaction involves the Borrower, (i) the Borrower shall be the continuing or surviving corporation and (ii) the Person acquired pursuant to such Permitted Acquisition shall be engaged in a business that is substantially similar to the business then engaged in by the Borrower (excluding the business of its Subsidiaries) and (g) any Wholly Owned Subsidiary of the Borrower may dissolve, liquidate or wind up its affairs at any time, provided that (i) such dissolution, liquidation or winding up, as applicable, would not be reasonably likely to have a Material Adverse Effect and (ii) unless the

Administrative Agent has agreed (pursuant to a writing dated as of a recent date prior to such transaction) that such Subsidiary is not a material Subsidiary, the recipient of the assets of such Subsidiary shall be a Consolidated Party other than the Borrower.

         8.5      ASSET DISPOSITIONS.

         The Credit Parties will not permit any Consolidated Party to make any Asset Disposition other than an Excluded Asset Disposition unless (a) not less than seventy-five percent (75%) of the consideration paid in connection therewith shall be cash or Cash Equivalents, such payment to be contemporaneous with consummation of such transaction, and the total consideration paid shall be in an amount not less than the fair market value of the Property disposed of,
(b) if such transaction is a Sale and Leaseback Transaction, such transaction is not prohibited by the terms of Section 8.13, (c) such transaction does not involve the sale or other disposition of a minority equity interest in any Consolidated Party, (d) such transaction does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other Property concurrently being disposed of in a transaction otherwise permitted under this Section 8.5, (e) any of the following is true: (i) such transaction constitutes a Sale and Leaseback Transaction set forth on Schedule 8.13, (ii) the aggregate net book value of all of the assets sold or otherwise disposed of by the Consolidated Parties in all such transactions after the Closing Date, together with all Sale and Leaseback Transactions permitted under
Section 8.13(c), shall not exceed $10,000,000 in the aggregate for any calendar year, or (iii) such transaction constitutes a disposition of a Hedging Agreement that will not result in the violation of Section 7.14, (f) the Credit Parties shall, within the Application Period, apply (or cause to be applied) an amount equal to the Net Cash Proceeds of such Asset Disposition to (i) make Eligible Reinvestments or (ii) prepay the Loans (and cash collateralize LOC Obligations) in accordance with the terms of Section 3.3(b)(ii)(A) and (g) such Asset Disposition is permitted under the Senior Subordinated Note Indenture. Pending final application of the Net Cash Proceeds of any Asset Disposition, the Consolidated Parties may apply such Net Cash Proceeds to temporarily reduce the Revolving Loans or to make Investments in Cash Equivalents.

         Upon a sale or other disposition of assets or the sale of Capital Stock of a Consolidated Party permitted by this Section 8.5, the Administrative Agent shall (to the extent applicable) deliver to the Credit Parties, upon the Credit Parties' request and at the Credit Parties' expense, such documentation as is reasonably necessary to evidence the release of the Administrative Agent's security interest, if any, in such assets or Capital Stock, including, without limitation, amendments or terminations of UCC financing statements, if any, the return of stock certificates, if any, and the release of such Consolidated Party from all of its obligations, if any, under the Credit Documents.

         8.6      INVESTMENTS.

         The Credit Parties will not permit any Consolidated Party to make any Investments, except for:

                  (a)      Investments consisting of cash and Cash Equivalents;

                  (b) Investments consisting of accounts receivable created, acquired or made by any Consolidated Party in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, extensions of trade credit in the ordinary course of business and prepaid expenses in the ordinary course of business;

                  (c) Investments consisting of Capital Stock, obligations, securities or other property received by any Consolidated Party in settlement of accounts receivable or other indebtedness (created in the ordinary course of business) from bankrupt obligors;

                  (d) Investments existing as of the Closing Date and set forth in Schedule 8.6;

                  (e) to the extent not prohibited by any applicable Requirement of Law (including, but not limited to, the Sarbanes-Oxley Act of 2002), Investments consisting of advances or loans to directors, officers, employees, agents, customers or suppliers that do not exceed $1,000,000 in the aggregate at any one time outstanding;

                  (f)      Investments in the Borrower or any Credit Party;

                  (g) Investments in Foreign Subsidiaries in an aggregate principal amount (excluding Investments of such type set forth in Schedule 8.6) not to exceed $12,500,000 at any time outstanding;

                  (h) Investments consisting of equity securities listed on the New York Stock Exchange, the American Stock Exchange or the National Association of Securities Dealers Automated Quotations system, provided that the purchase price paid for all such equity securities held at any time shall not exceed $250,000;

                  (i) any Eligible Reinvestment of the proceeds of any Involuntary Disposition as contemplated by Section 7.6(b) or of any Asset Disposition as contemplated by Section 8.5(g); or

                  (j) Investments consisting of Hedging Agreements and Guaranty Obligations, in each case permitted by Section 8.1;

                  (k) Investments consisting of the receipt of non-cash consideration in an Excluded Asset Disposition (other than pursuant to clause (v) of the definition of such term);

                  (l) Investments consisting of Indebtedness permitted by Sections 8.1(h) and (i);

                  (m) Investments consisting of the Darvon Transaction, to the extent such Acquisition is consummated on the Closing Date, the Elan Transaction, to the extent such Acquisition is consummated on the First Amendment Effective Date, or any other Acquisition by the Borrower or any Subsidiary of the Borrower, provided that, with respect to any such other Acquisition:

                           (i) the Property acquired (or the Property of the Person acquired) in such Acquisition is used or useful in the same or a similar line of business as the Borrower and its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof);

                           (ii) the Administrative Agent shall have received all items in respect of the Capital Stock or Property acquired in such Acquisition required to be delivered by the terms of
                  Section 7.11 and/or Section 7.12;

                           (iii) in the case of an Acquisition of the Capital Stock of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition;

                           (iv) the Borrower shall have delivered to the Administrative Agent (A) a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such Acquisition on a Pro Forma Basis, the Credit Parties would be in compliance with the financial covenants set forth in Section 7.10(a)-(e) and (B) a certificate of an Executive Officer of the Borrower, which:

                                    (x)      in the case of an Acquisition by a
                           Consolidated Party other than a Product Acquisition,
                           (1) demonstrates that, upon giving effect to such Acquisition, at least 90% of Consolidated EBITDA for the most recently ended fiscal year period for each of the Consolidated Parties and the acquired Person or Property (in the aggregate) preceding the date of such Acquisition with respect to which the Administrative Agent shall have received the Required Financial Information has been audited in accordance with GAAP, in the case of the Borrower, as required by Section 7.1(a) and, in the case of the acquired Person or Property, by an independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent (whose opinion shall not be limited as to the scope or qualified as to going concern status or any other material qualifications or exceptions) and (2) to the extent that audited financial information for the acquired Person or Property is required under the terms of the foregoing clause (1), certifies that the quarterly financial statements with respect to the Person or Property acquired for each fiscal quarter period ending after the date of the last audit and immediately prior to the date of such Acquisition have been prepared in accordance with GAAP (subject to audit adjustments and the absence of footnotes) and reviewed by independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent; and

                                    (y)      in the case of a Product
                           Acquisition, certifies that the financial information and/or projections for the acquired Person or Property used in preparing the Pro Forma Compliance Certificate have been prepared in good faith based upon assumptions believed to be reasonable;

                           (v) the representations and warranties made by the Credit Parties in any Credit Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto) except to the extent such representations and warranties expressly relate to an earlier date;

                           (vi) if such transaction involves the purchase of an interest in a partnership between the Borrower (or a Subsidiary of the Borrower) as a general partner and entities unaffiliated with the Borrower or such Subsidiary as the other partners, such transaction shall be effected by having such equity interest acquired by a corporate holding company directly or indirectly wholly-owned by the Borrower newly formed for the sole purpose of effecting such transaction;

                           (vii) after giving effect to such Acquisition, there shall be at least $7,500,000 of availability existing under the Revolving Committed Amount;

                           (viii) the aggregate consideration (including cash and non-cash consideration, deferred purchase price installments due and payable on or prior to, but not after, the final Maturity Date and earnout payments due and payable on or prior to, but not after, the final Maturity Date (with the value of any such non-cash consideration, deferred purchase price installments and earnout payments being calculated in good faith by the Borrower at the time of such Acquisition in consultation with the Administrative Agent and set forth in a certificate delivered to the Administrative Agent), and any assumption of Indebtedness, but excluding consideration consisting of royalties based upon a percentage of sales or other similar percentage of sales arrangements, consideration consisting of any Capital Stock of the Borrower issued to the seller of the Capital Stock or Property acquired in such Acquisition and consideration consisting of the proceeds of any Equity Issuance by the Borrower consummated subsequent to the Closing Date and the proceeds of any Asset Disposition, Excluded Asset Disposition or Involuntary Disposition consummated subsequent to the Closing Date) paid by the Consolidated Parties for Acquisitions occurring after the Closing Date shall not exceed $30,000,000 for all Acquisitions in any fiscal year (excluding consideration in connection with any Acquisitions consummated prior to the First Amendment Effective Date) or $20,000,000 for any one Acquisition; provided, however, that if, after giving effect to any such Acquisition on a Pro Forma Basis, the Senior Leverage Ratio would be less than 1.0 to 1.0 as of the most recently ended fiscal quarter preceding the date of such transaction with respect to which the Administrative Agent has received the Required Financial Information, as demonstrated in the Pro Forma Compliance Certificate delivered pursuant to clause (m)(iv)(A) above, then the fiscal year aggregate consideration limitation referenced above shall be $40,000,000 rather than $30,000,000; and

                           (ix) in the case of an Acquisition by the Borrower, the Person or assets of such Acquisition shall be engaged in, or shall consist of, a business that is substantially similar to the business then engaged in by the Borrower (excluding the business of its Subsidiaries).

                  (n) Other Investments not to exceed, in the aggregate, $5,000,000 in any fiscal year.

         8.7      RESTRICTED PAYMENTS.

         The Credit Parties will not permit any Consolidated Party to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except (a) to make dividends or other distributions payable to any Credit Party (directly or indirectly through Subsidiaries) and (b) as permitted by Section 8.6, Section 8.8(d) or Section 8.9 (other than pursuant to clause (e) of Section 8.9), provided that notwithstanding the foregoing, so long as (x) such payments are permitted under the Senior Subordinated Note Indenture and (y) no Event of Default exists after giving effect to such payment, (i) the Borrower or aaiPharma LLC may make purchases of shares pursuant to the stock purchase program described on Schedule 8.7, (ii) the Borrower or aaiPharma LLC may make the payments due pursuant to the MVI/Aquasol Purchase Agreement (other than the MVI Payment), (iii) the Borrower or aaiPharma LLC may make the MVI Payment so long as after giving effect to the MVI/Payment, (A) the Borrower shall be in compliance on a Pro Forma Basis with the leverage financial covenants in this Credit Agreement, (B) the Borrower shall have delivered a Pro Forma Compliance Certificate demonstrating that, upon giving effect to the MVI Payment on a Pro Forma Basis, the Credit Parties would be in compliance with the financial covenants set forth in Section 7.10(a) and (b) and (C) the Borrower shall have minimum Availability of $10,000,000, and (iv) the Borrower may make purchases, repurchases or redemptions of Senior Subordinated Notes (1) on the open market or pursuant to the equity clawback provisions of Section 3.07(b) of the Senior Subordinated Note Indenture, but only with that portion of Net Cash Proceeds of an Equity Issuance that is not required to be applied as a mandatory prepayment hereunder (or used for another purpose other than a temporary reduction of the Loans prior to such purchase, repurchase or redemption) in accordance with Section 3.3(b) and only after any mandatory prepayments relating to such Equity Issuance and required to be made pursuant to Section 3.3(b) have been made, or (2) otherwise, in an aggregate amount not to exceed $10,000,000 in any period of four consecutive fiscal quarters and $30,000,000 on and after the First Amendment Effective Date, but only with that portion of Excess Cash Flow and/or Royalties for any period that is not required to be applied as a mandatory prepayment hereunder in accordance with Section 3.3(b), only after any mandatory prepayments relating to Excess Cash Flow and/or Royalties and required to be made pursuant to Section 3.3(b) have been made and provided that the Borrower has already delivered its reporting of Excess Cash Flow and/or Royalties for such period in accordance with Section 7.1, in each of cases (1) and (2) so long as after giving effect to any such purchases, repurchases or redemptions, (A) the Borrower shall be in compliance on a Pro Forma Basis with the leverage financial covenants in this Credit Agreement, (B) the Borrower shall have delivered a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such repurchases on a Pro Forma Basis, the Credit Parties would be in compliance with the financial covenants set forth in Section 7.10(a) and
(b) and (C) the Borrower shall have minimum Availability of $22,000,000; provided, however, that for each $5,000,000 increase in the Revolving

Committed Amount pursuant to Section 2.5, there shall be a corresponding $1,000,000 increase in the minimum Availability required pursuant to this clause
(C).

         8.8      OTHER INDEBTEDNESS.

         The Credit Parties will not permit any Consolidated Party to:

                  (a) after the issuance thereof, amend or modify any of the terms of any Subordinated Indebtedness of such Consolidated Party if such amendment or modification would (i) add or change any terms in a manner materially adverse to such Consolidated Party or to the Lenders, (ii) shorten the final maturity or average life to maturity thereof, (iii) require any payment thereon to be made sooner than originally scheduled, (iv) increase the interest rate or fees applicable thereto or (v) change any subordination provision thereof in a manner materially adverse to the Lenders;

                  (b) make interest or any other payments in respect of any Subordinated Indebtedness in violation of the applicable subordination provisions;

                  (c) make (or give any notice with respect thereto) any voluntary or optional payment or prepayment in respect of any Subordinated Indebtedness (except as permitted under clause (d) below); or

                  (d) make (or give any notice with respect thereto) any redemption, acquisition for value or defeasance (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Subordinated Indebtedness; provided, however, that (i) the Consolidated Parties may exchange the Senior Subordinated Notes issued on the Closing Date for new Senior Subordinated Notes with substantially identical terms that will be registered under the Securities Act solely in connection with the exchange offer contemplated under the Senior Subordinated Note Indenture and consummated in accordance with the terms of the Registration Rights Agreement (as defined in the Senior Subordinated
         Note Indenture, and as in effect on the Closing Date) and (ii) the Borrower may make purchases, repurchases and redemptions of Senior Subordinated Notes to the extent such transaction is permitted under
         Section 8.7; or

                  (e) designate any Indebtedness of such Consolidated Party, other than Indebtedness arising under the Credit Documents, as "Designated Senior Debt" (or any like term) under the Senior Subordinated Note Indenture or any other indenture or other documentation for any Subordinated Indebtedness.

         8.9      TRANSACTIONS WITH AFFILIATES.

         Except as disclosed on Schedule 8.9 or disclosed in documents filed with the Securities and Exchange Commission, the Credit Parties will not permit any Consolidated Party to enter into or permit to exist any transaction or series of transactions with any officer, director, shareholder,

Subsidiary or Affiliate of such Person other than (a) advances of working capital to any Credit Party, (b) transfers of cash and assets to any Credit Party, (c) intercompany transactions expressly permitted by this Credit Agreement, (d) normal compensation and reimbursement of expenses of officers and directors and (e) except as otherwise specifically limited in this Credit Agreement, other transactions which are entered into in the ordinary course of such Person's business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director, shareholder, Subsidiary or Affiliate.

         8.10     FISCAL YEAR; ORGANIZATIONAL DOCUMENTS.

         The Credit Parties will not permit any Consolidated Party to change its fiscal year or, except pursuant to a merger or consolidation permitted under
Section 8.4 or where such amendment, modification or change would not materially adversely affect any Lender, amend, modify or change its articles of incorporation (or corporate charter or other similar organizational document) or bylaws (or other similar document).

         8.11     LIMITATION ON RESTRICTED ACTIONS.

         The Credit Parties will not permit any Consolidated Party to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any such Person to
(a) pay dividends or make any other distributions to any Credit Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to any Credit Party, (c) make loans or advances to any Credit Party, (d) sell, lease or transfer any of its Property to any Credit Party, or (e) act as a Credit Party and pledge its assets (other than Excluded Property) pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (a)-(d) above) for such encumbrances or restrictions existing under or by reason of (i) this Credit Agreement and the other Credit Documents, (ii) the Senior Subordinated Note Indenture and the Senior Subordinated Notes, in each case as in effect as of the Closing Date, (iii) applicable law, (iv) any document or instrument governing Indebtedness incurred pursuant to Section 8.1(c) or 8.1(i), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (v) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (vi) customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 8.5 pending the consummation of such sale, or (vii) items set forth on Schedule 8.11.

         8.12     OWNERSHIP OF SUBSIDIARIES.

         Notwithstanding any other provisions of this Credit Agreement to the contrary, the Credit Parties will not permit any Consolidated Party to (i) permit any Person (other than the Borrower or any Wholly Owned Subsidiary of the Borrower) to own any Capital Stock of any Subsidiary of the Borrower, except (A) to qualify directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Capital Stock of Foreign Subsidiaries, (B) as a result of or in connection with a dissolution, merger, consolidation or disposition of a Subsidiary not prohibited by Section
8.4 or Section 8.5 or (C) the minority interests in the Chinese Subsidiaries as set forth on Schedule 6.13B, (ii) permit any Subsidiary of the Borrower to issue or have outstanding any shares of preferred Capital Stock or (iii) permit, create, incur, assume or suffer to exist any Lien on any Capital Stock of any Subsidiary of the Borrower, except for Permitted Liens.

         8.13     SALE LEASEBACKS.

         The Credit Parties will not permit any Consolidated Party to enter into any Sale and Leaseback Transaction other than (a) those existing as of the Closing Date and set forth on Schedule 8.1), (b) those set forth on Schedule
8.13 and (c) additional transactions where the aggregate net book value of all of the assets sold or otherwise disposed of by the Consolidated Parties in all such transactions after the Closing Date, together with all Asset Dispositions permitted under Section 8.5(e), shall not exceed $10,000,000 in the aggregate for any calendar year.

         8.14     CAPITAL EXPENDITURES.

         The Credit Parties will not permit Consolidated Capital Expenditures for any fiscal year to exceed $20,000,000 per annum, plus the unused amount available for Consolidated Capital Expenditures under this Section 8.14 for the immediately preceding fiscal year (excluding any carry forward available from any prior fiscal year); provided, however, that with respect to any fiscal year, Consolidated Capital Expenditures made during such fiscal year shall be deemed to be made first with respect to the applicable limitation for such fiscal year and then with respect to any carry-forward from the immediately preceding fiscal year.

         8.15     NO FURTHER NEGATIVE PLEDGES.

         The Credit Parties will not permit any Consolidated Party to enter into, assume or become subject to any agreement prohibiting or otherwise restricting the existence of any Lien upon any of its Property in favor of the Administrative Agent (for the benefit of the Lenders) for the purpose of securing the Credit Party Obligations, whether now owned or hereafter acquired, or requiring the grant of any security for any obligation if such Property is given as security for the Credit Party Obligations, except (a) in connection with any document or instrument governing Indebtedness incurred pursuant to
Section 8.1(c), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (b) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien and (c) pursuant to customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 8.5, pending the consummation of such sale.

                                    SECTION 9

                                EVENTS OF DEFAULT

         9.1      EVENTS OF DEFAULT.

         An Event of Default shall exist upon the occurrence and during the continuance of any of the following specified events (each an "Event of Default"):

                  (a)      Payment. Any Credit Party shall

                           (i) default in the payment when due of any principal of any of the Loans or any reimbursement obligations arising from drawings under Letters of Credit, or

                           (ii) default, and such default shall continue for three (3) or more Business Days, in the payment when due of any interest on the Loans or any reimbursement obligations arising from drawings under Letters of Credit or of any Fees or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith or therewith; or

                  (b) Representations. Any representation, warranty or statement made or deemed to be made by any Credit Party herein, in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was deemed to have been made; or

                  (c)      Covenants. Any Credit Party shall:

                           (i) default in the due performance or observance of any term, covenant or agreement contained in Sections 7.2, 7.8, 7.10, 7.11, 7.12 or 7.13 or Section 8;

                           (ii) default in the due performance or observance of any term, covenant or agreement contained in Sections 7.1(a), (b) or (c) and such default shall continue unremedied for a period of at least 5 days after the earlier of an Executive Officer of a Credit Party becoming aware of such default or notice thereof by the Administrative Agent; or

                           (iii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b), (c)(i) or (c)(ii) of this
                  Section 9.1) contained in this Credit Agreement or any other Credit Document and such default shall continue unremedied for a period of at least 30 days after the earlier of an Executive Officer of a Credit Party becoming aware of such default or notice thereof by the Administrative Agent; or

                  (d) Other Credit Documents. Except as a result of or in connection with a dissolution, merger or disposition of a Subsidiary not prohibited by Section 8.4 or Section 8.5, any Credit Document shall fail to be in full force and effect or to give the Administrative Agent and/or the Lenders the Liens, rights, powers and privileges purported to be created thereby, or any Credit Party shall so state in writing; or

                  (e) Guaranties. Except as the result of or in connection with a dissolution, merger or disposition of a Subsidiary not prohibited by Section 8.4 or Section 8.5, the guaranty given by any Guarantor hereunder (including any Person after the Closing Date in accordance with Section 7.11) or any provision thereof shall cease to be in full force and effect, or any Guarantor (including any Person after the Closing Date in accordance with Section 7.11) hereunder or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor's obligations under such guaranty, or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any guaranty; or

                  (f) Bankruptcy, etc. Any Bankruptcy Event shall occur with respect to any Consolidated Party; or

                  (g)      Defaults under Other Agreements.

                           (i) Any Consolidated Party shall default in the performance or observance (beyond the applicable grace period with respect thereto, if any) of any material obligation or condition of any contract or lease material to the Consolidated Parties taken as a whole if such default could reasonably be expected to have a Material Adverse Effect; or

                           (ii) With respect to any Indebtedness (other than Indebtedness outstanding under this Credit Agreement) in excess of $5,000,000 in the aggregate for the Consolidated Parties taken as a whole, (A) either (1) a default in any payment shall occur and continue (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness, or (2) a default in the observance or performance relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or exist, the effect of which default or other event or condition is to cause, or permit, the holder or holders of such Indebtedness (or trustee or agent on behalf of such holders) to cause (determined without regard to whether any notice or lapse of time is required), any such Indebtedness to become due prior to its stated maturity; or (B) any such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; or

                  (h) Judgments. One or more judgments or decrees shall be entered against one or more of the Consolidated Parties involving a liability of $5,000,000 or more in the aggregate (to the extent not paid or fully covered by insurance provided by a carrier who has acknowledged coverage and has the ability to perform) and any such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days from the entry thereof; or

                  (i) ERISA. Any of the following events or conditions, if such event or condition could involve possible taxes, penalties, and other liabilities in an aggregate amount in excess of $5,000,000: (i) any "accumulated funding deficiency," as such term is defined in
         Section 302 of ERISA and Section 412 of the Code, whether or not waived, shall exist with respect to any Plan, or any lien shall arise on the assets of any Consolidated Party or any ERISA Affiliate in favor of the PBGC or a Plan; (ii) an ERISA Event shall occur with respect to a Single Employer Plan, which is, in the reasonable opinion of the Administrative Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (iii) an ERISA Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan, which is, in the reasonable opinion of the Administrative Agent, likely to result in (A) the termination of such Plan for purposes of Title IV of ERISA, or (B) any Consolidated Party or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency (within the meaning of Section 4245 of ERISA) of such Plan; or (iv) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur which may subject any Consolidated Party or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or
         Section 4975 of the Code, or under any agreement or other instrument pursuant to which any Consolidated Party or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability;

                  (j) Senior Subordinated Debt Documentation. (i) There shall occur and be continuing any "Event of Default" (or any comparable term) under, and as defined in the documents evidencing or governing any Subordinated Debt, (ii) any of the Obligations for any reason shall cease to be "Designated Senior Debt" (or any comparable term) under, and as defined in the documents evidencing or governing any Subordinated Indebtedness, (iii) any Indebtedness other than the Obligations shall constitute "Designated Senior Debt" (or any comparable term) under, and as defined in, the Senior Subordinated Note Indenture or any other documents evidencing or governing any Subordinated Indebtedness or (iv) the subordination provisions of the documents evidencing or governing any Subordinated Indebtedness shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness; or

                  (k)      Ownership. There shall occur a Change of Control.

         9.2      ACCELERATION; REMEDIES.

         Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may or, upon the request and direction of the Required Lenders, shall, by written notice to the Credit Parties take any of the following actions:

                  (a) Termination of Commitments. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

                  (b) Acceleration. Declare the unpaid Credit Party Obligations (excluding any Credit Party Obligations relating to a Hedging Agreement) to be due, whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties.

                  (c) Cash Collateral. Direct the Borrower to pay (and the Borrower hereby promises to pay, upon receipt of such notice) to the Administrative Agent additional cash, to be held by the Administrative Agent, for the benefit of the Lenders, in a cash collateral account as additional security for the LOC Obligations in respect of subsequent drawings under all then outstanding Letters of Credit in an amount equal to the maximum aggregate amount which may be drawn under all Letters of Credits then outstanding.

                  (d) Enforcement of Rights. Enforce any and all rights and interests created and existing under the Credit Documents including, without limitation, all rights and remedies existing under the Collateral Documents, all rights and remedies against a Guarantor and all rights of set-off.

         Notwithstanding the foregoing, if an Event of Default specified in
Section 9.1(f) shall occur with respect to the Borrower, then, without the giving of any notice or other action by the Administrative Agent or the Lenders,
(i) the Commitments automatically shall terminate, (ii) all of the outstanding Credit Party Obligations (excluding any Credit Party Obligations relating to a Hedging Agreement) automatically shall immediately become due and payable, and
(iii) the Borrower automatically shall be obligated (and hereby promises) to pay to the Administrative Agent additional cash, to be held by the Administrative Agent, for the benefit of the Lenders, in a cash collateral account as additional security for the LOC Obligations in respect of subsequent drawings under all then outstanding Letters of Credit in an amount equal to the maximum aggregate amount which may be drawn under all Letters of Credits then outstanding.

                                   SECTION 10

                                AGENCY PROVISIONS

         10.1     APPOINTMENT AND AUTHORIZATION OF ADMINISTRATIVE AGENT.

                  (a) Each Lender hereby irrevocably (subject to Section 10.9) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Credit Agreement and each other Credit Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Credit Agreement or any other Credit Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Credit Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any other Credit Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term "Administrative Agent" herein and in the other Credit Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

                  (b) The Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time (and except for so long) as the Administrative Agent may agree at the request of the Required Lenders to act for the Issuing Lender with respect thereto; provided, however, that the Issuing Lender shall have all of the benefits and immunities
         (i) provided to the Administrative Agent in this Section 10 with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term "Administrative Agent" as used in this Section 10 included the Issuing Lender with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Issuing Lender.

         10.2     DELEGATION OF DUTIES.

         The Administrative Agent may execute any of its duties under this Credit Agreement or any other Credit Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

         10.3     LIABILITY OF ADMINISTRATIVE AGENT.

         No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Credit Agreement or any other Credit Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Credit Party or any officer thereof, contained herein or in any other Credit Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Credit Agreement or any other Credit Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Credit

Agreement or any other Credit Document, or for any failure of any Credit Party or any other party to any Credit Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Credit Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof.

         10.4     RELIANCE BY ADMINISTRATIVE AGENT.

                  (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Credit Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement or any other Credit Document in accordance with a request or consent of the Required Lenders or all the Lenders, if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and participants. Where this Credit Agreement expressly permits or prohibits an action unless the Required Lenders otherwise determine, the Administrative Agent shall, and in all other instances, the Administrative Agent may, but shall not be required to, initiate any solicitation for the consent or a vote of the Lenders. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

                  (b) For purposes of determining compliance with the conditions specified in Section 5.1, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

         10.5     NOTICE OF DEFAULT.

         The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the

Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Credit Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the Required Lenders in accordance with Section 9.2; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

         10.6     CREDIT DECISION; DISCLOSURE OF INFORMATION BY ADMINISTRATIVE
                  AGENT.

         Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Credit Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties and their respective Subsidiaries, and all applicable Requirements of Law relating to the transactions contemplated hereby, and made its own decision to enter into this Credit Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement and the other Credit Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Credit Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

         10.7     INDEMNIFICATION OF ADMINISTRATIVE AGENT.

         Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Credit Party and without limiting the obligation of any Credit Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all claims, damages, losses, liabilities, costs, and expenses (including, without limitation, reasonable attorneys' fees) that may be incurred by or asserted or awarded against any Agent-Related

Person, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation, or proceeding or preparation of defense in connection therewith) the Credit Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans, except to the extent such claim, damage, loss, liability, cost, or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person's gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders, or of all Lenders if unanimous direction is required hereunder, shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including reasonable attorneys fees and the allocated costs of internal counsel) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Credit Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of the Commitments, the payment of all Credit Party Obligations hereunder and the resignation or replacement of the Administrative Agent.

         10.8     ADMINISTRATIVE AGENT IN ITS INDIVIDUAL CAPACITY.

         Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Credit Parties and their respective Affiliates as though Bank of America were not the Administrative Agent or the Issuing Lender hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Credit Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Credit Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Credit Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or the Issuing Lender, and the terms "Lender" and "Lenders" include Bank of America in its individual capacity.

         10.9     SUCCESSOR ADMINISTRATIVE AGENT.

         The Administrative Agent may resign as Administrative Agent upon 30 days' notice to the Lenders; provided that any such resignation by Bank of America shall also constitute its resignation as Issuing Lender and Swing Line Lender. If the Administrative Agent resigns under this Credit Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders which successor administrative agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent, Issuing Lender and Swing Line Lender, and the terms "Administrative Agent", "Issuing Lender" and "Swing Line Lender" shall mean such successor administrative agent, issuing lender and swing line lender and the retiring Administrative Agent's appointment, powers and duties as Administrative Agent shall be terminated and the retiring Issuing Lender's and Swing Line Lender's rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring Issuing Lender or Swing Line Lender, or any other Lender, other than the obligation of the successor Issuing Lender to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or to make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Section 10 and Sections 11.4 and
11.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Credit Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

         10.10    ADMINISTRATIVE AGENT MAY FILE PROOFS OF CLAIM.

                                    IN CASE OF THE PENDENCY OF ANY RECEIVERSHIP,
                                    INSOLVENCY, LIQUIDATION, BANKRUPTCY,
                                    REORGANIZATION, ARRANGEMENT, ADJUSTMENT,
                                    COMPOSITION OR OTHER JUDICIAL PROCEEDING
                                    RELATIVE TO ANY CREDIT PARTY, THE
                                    ADMINISTRATIVE AGENT (IF THE PRINCIPAL OF
                                    ANY LOAN OR LOC OBLIGATION SHALL THEN BE DUE
                                    AND PAYABLE AS HEREIN EXPRESSED OR BY
                                    DECLARATION OR OTHERWISE BUT IRRESPECTIVE OF
                                    WHETHER THE ADMINISTRATIVE AGENT SHALL HAVE
                                    MADE ANY DEMAND ON THE BORROWER) SHALL BE
                                    ENTITLED AND EMPOWERED, BY INTERVENTION IN
                                    SUCH PROCEEDING OR OTHERWISE:

                  (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LOC Obligations and all other Credit Party Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative

         Agent (including any claim for amounts due the Lenders and the Administrative Agent under Sections 3.5 and 11.5) allowed in such judicial proceeding; and

                  (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for amounts due the Administrative Agent under Sections 3.5 and 11.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Credit Party Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

         10.11    COLLATERAL AND GUARANTY MATTERS.

         The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

                  (a) to release any Lien on any property granted to or held by the Administrative Agent under any Credit Document (i) upon termination of the Commitments and payment in full of all Credit Party Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Credit Document, or (iii) subject to
         Section 11.6, if approved, authorized or ratified in writing by the Required Lenders;

                  (b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Credit Document to the holder of any Lien on such property that is permitted by Section 8.2(g); and

                  (c) to release any Guarantor from its obligations hereunder if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent's authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations hereunder pursuant to this Section 10.11.

         10.12    OTHER AGENTS; LEAD MANAGERS.

         None of the Lenders identified on the facing page or signature pages of this Credit Agreement as a "Co-Syndication Agent", "Sole Lead Arranger and Sole Book Manager" or "Documentation Agent" shall have any right, power, obligation, liability, responsibility or duty under this Credit Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Credit Agreement or in taking or not taking action hereunder.

                                   SECTION 11

                                  MISCELLANEOUS

         11.1     NOTICES AND OTHER COMMUNICATIONS; FACSIMILE COPIES.

         (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission or attachment to an electronic mail). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

                  (i) if to the Borrower, the Administrative Agent, the Issuing Lender or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.1 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

                  (ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (which information shall be obtained by the Borrower from the Administrative Agent in the case of any such notice to be delivered by the Borrower) or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent, the Issuing Lender and the Swing Line Lender.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and
(ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered;

provided, however, that notices and other communications to the Administrative Agent, the Issuing Lender and the Swing Line Lender pursuant to Section 2 shall not be effective until actually received by such Person. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

         (b) Effectiveness of Facsimile Documents and Signatures. Credit Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually-signed originals and shall be binding on all Consolidated Parties, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

         (c) Limited Use of Electronic Mail. Electronic mail and Internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in Section 7.1, and to distribute Credit Documents for execution by the parties thereto, and may not be used for any other purpose.

         11.2     RIGHT OF SET-OFF; ADJUSTMENTS.

         Upon the occurrence and during the continuance of any Event of Default, each Lender (and each of its Affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender (or any of its Affiliates) to or for the credit or the account of any Credit Party against any and all of the obligations of such Person now or hereafter existing under this Credit Agreement, under the Notes, under any other Credit Document or otherwise, irrespective of whether such Lender shall have made any demand hereunder or thereunder and although such obligations may be unmatured. Each Lender agrees promptly to notify any affected Credit Party after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 11.2 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender may have.

         11.3     SUCCESSORS AND ASSIGNS.

                  (a) The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Credit Parties may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions or paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph
         (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any Credit Party or by any Lender without such consent shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Indemnified Parties) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

                  (b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), its Participation Interests) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or principal outstanding balance of the New Term Loan of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent, shall not be less than $2,000,000 in the case of any assignment of a Revolving Commitment, or $1,000,000, in the case of any assignment of a New Term Loan, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Credit Agreement with respect to the Loans or the Commitments assigned, except that this clause (ii) shall not (x) apply to rights in respect of outstanding Swing Line Loans or (y) prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches on a non-pro rata basis; (iii) any assignment of a Revolving Commitment must be approved by the Administrative Agent, the Issuing Lender and the Swing Line Lender unless the Person that is the proposed assignee is itself a Lender with a Revolving Commitment (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500 (except in connection with assignments to Affiliates), and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c), from and after the effective date specified in each Assignment and Assumption Agreement, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender's rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.11, 3.12 and 11.5). Upon request, the Borrower (at its expense) shall execute and deliver new or replacement Notes to the assigning Lender and the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

                  (c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at is address referred to in Section 11.1 a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Credit Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Credit Parties and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

                  (d) Any Lender may, without the consent of, or notice to, the Credit Parties or the Administrative Agent, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and/or obligations under this Credit Agreement (including all or a portion of its Commitments and/or the Loans (including such Lender's Participation Interests) owing to it); provided that (i) such Lender's obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Credit Parties, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Credit Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would (i) postpone any date upon which any payment of money is scheduled to be paid to such Participant, (ii) reduce the principal, interest, fees or other amounts payable to such Participant, (iii) except as the result of or in connection with a dissolution, merger or disposition of a Consolidated Party not prohibited by Section 8.4 or 8.5, release all or substantially all of the Guarantors from their obligations under the Credit Documents or (iv) except as the result of or in connection with an Asset Disposition not prohibited by Section 8.5, release all or substantially all of the Collateral. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.6, 3.9, 3.11 and 3.12 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.2 as though it were a Lender, provided such Participant agrees to be subject to Section 3.14 as though it were a Lender.

                  (e) A Participant shall not be entitled to receive any greater payment under Section 3.6, 3.7 or 3.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that is not a United States person under
         Section 7701(a)(30) of the Code shall not be entitled to the benefits of Section 3.11 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.11(d) as though it were a Lender.

                  (f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

                  (g) If the consent of the Borrower to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment threshold specified in clause (i) of the proviso to the first sentence of Section 11.3(b)), the Borrower shall be deemed to have given its consent five Business Days after the date notice thereof has been delivered by the assigning Lender (through the Administrative Agent) and actually received by the Borrower and its counsel pursuant to Section 11.1, unless such consent is expressly refused by the Borrower prior to such fifth Business Day.

                  (h) Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon five Business Days' notice to the Borrower, terminate its Swing Line Commitment and (ii) upon 30 days' notice to the Borrower and the Lenders, resign as Issuing Lender. In the event of any such termination of its Swing Line Commitment or resignation as Issuing Lender, the Borrower shall be entitled to appoint from among the Lenders a successor Swing Line Lender or Issuing Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the termination of Bank of America's Swing Line Commitment or the resignation of Bank of America as Issuing Lender, as the case may be. If Bank of America terminates its Swing Line Commitment, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such termination, including the right to require the Lenders to make Revolving Loans or fund their Participation Interests in outstanding Swing Line Loans pursuant to Section 2.2(d). Bank of America shall retain all the rights and obligations of the Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Lender and all LOC Obligations with respect thereto (including the right to require the Lenders to make Revolving Loans or fund their Participation Interests pursuant to Section 2.4).

         11.4     NO WAIVER; REMEDIES CUMULATIVE.

         No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Administrative Agent or any Lender and any of the Credit Parties shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Administrative Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle the Credit Parties to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand.

         11.5     EXPENSES; INDEMNIFICATION.

                  (a) The Credit Parties jointly and severally agree to pay on demand reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the syndication, preparation, negotiation, execution, delivery, administration, modification, and amendment of this Credit Agreement, the other Credit Documents, and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under the Credit Documents. The Credit Parties further jointly and severally agree to pay on demand reasonable out-of-pocket costs and expenses of the Administrative Agent and the Lenders, if any (including, without limitation, reasonable attorneys' fees and expenses), in connection with any work-out or restructuring relating to the Credit Facilities or any enforcement (whether through negotiations, legal proceedings, or otherwise) of any of the Credit Documents. The foregoing costs and expenses shall include all reasonable, out-of-pocket search, filing, recording, title insurance and appraisal charges to the extent permitted by this Credit Agreement (including Section 7.9 and Section
         7.12 hereof) and fees and taxes related thereto, and other reasonable, out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts reasonably retained by the Administrative Agent to the extent permitted by this Credit Agreement (including Section 7.9 and Section 7.12 hereof). All amounts due under this Section 11.5 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the Commitments and repayment of all other Credit Party Obligations.

                  (b) Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to indemnify, save and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the "Indemnitees") from and against: (i) any and all obligations, damages, penalties, claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person (other than the Administrative Agent or any Lender) relating directly or indirectly to an obligation, damage, penalty, claim, demand, action or cause of action that such Person asserts or may assert against any Credit Party, any Affiliate of any Credit Party or any of their respective officers or directors; (ii) any and all obligations, damages, penalties, claims, demands, actions or causes of action that may at any time (including at any time following repayment of the Credit Party Obligations and the resignation or removal of the Administrative Agent or the replacement of any Lender) be asserted or imposed against any Indemnitee, arising out of or relating to, the Credit Documents, any predecessor Credit Documents, the Commitments, the use or contemplated use of the proceeds of any Extension of Credit, or the relationship of any Credit Party, the Administrative Agent and the Lenders under this Credit Agreement or any other Credit Document; (iii) any administrative or investigative proceeding by any Governmental Authority arising out of or related to an obligation, damage, penalty, claim, demand, action or cause of action described in subsection (i) or (ii) above; and (iv) any and all liabilities (including liabilities under indemnities), losses, reasonable out-of-pocket costs or expenses (including reasonable fees and costs of counsel) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing obligation, damage, penalty, claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, whether or not arising out of the negligence of an Indemnitee, and whether or not an Indemnitee is a party to such claim, demand, action, cause of action or proceeding (all the foregoing, collectively, the "Indemnified Liabilities"); provided that no Indemnitee shall be entitled to indemnification for (A) any claim caused by its own gross negligence or willful misconduct or (B) for any loss asserted against it by another Indemnitee. The agreements in this Section shall survive the termination of the Commitments and repayment of all the other Credit Party Obligations.

                  (c) Without prejudice to the survival of any other agreement of the Credit Parties hereunder, the agreements and obligations of the Credit Parties contained in this Section 11.5 shall survive the repayment of the Credit Party Obligations and the termination of the Commitments hereunder.

         11.6     AMENDMENTS, WAIVERS AND CONSENTS.

         Neither this Credit Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing entered into by, or approved in writing by, each of the Credit Parties party thereto and the Required Lenders, provided, however, that:

                  (a) without the consent of each Lender affected thereby, neither this Credit Agreement nor any other Credit Document may be amended, changed, waived, discharged or terminated so as to

                           (i) extend any Commitment or the final maturity of any Loan or of any reimbursement obligation, or any portion thereof, arising from drawings under Letters of Credit, or extend or waive any Principal Amortization Payment of any Loan, or any portion thereof (it being understood and agreed that a waiver of any condition precedent set forth in Section
                  5.2 or of any Default or Event of Default or mandatory reduction in the Commitments shall not constitute a change in the terms of any Commitment of any Lender),

                           (ii) reduce the rate or extend the time of payment of interest on any Loan or of any reimbursement obligation, or any portion thereof, arising from drawings under Letters of Credit (other than as a result of waiving the applicability of any post-default increase in interest rates) or of any Fees,

                           (iii) reduce or waive the principal amount of any Loan or of any reimbursement obligation, or any portion thereof, arising from drawings under Letters of Credit,

                           (iv) increase the Commitment of a Lender over the amount thereof in effect (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.2 or of any Default or Event of Default or mandatory reduction in the Commitments shall not constitute a change in the terms of any Commitment of any Lender),

                           (v) except as the result of or in connection with an Asset Disposition not prohibited by Section 8.5, release all or substantially all of the Collateral,

                           (vi) except as the result of or in connection with a dissolution, merger or disposition of a Consolidated Party not prohibited by Section 8.4 or Section 8.5, release the Borrower or substantially all of the other Credit Parties from its or their obligations under the Credit Documents,

                           (vii)    amend, modify or waive any provision of
                  Section 3.13,

                           (viii)   amend, modify or waive any provision of this
                  Section 11.6,

                           (ix) reduce any percentage specified in, or otherwise modify, the definition of Required Lenders, or

                           (x) consent to the assignment or transfer by the Borrower or all or substantially all of the other Credit Parties of any of its or their rights and obligations under (or in respect of) the Credit Documents except as permitted thereby;

                  (b) without the consent of Lenders (other than Defaulting Lenders) holding in the aggregate at least a majority of the outstanding New Term Loan (and Participation

         Interests therein), (i) Section 3.15 may not be amended, changed, waived, discharged or terminated so as to alter the manner of application of any payment in respect of the Credit Party Obligations or proceeds of Collateral and (ii) Section 3.3(b)(vii) may not be amended, changed, waived, discharged or terminated so as to alter the manner of application of proceeds of any mandatory prepayment required by Section 3.3(b)(ii), (iii), (iv), (v) or (vi) hereof;

                  (c) without the consent of the Administrative Agent, no provision of Section 10 may be amended, changed, waived, discharged or terminated; and

                  (d) without the consent of the Swing Line Lender, no provision of Section 2.2 may be amended, changed, waived, discharged or terminated; and

                  (e) without the consent of the Issuing Lender, no provision of Section 2.4 may be amended, changed, marked, discharged or terminated; and

                  (f) without the consent of Lenders (other than Defaulting Lenders) holding in the aggregate at least a majority of the Revolving Commitments, the Credit Agreement may not be amended or modified so as to waive any Default or Event of Default for purposes of Section 5.2(c).

         For the avoidance of doubt and notwithstanding any provision to the contrary contained in this Section 11.6, this Credit Agreement may be amended (or amended and restated) with the written consent of the Credit Parties and the Required Lenders (x) to increase the aggregate Commitments of the Lenders, (y) to add one or more additional tranches of Loans to the Credit Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the "Additional Extensions of Credit") to share ratably in the benefits of this Agreement and other Credit Documents with the other then outstanding Credit Party Obligations and (z) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders; provided, however, that no such amendment shall permit the Additional Extensions of Credit to share ratably with or with preference to the New Term Loan in the application of mandatory prepayments without the consent of Lenders (other than Defaulting Lenders) holding in the aggregate at least a majority of the outstanding New Term Loan (and participations therein), or otherwise to share ratably with or with preference to the Revolving Loans (and participations in any Swing Line Loans and any LOC Obligations) without the consent of the Lenders holding a majority of the outstanding Revolving Loans (and participations in any Swing Line Loans and any LOC Obligations).

         Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender; provided that such Defaulting Lender shall be treated ratably with the other Lenders under the terms of such amendment, waiver or consent.

         Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Required Lenders shall determine whether or not to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

         11.7     COUNTERPARTS.

         This Credit Agreement may be executed in any number of counterparts, each of which when so executed shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Credit Agreement to produce or account for more than one such counterpart for each of the parties hereto. Delivery by facsimile by any of the parties hereto of an executed counterpart of this Credit Agreement shall be as effective as an original executed counterpart hereof and shall be deemed a representation that an original executed counterpart hereof will be delivered.

         11.8     HEADINGS.

         The headings of the sections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

         11.9     SURVIVAL.

         All indemnities set forth herein, including, without limitation, in
Section 2.2(i), 3.11, 3.12, 10.5 or 11.5 shall survive the execution and delivery of this Credit Agreement, the making of the Loans the issuance of the Letters of Credit, the repayment of the Loans, LOC Obligations and other obligations under the Credit Documents and the termination of the Commitments hereunder, and all representations and warranties made by the Credit Parties herein shall survive until this Credit Agreement shall be terminated in accordance with the terms of Section 11.13(b). Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Extension of Credit, and shall continue in full force and effect as long as any Loan or any other Credit Party Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

         11.10 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.

                  (a) THIS CREDIT AGREEMENT AND, UNLESS OTHERWISE EXPRESSLY PROVIDED THEREIN, THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Credit Agreement or any other Credit Document may be brought in the courts of the State of New York in New York County, or of the United States for the Southern District of New York, and, by execution and delivery of this Credit Agreement, each of the Credit Parties hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the nonexclusive jurisdiction of such courts. Each of the Credit Parties further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address set out for notices pursuant to Section 11.1, such service to become effective three (3) days after such mailing. Nothing herein shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against any Credit Party in any other jurisdiction.

                  (b) Each of the Credit Parties hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Credit Agreement or any other Credit Document brought in the courts referred to in subsection (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

                  (c) EACH PARTY TO THIS CREDIT AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY CREDIT DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY CREDIT DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS CREDIT AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

         11.11    SEVERABILITY.

         If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

         11.12    ENTIRETY.

         This Credit Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

         11.13    BINDING EFFECT; TERMINATION.

                  (a) This Credit Agreement shall become effective at such time on or after the Closing Date when it shall have been executed by each Credit Party and the Administrative Agent, and the Administrative Agent shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of each Credit Party, the Administrative Agent and each Lender and their respective successors and assigns.

                  (b) The term of this Credit Agreement shall be until the Credit Party Obligations are Fully Satisfied.

                  (c) Each of the Credit Parties hereby acknowledges and agrees that it has no claims, counterclaims, offsets, or defenses to the Credit Documents and the performance of its obligations thereunder, or if such Credit Party has any such claims, counterclaims, offsets, or defenses to the Credit Documents or any transaction related to the Credit Documents, the same are hereby waived, relinquished and released in consideration of the Lenders' execution and delivery of this Credit Agreement.

         11.14    CONFIDENTIALITY.

         Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Credit Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Credit Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 11.14, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Credit Agreement or
(ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty's or prospective counterparty's professional advisor) to any credit derivative transaction relating to Credit Party Obligations; (g) with the consent of the Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 11.14 or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Consolidated Parties; or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender's or its Affiliates' investment portfolio in connection with ratings issued with respect to such Lender or its

Affiliates. For the purposes of this Section, "Information" means all information received from the Credit Parties relating to the Consolidated Parties or their business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Consolidated Parties; provided that, in the case of information received from the Consolidated Parties after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.14 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything herein to the contrary, "Information" shall not include, and the Borrower, the other Consolidated Parties, the Administrative Agent, each Lender and the respective Affiliates of each of the foregoing (and the respective partners, directors, officers, employees, agents, advisors and other representatives of each of the foregoing and their Affiliates) may disclose to any and all Persons, without limitation of any kind (a) any information with respect to the U.S. federal and state income tax treatment of the transactions contemplated hereby and any facts that may be relevant to understanding such tax treatment, which facts shall not include for this purpose the names of the parties or any other Person named herein, or information that would permit identification of the parties or such other Persons, or any pricing terms or other nonpublic business or financial information that is unrelated to such tax treatment or facts, and (b) all materials of any kind (including opinions or other tax analyses) relating to such tax treatment or facts that are provided to any of the Persons referred to above.

         The Borrower will not, and will not permit any of its Subsidiaries to, issue any press release or other public disclosure using the name General Electric Capital Corporation ("GE") or any of its affiliates without at least two (2) Business Days' prior written notice to, and the prior written consent of GE, except (i) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which event Borrower will still use commercially reasonable efforts to consult with GE prior to such disclosure) and
(ii) in connection with the Borrower's required filings with the Securities and Exchange Commission.

         The Borrower consents to the publication by any agent of a tombstone or other advertising material relating to the financing transactions contemplated by this Credit Agreement, and agrees that any agent may provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

         11.15    SOURCE OF FUNDS.

         Each of the Lenders hereby represents and warrants to the Borrower that at least one of the following statements is an accurate representation as to the source of funds to be used by such Lender in connection with the financing hereunder:

                  (a) no part of such funds constitutes assets allocated to any separate account maintained by such Lender in which any employee benefit plan (or its related trust) has any interest;

                  (b) to the extent that any part of such funds constitutes assets allocated to any separate account maintained by such Lender, such Lender has disclosed to the Borrower the name of each employee benefit plan whose assets in such account exceed 10% of the total assets of such account as of the date of such purchase (and, for purposes of this clause (b), all employee benefit plans maintained by the same employer or employee organization are deemed to be a single plan);

                  (c) to the extent that any part of such funds constitutes assets of an insurance company's general account, such insurance company has complied with all of the requirements of the regulations issued under Section 401(c)(1)(A) of ERISA; or

                  (d) such funds constitute assets of one or more specific benefit plans which such Lender has identified in writing to the Borrower.

As used in this Section 11.15, the terms "employee benefit plan" and "separate account" shall have the respective meanings assigned to such terms in Section 3 of ERISA.

         11.16    REGULATION D.

         Each of the Lenders hereby represents and warrants to the Borrower that it is a commercial lender, other financial institution or other "accredited" investor (as defined in SEC Regulation D) which makes or acquires or loans on the ordinary course of business and that it will make or acquire Loans for its own account in the ordinary course of business.

         11.17    CONFLICT.

         To the extent that there is a conflict or inconsistency between any provision hereof, on the one hand, and any provision of any Credit Document, on the other hand, this Credit Agreement shall control.

         11.18    USA PATRIOT ACT NOTICE.

         Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26,
2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

                     [SIGNATURE PAGES INTENTIONALLY OMITTED]